UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Acuity Brands, Inc.

(Name of Registrant as Specified In Its Charter)

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ACUITY BRANDS, INC.

1170 Peachtree Street, NE

Suite 2400

Atlanta, Georgia 30309

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held January 4, 2013

Time:	11:00 a.m. Eastern Time

Date:	January 4, 2013

Place:	Four Seasons Hotel - Ballroom, 75 Fourteenth Street, NE Atlanta, Georgia

Record Date:	Stockholders of record at the close of business on November 7, 2012 are entitled to notice of and to vote at the annual meeting or any adjournments or postponements thereof.

Purpose:

(1)     Elect one director nominated by the Board of Directors for a term that expires at the annual meeting for the 2013 fiscal year and three directors nominated by the Board of Directors for terms that expire at the annual meeting for the 2015 fiscal year;

(2)     Ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2013;

(3)     Hold an advisory vote to approve named executive officer compensation;

(4)     Approve the Acuity Brands, Inc. 2012 Omnibus Stock Incentive Compensation Plan;

(5)     Approve the Acuity Brands, Inc. 2012 Management Cash Incentive Plan; and

(6)     Consider and act upon such other business as may properly come before the annual meeting or any adjournments or postponements thereof.

Stockholders Register:

A list of the stockholders entitled to vote at the annual meeting may be examined during regular business hours at our executive offices, 1170 Peachtree Street, NE, Suite 2400, Atlanta, Georgia, during the ten-day period preceding the meeting.

By order of the Board of Directors,

C. DAN SMITH

Senior Vice President, Treasurer and Secretary

November 19, 2012

YOUR VOTE IS IMPORTANT

IF YOU ARE A STOCKHOLDER OF RECORD, YOU CAN VOTE YOUR SHARES BY THE INTERNET, BY TELEPHONE OR BY MAIL (IF YOU REQUESTED AND RECEIVED A PAPER COPY OF THE PROXY CARD). IF YOU WISH TO VOTE BY THE INTERNET OR BY TELEPHONE, PLEASE FOLLOW THE INSTRUCTIONS PROVIDED ON THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS OR PROXY CARD. IF YOU WISH TO VOTE BY MAIL, PLEASE FOLLOW THE INSTRUCTIONS PROVIDED ON THE NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS REGARDING HOW TO REQUEST A PROXY CARD.

WE ENCOURAGE YOU TO VOTE BY ONE OF THESE METHODS, EVEN IF YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting

to be Held on January 4, 2013

The proxy statement and annual report are available at

http://shareowner.mobular.net/shareowner/AYI

ACUITY BRANDS, INC.

1170 Peachtree Street, NE

Suite 2400

Atlanta, Georgia 30309

PROXY STATEMENT SUMMARY

This summary highlights information contained elsewhere in this proxy statement. This summary does not contain all of the information that you should consider, and you should read the entire proxy statement carefully before voting.

Annual Meeting Information

•	January 4, 2013, at 11:00 a.m. Eastern Time
•	Four Seasons Hotel—Ballroom, 75 Fourteenth Street, NE, Atlanta, Georgia
•	The record date is November 7, 2012

Items of Business

Proposal	Board Vote Recommendation	Page Reference (for more information)
1. Elect one director named in this proxy statement for a term that expires at the 2013 annual meeting and three directors named in this proxy statement for terms that expire at the 2015 annual meeting	FOR ALL	21
2. Ratify the appointment of our independent registered public accounting firm for fiscal year 2013	FOR	26
3. Hold an advisory vote to approve named executive officer compensation	FOR	59
4. Approve the Acuity Brands, Inc. 2012 Omnibus Stock Incentive Compensation Plan	FOR	60
5. Approve the Acuity Brands, Inc. 2012 Management Cash Incentive Plan	FOR	69

Director Nominees

The Board of Directors (the “Board”) of Acuity Brands, Inc. (“we,” “our,” “us,” the “Company,” or “Acuity Brands”) is asking you to elect the four nominees for director named below. One of the nominees is for a term that expires at the annual meeting for the 2013 fiscal year, and three of the nominees are for terms that expire at the annual meeting for the 2015 fiscal year. The following table provides summary information about the four director nominees. The directors will be elected by a plurality vote. For more information about the director nominees, see page 22.

Name	Age	Occupation	Experience/ Qualifications	Status as Independent	Board Committees	End of Term
Dominic J. Pileggi	61	Chairman and Former Chief Executive Officer, Thomas & Betts Corporation	Leadership, Industry, Operational, International	Independent	Audit, Governance	FY 2013

Name	Age	Occupation	Experience/ Qualifications	Status as Independent	Board Committees	End of Term
George C. Guynn	69	Retired President and Chief Executive Officer, Federal Reserve Bank of Atlanta	Leadership, Financial, Accounting	Independent	Audit, Governance	FY 2015

Vernon J. Nagel	55	Chairman, President and Chief Executive Officer, Acuity Brands, Inc.	Leadership, Operational, Strategic, Financial	—	Executive (Chair)	FY 2015

Julia B. North	65	Former President and Chief Executive Officer, VSI Enterprises, Inc.; Former President of Consumer Services, BellSouth Corporation	Leadership, Operational, Labor	Independent	Compensation, Governance	FY 2015

Continuing Directors

The following table provides summary information about the five continuing directors whose terms expire at the 2013 and 2014 annual meetings. For more information about the continuing directors, see page 23.

Name	Age	Occupation	Experience/ Qualifications	Status as Independent	Board Committees	End of Term
Peter C. Browning	71	Managing Director, Peter Browning Partners Board Advisory Services; Lead Director, Nucor Corporation; Former Dean, McColl Graduate School of Business at Queens University of Charlotte	Leadership, Operational, Industry	Independent	Compensation, Governance (Chair), Executive	FY 2014

Gordon D. Harnett	69	Former Chairman, President and Chief Executive Officer, Brush Engineered Materials, Inc. (now known as Materion Corporation)	Leadership, Operational, International	Independent	Compensation, Governance	FY 2013

Name	Age	Occupation	Experience/ Qualifications	Status as Independent	Board Committees	End of Term
Robert F. McCullough	70	Former Chief Financial Officer, AMVESCAP PLC (now known as Invesco Ltd.)	Leadership, Financial, Accounting	Independent	Audit (Chair), Governance, Executive	FY 2013

Ray M. Robinson	64	Non-Executive Chairman, Citizens Trust Bank, President Emeritus, East Lake Golf Club	Leadership, Operational	Independent	Compensation (Chair), Governance, Executive	FY 2014

Norman H. Wesley	62	Former Chairman and Chief Executive Officer, Fortune Brands, Inc.	Leadership, Operational, International	Independent	Audit, Governance	FY 2014

Ratification of the Appointment of the Independent Registered Public Accounting Firm

The Board is asking you to ratify the selection of Ernst & Young LLP (“E&Y) as our independent registered public accounting firm for the fiscal year ending August 31, 2013. Set forth below is summary information with respect to the fees for services provided to us during the fiscal years ended August 31, 2012 and August 31, 2011. For more information see page 26.

	2012	2011
Fees Billed:
Audit Fees	$2,033,000	$1,930,000
Audit-Related Fees	104,000	103,900
Tax Fees	177,000	81,400

Total	$2,314,000	$2,115,300

Advisory Vote to Approve Named Executive Officer Compensation

The Board is asking you to approve, on an advisory basis, the compensation of our named executive officers. The Board believes that our compensation policies and practices are effective in achieving our goals of paying for financial and operating performance and aligning the interests of our named executive officers with the interests of our stockholders. For more information see page 59.

Approval of the Acuity Brands, Inc. 2012 Omnibus Stock Incentive Compensation Plan

The Board is asking you to approve the Acuity Brands, Inc. 2012 Omnibus Stock Incentive Compensation Plan (“2012 Equity Incentive Plan”) which will replace the Acuity Brands, Inc. Long-Term Incentive Plan (the “EIP”) that was approved by stockholders in January 2008. 2,287,692 shares of common stock have been reserved for issuance under the 2012 Equity Incentive Plan, which incorporates 1,887,692 shares previously available for grant under the EIP. For more information see page 60.

Approval of the Acuity Brands, Inc. 2012 Management Cash Incentive Plan

The Board is asking you to approve the Acuity Brands, Inc. 2012 Management Cash Incentive Plan (“2012 Cash Incentive Plan”). While the 2012 Cash Incentive Plan itself does not require approval by stockholders, the approval is sought in order to qualify for a U.S. income tax deduction under Section 162(m) of the Internal Revenue Code for payments under the plan to certain covered employees. For more information see page 69.

Executive Compensation Elements

Our named executive officers are compensated in a manner consistent with our strategy, competitive practice, sound compensation governance principles and stockholder interests and concerns. The core of our executive compensation philosophy continues to be to “pay for performance” for upper-quartile performance.

Our compensation philosophy is consistent with and supportive of our long-term goals. We aspire to be a premier industrial company capable of consistently delivering long-term upper-quartile financial performance. We define upper-quartile performance using specific metrics, including:

•	Annual growth in earnings per share of 15% or greater;
•	Operating profit margin in the mid-teens or higher;
•	Return on stockholders’ equity of 20% or better; and
•	Generation of cash flow from operations less capital expenditures in excess of net income.

Element of Compensation	Objective
Base Salary	• Provide a competitive level of secure cash compensation; and
• Reward individual performance, level of experience and responsibility.
Performance-Based Annual Cash Incentive Award	• Provide variable cash compensation opportunity based on achievement of annual performance goals; and

• Reward individual performance and Company or business unit performance.
Performance-Based Equity Incentive Award	• Provide variable equity compensation opportunity based on achievement of annual performance goals;

• Reward individual performance and overall Company performance;
• Encourage long-term retention through three-year and four-year vesting periods for awards; and
• Align executives with interests of stockholders.
Post-termination Compensation	• Encourage long-term retention through pension benefits; and

•  Provide a measure of security against possible employment loss, through a change in control or severance agreement, in order to encourage the executive to act in the best interests of the Company and stockholders.

2012 Key Compensation Decisions

In spite of continuing soft economic conditions in fiscal 2012, we achieved the following:

•	Total return on the Company’s common stock of 40.7%;
•	Net sales of $1.93 billion, an increase of approximately 8% compared with fiscal 2011;

•

Consolidated operating profit margin of 10.8%, up approximately 30 basis points from the year-ago period. Adjusted consolidated operating profit margin, which excludes the impact of $17.7 million of special charges for streamlining activities and for expenses associated with the closing of the Cochran production facility, increased 120 basis points to 11.7% compared with the year-ago period

•

Net income of $116.3 million, an increase of 10% compared with fiscal 2011. Adjusted net income, which excludes the special charges for streamlining activities and expenses associated with the closing of the Cochran production facility, increased 21% compared with fiscal 2011;

•

Diluted earnings per share of $2.72, an increase of 12% compared with fiscal 2011. Adjusted diluted earnings per share, which excludes the special charges for streamlining activities and expenses associated with the closing of the Cochran production facility, of $3.00 increased 24% compared with fiscal 2011;

•	Net cash provided by operating activities of $172 million;
•	We generated $141 million in free cash flow, which is defined as net cash provided by operating activities less purchases for property, plant, and equipment;
•

We ended fiscal 2012 with a cash balance of over $284 million, while investing $31 million in capital expenditures and $4 million for acquisitions, paying $22 million of dividends to stockholders, and repurchasing $9 million of company stock; and

•	We continued to invest in areas representing significant future growth potential, including the continued rapid introduction of innovative, more energy efficient products and services.

Based on a comprehensive performance assessment, and combined with a review of our financial results and the economic environment and competitive landscape, the Compensation Committee made the following key compensation decisions for our named executive officers:

•	Due to the continuing challenging economic environment, no base salary increases were approved for fiscal year 2012.
•

Annual cash incentive awards to named executive officers were paid at approximately 181% of target based on the fiscal year 2012 performance goals previously approved by the Compensation Committee, adjusted for individual performance factors.

•

Equity incentive awards (granted in October 2012 based upon fiscal year 2012 performance) were approved at approximately 125% of target and were granted in the form of two-thirds in restricted stock and one-third in stock options, which the Committee believed offered a total equity incentive opportunity aligned with stockholder interests with the appropriate balance of risk, long-term company stock price performance and retention.

For more information about compensation decisions, see the Compensation Discussion and Analysis on page 30.

2012 Compensation Summary

The following table summarizes the compensation of our chief executive officer, chief financial officer and our other executive officer, to whom we refer collectively as the named executive officers, for fiscal year 2012.

Name	Salary	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compen- sation	Change in Pension Value and Nonquali- fied Deferred Compen- sation Earnings	All Other Compen- sation	Total
Vernon J. Nagel	$600,000	$2,000,191	$999,930	$2,200,000	$1,020,767	$50,654	$6,871,542
Richard K. Reece	412,000	733,234	366,718	675,000	381,515	8,820	2,577,287
Mark A. Black	380,000	513,356	256,637	675,000	326,923	8,820	2,160,736

(1)	Represents the grant date fair value of the restricted stock and option awards that were granted on October 24, 2011 under our equity incentive plan for fiscal year 2011 performance.

For more information about the compensation paid, see Executive Compensation on page 46.

2013 Annual Meeting of Stockholders

Stockholder proposals submitted for inclusion in the proxy statement for our annual meeting of stockholders expected to be held in January 2014 pursuant to SEC Rule 14a-8 must be received by us by July 22, 2013. For more information see page 73.

PROXY STATEMENT

The Board is furnishing this information in connection with the solicitation of proxies for the annual meeting of stockholders to be held on January 4, 2013. We anticipate that a Notice of Internet Availability of Proxy Materials containing instructions on how to access our Proxy Statement and 2012 Annual Report to Stockholders and how to vote over the Internet or how to request and return a proxy card by mail will first be mailed to our stockholders on or about November 19, 2012. For stockholders who previously made a request to receive a paper copy of the proxy materials, we anticipate that a paper copy of the Proxy Statement, 2012 Annual Report to Stockholders and proxy card will first be mailed on or about November 19, 2012. For stockholders who previously made a request to receive email delivery of the proxy materials, we anticipate that a proxy materials email with instructions on how to access our Proxy Statement and 2012 Annual Report to Stockholders and how to vote over the Internet will first be mailed or emailed on or about November 19, 2012.

All properly executed written proxies, and all properly completed proxies submitted by telephone or the Internet, that are delivered pursuant to this solicitation will be voted at the meeting in accordance with directions given in the proxy, unless the proxy is revoked prior to completion of voting at the meeting.

Only owners of record of shares of common stock of the Company at the close of business on November 7, 2012, the record date, are entitled to vote at the meeting, or at any adjournments or postponements of the meeting. Each owner of record on the record date is entitled to one vote for each share of common stock held. There were 42,583,627 shares of common stock issued and outstanding on the record date.

QUESTIONS RELATING TO THIS PROXY STATEMENT

What is a proxy?

It is your legal designation of another person to vote the stock you own. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. We have designated two of our officers as proxies for the 2012 Annual Meeting of Stockholders. These officers are Vernon J. Nagel and Richard K. Reece.

What is a proxy statement?

It is a document that Securities and Exchange Commission (“SEC”) regulations require us to give you when we ask you to vote over the Internet, by telephone, or (if you received a proxy card by mail) by signing and returning a proxy card designating Vernon J. Nagel and Richard K. Reece as proxies to vote on your behalf.

Why did I receive a Notice of Internet Availability of Proxy Materials in the mail instead of a printed set of proxy materials?

Pursuant to rules adopted by the SEC, we are permitted to furnish our proxy materials over the Internet to our stockholders by delivering a Notice of Internet Availability of Proxy Materials in the mail. Unless requested, you will not receive a printed copy of the proxy materials in the mail. Instead, the Notice of Internet Availability of Proxy Materials instructs you on how to access and review the Proxy Statement and 2012 Annual Report to Stockholders over the Internet at http://shareowner.mobular.net/shareowner/AYI. The Notice of Internet Availability of Proxy Materials also instructs you on how you may submit your proxy over the Internet, or how you can request a full set of proxy materials, including a proxy card to return by mail. If you received a Notice of Internet Availability of Proxy Materials in the mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting these materials provided in the Notice of Internet Availability of Proxy Materials.

What is the difference between a stockholder of record and a stockholder who holds stock in street name?

If your shares are registered in your name with our transfer agent, Computershare, you are a stockholder of record. If your shares are held in the name of your broker or bank, your shares are held in street name.

What is the record date and what does it mean?

November 7, 2012 is the record date for the annual meeting to be held on January 4, 2013. The record date is established by the Board as required by the Delaware General Corporation Law (“Delaware Law”). Owners of record of our common stock at the close of business on the record date are entitled to receive notice of the meeting and vote at the meeting and any adjournments or postponements of the meeting.

How do I vote as a stockholder of record?

As a stockholder of record, you may vote by one of the four methods described below:

By the Internet.    You may give your voting instructions by the Internet as described in the Notice of Internet Availability of Proxy Materials, proxy materials email, or any proxy card you receive. This method is also available to stockholders who hold shares in the Direct Stock Purchase Plan, in the Employee Stock Purchase Plan, or in a 401(k) plan sponsored by us. The Internet voting procedure is designed to verify the voting authority of stockholders. You will be able to vote your shares by the Internet and confirm that your vote has been properly recorded. Please see the Notice of Internet Availability of Proxy Materials, proxy materials email, or any proxy card you receive for specific instructions.

By Telephone.    You may give your voting instructions using the toll-free number listed on your proxy card (if you received a proxy card). This method is also available to stockholders who hold shares in the Direct Stock Purchase Plan, in the Employee Stock Purchase Plan, or in a 401(k) plan sponsored by us. The telephone voting procedure is designed to verify the voting authority of stockholders. The procedure allows you to vote your shares and to confirm that your vote has been properly recorded. Please see your proxy card (if you received a proxy card) for specific instructions.

By Mail.    You may sign and date your proxy card (if you received a proxy card) and mail it in the prepaid and addressed envelope enclosed therewith.

In Person.    You may vote in person at the annual meeting.

How do I vote as a street name stockholder?

If your shares are held through a bank or broker, you should receive information from the bank or broker about your specific voting options. If you have questions about voting your shares, you should contact your bank or broker.

If you wish to vote in person at the annual meeting, you will need to bring a legal proxy to the meeting. You must request a legal proxy through your bank or broker. Please note that if you request a legal proxy, any previously executed proxy will be revoked and your vote will not be counted unless you appear at the meeting and vote in person, or legally appoint another proxy to vote on your behalf.

What if I sign and return a proxy card, but do not provide voting instructions?

Proxies that are properly executed and delivered, and not revoked, will be voted as specified on the proxy card. If no direction is specified on the proxy card, the proxy will be voted as follows:

•	for the election of the nominees for director described in this proxy statement;
•	for ratification of the appointment of our independent registered public accounting firm for fiscal year 2013;

•	for the approval, on an advisory basis, of named executive officer compensation;
•	for the approval of the Acuity Brands, Inc. 2012 Omnibus Stock Incentive Compensation Plan; and
•	for the approval of the Acuity Brands, Inc. 2012 Management Cash Incentive Plan.

What if I change my mind after I return my proxy?

You may revoke your proxy and change your vote at any time before the polls close at the annual meeting. You may do this by:

•	voting again by the Internet or by telephone prior to 11:59 p.m. Eastern Time, on January 3, 2013;
•	giving written notice to our Corporate Secretary that you wish to revoke your proxy and change your vote; or
•	voting in person at the annual meeting.

What is a quorum?

The presence of the holders of a majority of the outstanding shares of common stock entitled to vote at the annual meeting, present in person or represented by proxy, is necessary to constitute a quorum. The election inspector appointed for the meeting will tabulate votes cast by proxy and in person at the meeting and determine the presence of a quorum.

Will my shares be voted if I do not vote by the Internet, vote by telephone, sign and return a proxy card, or attend the annual meeting and vote in person?

If you are a stockholder of record and you do not vote by the Internet, vote by telephone, sign and return a proxy card or attend the annual meeting and vote in person, your shares will not be voted and will not count in deciding the matters presented for stockholder consideration in this proxy statement.

If your shares are held in “street name” through a bank or broker and you do not provide voting instructions before the annual meeting, your bank or broker may vote your shares on your behalf under certain circumstances. Brokerage firms have the authority under certain rules to vote shares for which their customers do not provide voting instructions on “routine” matters.

The ratification of the appointment of our independent registered public accounting firm and the approval of the Acuity Brands, Inc. 2012 Management Cash Incentive Plan are considered “routine” matters under these rules. Therefore, brokerage firms are allowed to vote their customers’ shares on these matters if the customers do not provide voting instructions. If your brokerage firm votes your shares on these matters because you do not provide voting instructions, your shares will be counted for purposes of establishing a quorum to conduct business at the meeting and in determining the number of shares voted for or against each routine matter.

When a matter is not a routine matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that matter, the brokerage firm cannot vote the shares on that matter. This is called a “broker non-vote.” Only the ratification of the appointment of our independent registered public accounting firm and the approval of the Acuity Brands, Inc. 2012 Management Cash Incentive Plan are considered a “routine” matters. The other matters are not considered routine matters.

We encourage you to provide instructions to your brokerage firm by voting your proxy. This action ensures your shares will be voted at the meeting in accordance with your wishes.

How are abstentions and broker non-votes counted?

Broker non-votes will be considered as present for purposes of establishing a quorum but not entitled to vote with respect to a matter that is not “routine.” Because none of the matters contained in this proxy statement other than the ratification of the appointment of the independent registered public accounting firm and the approval of the Acuity Brands, Inc. 2012 Management Cash Incentive Plan are considered “routine” matters for stockholder consideration, the brokers will not have discretionary authority to vote the shares with respect to such matters and if you do not instruct your bank or broker how to vote your shares, no votes will be cast on your behalf with respect to such matters.

The ratification of the appointment of our independent registered public accountants, the advisory vote on named executive officer compensation, the approval of the Acuity Brands, Inc. 2012 Omnibus Stock Incentive Compensation Plan, and the approval of the Acuity Brands, Inc. 2012 Management Cash Incentive Plan must each receive the affirmative vote of a majority of the votes that could be cast at the annual meeting by the holders who are present in person or by proxy to pass. Accordingly, if you abstain from voting on any of such proposals or your broker is unable to vote your shares, it will have the same effect as a vote against such proposal. Abstentions will have no effect on the election of directors.

How are votes tabulated?

According to our By-Laws, each of the proposed items will be determined as follows:

Election of Directors:    The election of directors will be determined by a plurality of votes cast.

Ratification of the Appointment of our Independent Registered Public Accountants:    The ratification of the appointment of our independent registered public accountants will be determined by a majority of votes cast affirmatively or negatively.

Advisory Vote to Approve Named Executive Officer Compensation:    The advisory vote to approve named executive officer compensation will be determined by a majority of votes cast affirmatively or negatively.

Approval of the Acuity Brands, Inc. 2012 Omnibus Stock Incentive Compensation Plan:    The approval of the Acuity Brands, Inc. 2012 Omnibus Stock Incentive Compensation Plan will be determined by a majority of votes cast affirmatively or negatively, provided that at least a majority of our outstanding shares is voted on the proposal.

Approval of the Acuity Brands, Inc. 2012 Management Cash Incentive Plan:    The approval of the Acuity Brands, Inc. 2012 Management Cash Incentive Plan will be determined by a majority of votes cast affirmatively or negatively.

Any other matters:    The voting results of any other matters are determined by a majority of votes cast affirmatively or negatively, except as may otherwise be required by law.

How are proxies solicited and what is the cost?

We will bear all expenses incurred in connection with the solicitation of proxies. We will reimburse brokers, fiduciaries and custodians for their costs in forwarding proxy materials to beneficial owners of common stock. Our directors, officers and employees may solicit proxies by mail, telephone and personal contact. They will not receive any additional compensation for these activities.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting

to be Held on January 4, 2013

The proxy statement and annual report are available at

http://shareowner.mobular.net/shareowner/AYI

QUESTIONS AND ANSWERS ABOUT COMMUNICATIONS,

GOVERNANCE, AND COMPANY DOCUMENTS

The Board takes seriously its responsibility to represent the interests of stockholders and is committed to good corporate governance. To that end, the Board has adopted a number of policies and processes to ensure effective governance of the Board and the Company.

How do I contact the Board of Directors?

Pursuant to a policy adopted by the Board, stockholders and other interested parties may communicate directly with the Board as a group or our non-management directors as a group by writing to the Chairman of the Governance Committee and with members of the Audit Committee as a group by writing to the Chairman of the Audit Committee, each in the care of the Corporate Secretary at our principal executive offices. Currently, our principal executive offices are located at 1170 Peachtree Street, NE, Suite 2400, Atlanta, Georgia 30309. After January 11, 2013, our principal executive offices will be located at 1170 Peachtree Street, NE, Suite 2350, Atlanta, Georgia 30309.

All communications will be forwarded promptly.

Where can I see the Company’s corporate documents and SEC filings?

The following governance documents are available on our website at www.acuitybrands.com under “Corporate Governance.”

•	Certificate of Incorporation
•	By-Laws
•	Corporate Governance Guidelines
•	Statements of Responsibilities of Committees of the Board (Charters of the Committees)
•	Statement of Rules and Procedures of Committees of the Board
•	Code of Ethics and Business Conduct
•	Foreign Corrupt Practices Compliance Policy
•	Policy Regarding Interested Party Communications with Directors
•	Policy on Stockholder Recommendations for Board of Director Candidates

Copies of any of these documents will be furnished to any interested party if requested in writing to Corporate Secretary, Acuity Brands, Inc., 1170 Peachtree Street, NE, Suite 2400, Atlanta, Georgia 30309. After January 11, 2013, requests in writing should be sent to Corporate Secretary, Acuity Brands, Inc., 1170 Peachtree Street, NE, Suite 2350, Atlanta, Georgia 30309.

Our SEC filings are available on our website under “SEC Filings” and “Section 16 Filings.”

Our proxy materials and annual report are available on our website under “Annual Report/Proxy.”

How are directors nominated?

The Governance Committee, comprised of all of the independent directors, is responsible for recommending to the Board a slate of director nominees for the Board to consider recommending to the stockholders, and for recommending to the Board nominees for appointment to fill a new Board seat or any Board vacancy. To fulfill these responsibilities, the Committee annually assesses the requirements of the Board and makes recommendations to the Board regarding its size, composition, and structure. In determining whether to nominate an incumbent director for reelection, the Governance Committee evaluates each incumbent director’s continued service in light of the current assessment of the Board’s requirements, taking into account factors such as evaluations of the incumbent’s performance. Directors whose terms expire at the next annual meeting undergo peer and self-assessment prior to being nominated for reelection.

When the need to fill a new Board seat or vacancy arises, the Governance Committee proceeds by whatever means it deems appropriate to identify a qualified candidate or candidates, and candidates may be identified through the engagement of an outside search firm, recommendations from independent directors or management, and shareholder recommendations. As expressed in our Corporate Governance Guidelines, we do not set specific criteria for directors, but the Committee reviews the qualifications of each candidate, including, but not limited to, the candidate’s experience, judgment, diversity, and skills in such areas as manufacturing and distribution technologies and accounting or financial management. Our Corporate Governance Guidelines provide that the Committee should consider diversity when reviewing the appropriate experience, skills, and characteristics required of directors. In evaluating director candidates, the Governance Committee considers the diversity of the experience, skills and characteristics that each candidate brings to the Board and whether the candidate’s background, qualifications and characteristics will complement the overall membership of the Board. The Governance Committee and the Board seeks to have a Board that is diverse in terms of experience across a range of industries and skill sets. In addition, the Board believes that directors must be willing to devote sufficient time to carrying out their duties and responsibilities effectively and should be committed to serve on the Board for an extended period of time. Therefore, our Corporate Governance Guidelines prohibit a director from serving on more than six public company boards (including our Board) at one time.

Final candidates are generally interviewed by one or more Committee members. The Committee makes a recommendation to the Board based on its review, the results of interviews with the candidates, and all other available information. The Board makes the final decision on whether to invite a candidate to join the Board. The Board-approved invitation is extended through the Chairman of the Governance Committee and the Chairman of the Board, President, and Chief Executive Officer.

Recommendations for Candidates for Director by Stockholders.    Pursuant to a policy adopted by the Board, the Governance Committee will consider recommendations for candidates for director from stockholders made in writing via certified mail and addressed to the attention of the Chairman of the Governance Committee, c/o Corporate Secretary, Acuity Brands, Inc., 1170 Peachtree Street, NE, Suite 2400, Atlanta, Georgia, 30309. After January 11, 2013, the mailing address is Chairman of the Governance Committee, c/o Corporate Secretary, Acuity Brands, Inc., 1170 Peachtree Street, NE, Suite 2350, Atlanta, Georgia, 30309. The Governance Committee will consider such recommendations on the same basis as those from other sources. Stockholders making recommendations for candidates for director should provide the same information required for director nominations by stockholders at an annual meeting, and such recommendations must be received by the Company in accordance with the advance notice provision of our by-laws, each as explained below under “Next Annual Meeting—Stockholder Proposals.”

INFORMATION CONCERNING THE BOARD AND ITS COMMITTEES

Board and Committee Membership

The Board has delegated certain functions to the Executive Committee, the Audit Committee, the Compensation Committee, and the Governance Committee. Our Statement of Responsibilities of the Committees of the Board contains each Committee’s charter. For information about where to find the charters, see “Questions and Answers about Communications, Governance, and Company Documents.” The table below sets forth the current membership of each of the committees:

Director	Executive	Audit	Compensation	Governance
Vernon J. Nagel	Chairman	—	—	—
Peter C. Browning	X	—	X	Chairman
George C. Guynn	—	X	—	X
Gordon D. Harnett	—	—	X	X
Robert F. McCullough	X	Chairman	—	X
Julia B. North	—	—	X	X
Dominic J. Pileggi	—	X	—	X
Ray M. Robinson	X	—	Chairman	X
Norman H. Wesley	—	X	—	X

During the fiscal year ended August 31, 2012, the Board met five times. All of our directors attended 100% of the total meetings held by the Board and any committee on which the director served during the fiscal year. We typically expect that each continuing director will attend the annual meeting of stockholders, absent a valid reason. All of the directors serving at the time of last year’s annual meeting attended the meeting.

Board Leadership Structure

Mr. Nagel currently holds the positions of Chairman of the Board and Chief Executive Officer, and Mr. Browning serves as our independent Lead Director. Our Corporate Governance Guidelines provide that whenever the Chairman of the Board is a member of management, there will be a Lead Director. The Lead Director is an independent director appointed each year by the independent members of the Board after the annual meeting of stockholders.

The Lead Director’s responsibilities are set forth in our Corporate Governance Guidelines. These responsibilities include:

•	Providing oversight to ensure the Board works in an independent, cohesive fashion;
•	Ensuring Board leadership in the absence or incapacitation of the Chairman of the Board;
•	Chairing Board meetings when the Chairman of the Board is not in attendance;
•

Coordinating with the Chairman of the Board to ensure the conduct of the Board meeting provides adequate time for serious discussion of appropriate issues and that appropriate information is made available to Board members on a timely basis; and

•	Developing the agenda for and chairing executive sessions and act as liaison between the independent directors and the Chairman of the Board on matters raised in such sessions.

In addition, the Lead Director is entitled to request material and receive notice of and attend all meetings of Board committees. The Board believes that having an independent Lead Director whose responsibilities closely parallel those of an independent chairman ensures that the appropriate level of independent oversight is applied to all Board decisions.

Our Corporate Governance Guidelines provide that our Board will include a majority of independent directors. As described below under “Item 1—Election of Director,” 8 of our 9 directors are independent. In addition, all of the directors on each of the Audit Committee, the Compensation Committee and the Governance Committee are independent directors. Each of these committees is led by a committee chair that sets the agenda for the committee and reports to the full Board on the committee’s work.

Our Corporate Governance Guidelines further provide that all non-management directors meet in executive session outside the presence of the Chief Executive Officer and other Company personnel during a portion of each of the Board’s in-person meetings. As noted above, the Lead Director chairs these executive sessions and develops the agenda for each executive session.

Our company has employed this leadership structure of having a combined Chairman and Chief Executive Officer for many years, and we believe that this leadership structure has been effective for us. We believe that having a combined Chairman and Chief Executive Officer, an independent Lead Director, a Board comprised of approximately 90% independent directors who meet regularly in executive session, and independent chairs for the Board’s Audit, Compensation, and Governance Committees provides the best form of leadership for us and our stockholders. The Board believes that our leadership structure promotes unified leadership and direction for the Company, allowing for focus and insight on important strategic initiatives, and clear focus for management to execute our strategy and business plans.

The Board’s Role in Risk Oversight

Pursuant to our Corporate Governance Guidelines, it is the Board’s role to provide oversight of the Company’s risk management processes.

The Audit Committee is specifically charged with the responsibility of meeting periodically with management to discuss policies with respect to financial risk assessment and risk management, including the steps management has taken to monitor and control such risks. The other committees of the Board consider the risks within their areas of responsibility. For example, the Compensation Committee considers risk in designing the compensation program, with the goal of appropriately balancing annual incentives and long-term performance. A discussion of the compensation risk analysis conducted by the Compensation Committee is included in the “Compensation Discussion and Analysis” later in this Proxy Statement.

In addition to the committees’ work in overseeing risk management, our full Board regularly engages in discussions of the most significant risks that the Company is facing. At least annually, management prepares for the full Board an enterprise risk management report identifying and evaluating these key risks, and how these risks are being managed. The Board receives updates from management as to material changes to the risk profile or newly identified risks during the year. The Board also receives reports on risk management from the committee chairs.

We believe that our leadership structure, as described above, supports the risk oversight function of the Board. With his in-depth knowledge and understanding of our operations, our Chairman and Chief Executive Officer, Mr. Nagel, is well-positioned to bring key strategic and business issues and risks to the Board’s attention. We have an independent Lead Director and strong independent directors that chair the various committees involved with risk oversight, and we encourage open communication between management and directors with respect to risk oversight.

The Executive Committee is authorized to perform all of the powers of the full Board, except the power to amend the By-Laws and except as restricted by Delaware Law. The Executive Committee is called upon in very limited circumstances due to reliance on the other standing committees of the Board and the direct involvement of the entire Board in governance matters. The Committee did not meet during the 2012 fiscal year.

The Audit Committee is responsible for matters pertaining to our auditing, internal control, and financial reporting, as set forth in the Committee’s report (see “Report of the Audit Committee”) and in its charter. Each member of the Committee is independent under the requirements of the SEC and the Sarbanes-Oxley Act of 2002. In addition, each member of the Committee meets the current independence and financial literacy requirements of the listing standards of the New York Stock Exchange. Each quarter, the Audit Committee meets separately with the independent registered public accounting firm, the internal auditor, the chief financial officer and the general counsel of our lighting business, without other management present. The Board has determined that Messrs. Guynn, McCullough, Pileggi, and Wesley, satisfy the “audit committee financial expert” criteria adopted by the SEC and that each of them has accounting and related financial management expertise required by the listing standards of the New York Stock Exchange. The Committee held five meetings during the 2012 fiscal year.

The Compensation Committee is responsible for certain matters relating to the evaluation and compensation of the executive officers and non-employee directors, as set forth in its charter. At most regularly scheduled meetings, the Compensation Committee meets privately with an independent compensation consultant without management present. Annually, the Compensation Committee evaluates the performance of the independent consultant in relation to the Committee’s functions and responsibilities. Each member of the Committee is independent under the listing standards of the New York Stock Exchange and is an outside director under Section 162(m) of the Internal Revenue Code (the “Code”) and a non-employee under Section 16(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Committee held five meetings during the 2012 fiscal year.

The Governance Committee is responsible for reviewing matters pertaining to the composition, organization, and practices of the Board. The Committee’s responsibilities, as set forth in its charter, include recommending Corporate Governance Guidelines, recommending and overseeing the Code of Ethics and Business Conduct, a periodic evaluation of the Board in meeting its corporate governance responsibilities, a periodic evaluation of individual directors, and recommending to the full Board a slate of directors for consideration by the stockholders at the annual meeting and candidates to fill a new Board position or any vacancies on the Board as explained in greater detail above under “Questions and Answers about Communications, Governance, and Company Documents.” Each member of the Committee is independent under the listing standards of the New York Stock Exchange. The Committee held four meetings during the 2012 fiscal year.

Compensation Committee Interlocks and Insider Participation

The directors serving on the Compensation Committee of the Board during the fiscal year ended August 31, 2012 were Ray M. Robinson, Chairman, Peter C. Browning, Gordon D. Harnett, and Julia B. North. None of these individuals are or ever have been officers or employees of the Company. During the 2012 fiscal year, none of our executive officers served as a director of any corporation for which any of these individuals served as an executive officer, and there were no other Compensation Committee interlocks with the companies with which these individuals or our other directors are affiliated.

COMPENSATION OF DIRECTORS

Non-Employee Directors

We provide each non-employee director with an annual director fee, which includes meeting fees for a specified number of Board and committee meetings. The program is designed to achieve the following goals:

•	compensation should fairly pay directors for work required for a company of our size and scope;
•	compensation should align directors’ interests with the long-term interests of stockholders; and
•	the structure of the compensation should be simple, transparent, and easy for stockholders to understand.

Directors who are employees receive no additional compensation for services as a director or as a member of a committee of our Board.

Annual Director Fees

In fiscal year 2012, each non-employee director received an annual director fee in the amount of $130,000, which included the meeting fees for the first five Board meetings and the first five meetings attended for each committee, and an additional fee of $5,000 for serving as chairman of a committee. Non-employee directors received $2,000 for each Board meeting attended in excess of five Board meetings per year and $1,500 for each committee meeting attended in excess of five committee meetings of each committee per year. Fifty percent of the annual director fee, or $65,000, was required to be deferred under the terms of the deferred compensation plan described below, and the remaining fees were payable in cash or deferred at the election of the director.

Deferred Compensation Plan

In fiscal year 2012, non-employee directors were required to defer one-half of their annual director fee and could elect to defer the remaining portion of the annual director fee and any chairman or meeting fees pursuant to the Acuity Brands, Inc. 2011 Nonemployee Director Deferred Compensation Plan (the “Deferred Compensation Plan”), which was approved by stockholders in January 2012. Amounts deferred are invested in deferred stock units to be paid in shares following retirement from the Board or credited to an interest-bearing account to be paid in cash following retirement from the Board. Dividend equivalents on deferred stock units are credited to the interest-bearing account.

Stock Ownership Requirement

In fiscal year 2012, each non-employee director was subject to a stock ownership requirement that required the director to attain ownership in our common stock valued at four times the annual cash retainer fee of $65,000. The stock ownership requirement was increased to five times the annual cash retainer fee, effective September 2012.

For purposes of the ownership requirement, deferred stock units and unvested restricted stock are counted toward the ownership requirement. See “Beneficial Ownership of the Company’s Securities.”

Changes to Director Compensation Program for Fiscal 2013 and Special Equity Award for Fiscal 2012

In early fiscal 2012, the Compensation Committee began a review of the non-employee director compensation program with the assistance of its independent compensation consultant, based on practices at the same peer companies the Compensation Committee selected to evaluate executive officer compensation. The last time non-employee director compensation had been adjusted was in 2007. In order to position non-employee director compensation at approximately the 50th percentile of the competitive market, the Compensation Committee recommended and the Board approved changes to the program for fiscal 2013. In connection with the review and update to the non-employee director compensation program, the Compensation Committee recommended and the Board approved a special equity award for fiscal 2012 and the Compensation Committee approved certain changes to the Deferred Compensation Plan.

In fiscal year 2013, each non-employee director will receive an annual director fee in the amount of $180,000, which includes the meeting fees for the first six Board meetings and the first six meetings attended for each committee, and an additional fee of $10,000 for serving as chairman of a committee. Non-employee directors will receive $2,000 for each Board meeting attended in excess of six Board meetings per year and $1,500 for each committee meeting attended in excess of six committee meetings of each committee per year.

Approximately 45% of the annual director fee, or $80,000, is payable in cash. The cash portion of the annual director fee and any chairman or meeting fees may be deferred into the Deferred Compensation Plan. Approximately 55% of the annual director fee, or $100,000, is required to be deferred into deferred stock units in the Deferred Compensation Plan until the director exceeds the increased stock ownership requirement of five times the annual cash retainer fee (5 x $80,000, or $400,000). Once the stock ownership guideline has been met, non-employee directors may elect to receive this portion of the annual director fee in vested stock grants. The stock grants will be issued pursuant to the Deferred Compensation Plan. In September 2012, the Compensation Committee approved an amendment to the Deferred Compensation Plan to provide for grants of vested stock in lieu of mandatory deferral for the non-cash component of the annual director fee if the director’s stock ownership exceeds the stock ownership requirement.

Recognizing that the fiscal 2012 non-employee director compensation program lagged the 25th percentile of the competitive market, and with the goal of further aligning directors’ interests with the long-term interests of stockholders, in January 2012 each of the non-employee directors received a one-time restricted stock grant with a grant date fair value of $70,000, vesting pro rata over a three-year period.

Director Compensation Table for Fiscal 2012

The following table sets forth information concerning the fiscal year 2012 compensation of our non-employee directors:

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Total ($)(3)
Peter C. Browning	$132,500	$69,995	$202,495
George C. Guynn	130,000	69,995	199,995
Gordon D. Harnett	130,000	69,995	199,995
Robert F. McCullough	135,000	69,995	204,995
Julia B. North	130,000	69,995	199,995
Ray M. Robinson	135,000	69,995	204,995
Norman H. Wesley	130,000	69,995	199,995
Neil Williams (4)	132,500	69,995	202,495

(1)	The fees earned in fiscal 2012 were paid as follows:

	Paid as Compensation Deferred to Stock Units
Name	$	#	Paid in Cash
Peter C. Browning	65,000	1,189	$67,500
George C. Guynn	65,000	1,189	65,000
Gordon D. Harnett	65,000	1,189	65,000
Robert F. McCullough	65.000	1,189	70,000
Julia B. North	65,000	1,189	65,000
Ray M. Robinson	65,000	1,189	70,000
Norman H. Wesley	65,000	1,189	65,000
Neil Williams (4)	65,000	1,189	67,500

(2)

On January 6, 2012, the non-employee directors received a one-time grant of 1,391 shares of restricted stock that vests pro rata over three years. The number of shares was determined by dividing the intended value of $70,000 by the closing price of our stock on the date of grant of $50.32, and rounding down to the nearest whole share.

The aggregate number of outstanding stock awards at August 31, 2012 was 1,391 for each of Messrs. Browning, Guynn, Harnett, McCullough, Robinson, and Williams and Ms. North and 1,613 for Mr. Wesley. The aggregate number of outstanding option awards at August 31, 2012 was 5,445 for each of Messrs. Browning, McCullough, Robinson and Williams and Ms. North.

Prior to January 2007, we granted the non-employee directors stock options for the purchase of 1,500 shares of common stock on the day of the annual meeting. The options vested after one year, are exercisable for ten years and expire at the earlier of ten years from the date of grant or three years following retirement from the Board.

(3)	The only perquisite received by directors is a Company match on charitable contributions. The maximum match in any fiscal year is $5,000 and is below the required reporting threshold.

(4)	Mr. Williams served as a member of our Board until his passing on August 25, 2012.

BENEFICIAL OWNERSHIP OF THE COMPANY’S SECURITIES

The following table sets forth information concerning beneficial ownership of our common stock as of November 13, 2012, unless otherwise indicated, by each of the directors and nominees for director, by each of the named executive officers, by all directors and executive officers as a group, and by beneficial owners of more than five percent of our common stock.

Name	Shares of Common Stock Beneficially Owned(1)(2)(3)	Percent of Shares Outstanding(4)	Share Units Held in Company Plans(5)
Mark A. Black	49,995	*	–0–
Peter C. Browning	6,021	*	20,546
George C. Guynn	1,848	*	7,411
Gordon D. Harnett	2,981	*	10,027
Robert F. McCullough	7,836	*	17,741
Vernon J. Nagel	759,480	1.8%	–0–
Julia B. North	6,021	*	25,116
Dominic J. Pileggi	316	*	392
Richard K. Reece	232,806	*	–0–
Ray M. Robinson	7,836	*	30,257
Norman H. Wesley	8,225	*	2,483
All directors and executive officers as a group (11 persons)	1,083,365	2.5%	113,973
T. Rowe Price Associates, Inc. (6)	6,170,947	14.4%	N/A
BlackRock, Inc. (7)	2,946,680	6.9%	N/A
Eaton Vance Management (8)	2,396,287	5.6%	N/A
Standard Life Investments Ltd (9)	2,313,278	5.4%	N/A

*	Represents less than one percent of our common stock.

(1)	Subject to applicable community property laws and, except as otherwise indicated, each beneficial owner has sole voting and investment power with respect to all shares shown.

(2)

Includes shares that may be acquired within 60 days of November 13, 2012 upon the exercise of employee and director stock options, as follows: Mr. Black, 14,763 shares; Mr. Browning, 3,630 shares; Mr. Guynn, 0 shares; Mr. Harnett, 0 shares; Mr. McCullough, 5,445 shares; Mr. Nagel, 484,130 shares; Ms. North, 3,630 shares; Mr. Pileggi, 0 shares; Mr. Reece, 122,877 shares; Mr. Robinson, 5,445 shares; Mr. Wesley, 0 shares; and all current directors and executive officers as a group, 639,920 shares.

(3)

Includes time-vesting restricted shares granted under our Long-Term Incentive Plan, portions of which vest in January 2013, 2014, and 2015, April 2013, and October 2013, 2014, 2015, and 2016. The executives have sole voting power over these restricted shares. Restricted shares are included for the following individuals: Mr. Black 29,080 shares; Messrs. Browning, Guynn, Harnett, McCullough, Robinson and Ms. North, 1,391 shares; Mr. Nagel, 92,798 shares; Mr. Pileggi, 316 shares; Mr. Reece, 39,482 shares; Mr. Wesley, 1,613 shares; and all current directors and executive officers as a group, 171,635 shares.

(4)	Based on aggregate of 42,774,017 shares of Acuity Brands common stock issued and outstanding as of November 13, 2012.

(5)

Includes share units held by non-employee directors in the 2006 and 2011 Nonemployee Directors’ Deferred Compensation Plans. Share units are considered for purposes of compliance with the Company’s share ownership requirement.

(6)

This information is based on a Schedule 13G/A filed with the SEC by T. Rowe Price Associates, Inc., 100 E. Pratt Street, Baltimore, Maryland 21202, on February 10, 2012 containing information as of December 31, 2011.

(7)	This information is based on a Schedule 13G/A filed with the SEC by BlackRock, Inc., 55 East 52nd Street, New York, New York 10022, on February 13, 2012 containing information as of December 31, 2011.

(8)

This information is based on a Schedule 13G filed with the SEC by Eaton Vance Management, 2 International Place, Boston, Massachusetts 02110 on January 10, 2012 containing information as of December 31, 2011.

(9)

This information is based on a Schedule 13G filed with the SEC by Standard Life Investments Ltd, 1 George Street, Edinburgh, Scotland, United Kingdom, on February 14, 2011 containing information as of December  31, 2010.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Directors, officers and persons who beneficially own more than 10% of our common stock are required by Section 16(a) of the Exchange Act to file reports of ownership and changes in ownership of our common stock with the SEC, the New York Stock Exchange, and us. All filings were timely during fiscal year 2012.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

There is no family relationship between any of our executive officers or directors, and there are no arrangements or understandings between any of our executive officers or directors and any other person pursuant to which any of them was elected an officer or director, other than arrangements or understandings with our directors or officers acting solely in their capacities as such. Generally, our executive officers are elected annually and serve at the pleasure of our Board.

We have transactions in the ordinary course of business with unaffiliated corporations and institutions, or their subsidiaries, for which certain of our non-employee directors serve as directors. None of our directors serve as executive officers of those companies.

Identifying possible related party transactions involves the following procedures in addition to the completion and review of the customary directors and officers questionnaires. We annually request each director to verify and update the following information:

—	a list of entities where the director is an employee, director, or executive officer;
—	each entity where an immediate family member of a director is an executive officer;

—	each entity in which the director or an immediate family member is a partner or principal or in a similar position or in which such person has a 5% or greater beneficial ownership interest; and
—	each charitable or non-profit organization where the director or an immediate family member is an employee, executive officer, director or trustee.

We compile a list of all such persons and entities and it has been reviewed and updated, we distribute it within the Company to identify potential transactions through comparison to ongoing transactions, along with payment and receipt information. Transactions are compiled for each person and entity and reviewed for relevancy. Relevant information, if any, is presented to the Board to obtain approval or ratification of the transactions.

In addition, under our Code of Ethics and Business Conduct, all transactions involving a conflict of interest, including related party transactions, are generally prohibited. The Code of Ethics requires directors and employees to disclose in writing any beneficial interest they may have in any firm seeking to do business with us or any relationship with any person who might benefit from such a transaction. In certain limited circumstances, our Governance Committee may grant a written waiver for certain activities, relationships or situations that would otherwise violate the Code of Ethics, after the director or employee has disclosed in writing to the Governance Committee all relevant facts and information concerning the matter.

Pursuant to our Corporate Governance Guidelines and Statement of Responsibilities of Committees of the Board, the Governance Committee annually reviews the qualifications of directors, including any other public company boards on which each director serves. Directors must advise the Chairman of the Board prior to accepting membership on any other public company board.

Management also follows additional procedures to identify related party transactions. These procedures are not evidenced in writing, but are carried out annually at the direction of the Governance Committee in connection with evaluating directors and director nominees.

With respect to those companies having common non-employee directors with us, management believes the directors had no direct or indirect material interest in transactions in which we engaged with those companies during the fiscal year.

PROPOSALS REQUIRING YOUR VOTE

ITEM 1—ELECTION OF DIRECTORS

The Board is responsible for supervising the management of the Company. The Board has determined that all of its current members, except Vernon J. Nagel, the Chairman, President, and Chief Executive Officer, have no material relationship with the Company, and are therefore independent, based on the listing standards of the New York Stock Exchange, the categorical standards set forth in our Governance Guidelines (available on our website at www.acuitybrands.com under “Corporate Governance”), and a finding of no other material relationships.

The members of the Board are divided into three classes serving staggered three-year terms. Directors for each class are elected at the annual meeting of stockholders for the year in which the term for their class expires. Our By-Laws provide that the number of directors constituting the Board shall be determined from time to time by the Board. Currently, the number of directors constituting the Board is fixed at nine.

The terms for three of our directors, George C. Guynn, Vernon J. Nagel and Julia B. North, expire at this annual meeting. Messrs. Guynn and Nagel and Ms. North have been nominated for re-election at the annual meeting. If elected, they will hold office for three-year terms expiring at the annual meeting for fiscal year 2015 or until their successors are elected and qualified.

In addition, the Board has nominated Dominic J. Pileggi for election as a director for the class of directors whose term expires at the annual meeting for fiscal year 2013. Mr. Pileggi was elected by the Board on September 28, 2012. He filled the vacancy on the Board in the class of directors whose term expires at the annual meeting for fiscal year 2013 that was created by the passing of Neil Williams in August 2012. Mr. Pileggi was recommended as a candidate for director by the Chairman. If elected, he will hold office for a one-year term expiring at the annual meeting for fiscal year 2013 or until his successor is elected and qualified.

The persons named in the accompanying proxy, or their substitutes, will vote for the election of the nominees listed hereafter, except to the extent authority to vote for any or all of the nominees is withheld. No proposed nominee is being elected pursuant to any arrangement or understanding between the nominee and any other person or persons. All nominees have consented to stand for election at this meeting. If any of the nominees become unable or unwilling to serve, the persons named as proxies in the accompanying proxy, or their substitutes, shall have full discretion and authority to vote or refrain from voting for any substitute nominees in accordance with their judgment.

The four director nominees listed below are currently directors of the Company. The following is a brief summary of each director nominee’s business experience and qualifications, other public company directorships held currently or in the last five years, and membership on the standing committees of the Board of the Company.

Director Nominees for Terms Expiring at the 2013 and 2015 Annual Meetings

DOMINIC J. PILEGGI

¡	61 years old
¡	Director since September 2012
¡	Chairman since 2006 of Thomas & Betts Corporation, a leading manufacturer and marketer of electrical components, which was acquired by ABB Ltd. in May 2012
¡

Chief Executive Officer of Thomas & Betts from January 2004 until his retirement in 2012; held other management positions at Thomas & Betts, including Chief Operating Officer (2003 to 2004) and President—Electrical Products (2000 to 2003)

¡	Held senior executive positions at Casco Plastic, Inc., Jordan Telecommunications and Viasystems Group, Inc. from 1995 to 2000
¡	Chairman of the Board of Governors of the National Electrical Manufacturers Association
¡	Director: Exide Corporation and Viasystems Group
¡	Previous Directorships: Lubrizol Corporation
¡	Member of the Audit and Governance Committees of the Board
¡

Mr. Pileggi’s operational, manufacturing, marketing and strategic expertise from his more than 20 years in the electrical products industry, including his experience as the Chief Executive Officer of a global public company servicing multinational industrial businesses, and his significant corporate governance knowledge from service on other public company boards, qualify him to serve as a director of our Board

¡	If elected, one-year term expires at the Annual Meeting for Fiscal Year 2013

GEORGE C. GUYNN

¡	69 years old
¡	Director since March 2008
¡	President and Chief Executive Officer of the Federal Reserve Bank of Atlanta from 1995 through 2006 and Chief Operating Officer from 1983 through 2005
¡	Director: Genuine Parts Company and Oxford Industries, Inc.
¡	Trustee: Ridgeworth Investments and GenSpring Multi-Manager Portfolio (formerly GenSpring Growth Capital)
¡	Member of the Audit and Governance Committees of the Board
¡

Mr. Guynn’s significant financial and accounting knowledge, deep understanding of economic trends impacting the U.S. and global economy and our industry, experience with governmental relations and regulatory issues, and service on other public company boards, including extensive service on the audit committees of other public companies, qualify him to serve as a director of our Board

¡	If elected, three-year term expires at the Annual Meeting for Fiscal Year 2015

VERNON J. NAGEL

¡	55 years old
¡	Director since January 2004
¡	Chairman and Chief Executive Officer of the Company since September 2004; President since August 2005
¡	Vice Chairman and Chief Financial Officer from January 2004 through August 2004, and Executive Vice President and Chief Financial Officer from December 2001 to January 2004
¡	Certified Public Accountant (inactive)
¡	Serves on the Governance Board of the National Electrical Manufacturers Association and the Board of the Industry Data Exchange Association
¡	Chairman of the Executive Committee of the Board
¡

Mr. Nagel’s knowledge of our opportunities and challenges gained through his day-to-day leadership as our Chief Executive Officer, his unique understanding of our strategies and operations and his extensive financial and accounting expertise gained through his senior leadership positions with the Company, qualify him to serve as a director of our Board

¡	If elected, three-year term expires at the Annual Meeting for Fiscal Year 2015

JULIA B. NORTH

¡	65 years old
¡	Director since June 2002
¡	President and Chief Executive Officer of VSI Enterprises, Inc., a Georgia-based manufacturer of video conferencing systems, from November 1997 to July 1999
¡	Held various positions at BellSouth Corporation from 1972 through October 1997, most recently as President, Consumer Services
¡	Director: Community Health Systems, Inc. and Lumos Networks Corp.
¡	Previous Directorships: Simtrol, Inc., Winn-Dixie Stores, Inc., MAPICS, Inc., and NTELOS Holdings Corp.
¡	Member of the Compensation and Governance Committees of the Board
¡

Ms. North’s operational expertise in marketing and consumer service gained through senior executive positions, service as a director on other public company boards, and experience across a wide range of complex industries, including at companies with large labor intensive-workforces, qualify her to serve as a director of our Board

¡	If elected, three-year term expires at the Annual Meeting for Fiscal Year 2015

The Board of Directors recommends that you vote FOR the four director nominees.

Continuing Directors with Terms Expiring at the 2013 or 2014 Annual Meetings

The directors listed below will continue in office for the remainder of their terms in accordance with our By-Laws.

PETER C. BROWNING

¡	71 years old
¡	Director since December 2001
¡	Managing Director of Peter Browning Partners Board Advisory Services since 2010
¡	Lead Director of Nucor Corporation since 2006
¡	Non-executive Chairman of Nucor Corporation from September 2000 to 2006
¡	Dean of the McColl Graduate School of Business at Queens University of Charlotte, North Carolina, from March 2002 to May 2005
¡	Executive of Sonoco Products Company 1993 to 2000. Last served as President and Chief Executive Officer from 1998 to July 2000
¡	Chairman and CEO of National Gypsum 1990 to 1993
¡	Director: EnPro Industries, Inc., Lowe’s Companies, Inc., and Nucor Corporation
¡	Previous Directorships: Wachovia Corporation and The Phoenix Companies, Inc.
¡	Lead Director, Chairman of the Governance Committee, and a member of the Compensation and Executive Committees of the Board
¡

Mr. Browning’s operational and strategic expertise from his experience as the Chief Executive Officer of two public companies servicing individual and consumer businesses, significant corporate governance knowledge from extensive service on other public company boards, and familiarity with issues facing the manufacturing industry gained from senior leadership positions and board service, qualify him to serve as a director of our Board

¡	Term expires at the Annual Meeting for Fiscal Year 2014

GORDON D. HARNETT

¡	69 years old
¡	Director since January 2009
¡	Chairman, President and Chief Executive Officer of Brush Engineered Materials Inc. (now known as Materion Corporation) from 1991 until May 2006
¡

Senior Vice President of The B.F. Goodrich Company (“Goodrich”) from 1988 to 1991; President and Chief Executive Officer of Tremco Inc., a wholly owned subsidiary of Goodrich, from 1982 to 1988; series of senior executive positions with Goodrich from 1977 to 1982

¡	Director: EnPro Industries, Inc. (Non-executive Chairman) and PolyOne Corporation (Lead Director)
¡	Previous Directorships: Brush Engineered Materials, Inc. and The Lubrizol Corporation
¡	Member of the Compensation and Governance Committees of the Board
¡

Mr. Harnett’s knowledge of the manufacturing industry, leadership experience from serving as Chairman and Chief Executive Officer of a multinational corporation and broad understanding of international operations gained through senior leadership positions, qualify him to serve as a director of our Board

¡	Term expires at the Annual Meeting for Fiscal Year 2013

ROBERT F. McCULLOUGH

¡	70 years old
¡	Director since March 2003
¡	Former Chief Financial Officer of AMVESCAP PLC (now known as Invesco Ltd.), from April 1996 to May 2004, and Senior Partner from May 2004 until he retired in December 2006
¡	Joined the New York audit staff of Arthur Andersen LLP in 1964, served as Partner from 1972 until 1996, and served as Managing Partner in Atlanta from 1987 until April 1996
¡	Certified Public Accountant
¡	Member of the American Institute of Certified Public Accountants and the Georgia Society of Certified Public Accountants
¡	Director: Primerica, Inc. and Schweitzer-Mauduit International, Inc.
¡	Previous Directorships: Comverge, Inc. and Mirant Corporation
¡	Chairman of the Audit Committee and a member of the Executive and Governance Committees of the Board
¡

Mr. McCullough’s expertise in accounting, financial controls and financial reporting, experience consulting on areas related to strategic planning and service on other public company boards, including having served as the chairman of several audit committees, qualify him to serve as a director of our Board

¡	Term expires at the Annual Meeting for Fiscal Year 2013

RAY M. ROBINSON

¡	64 years old
¡	Director since December 2001
¡	Non-executive Chairman of Citizens Trust Bank since May 2003
¡	President of Atlanta’s East Lake Golf Club from May 2003 to December 2005, and President Emeritus since December 2005
¡	Vice Chairman of Atlanta’s East Lake Community Foundation since January 2005 and Chairman from November 2003 until January 2005
¡	President of the Southern Region of AT&T Corporation from 1996 to May 2003
¡	Director: Aaron’s Inc., American Airlines, Avnet, Inc. (Lead Director), and Citizens Trust Bank (trading as Citizens Bancshares)
¡	Previous Directorships: Choicepoint Inc., Mirant Corporation, and RailAmerica, Inc.
¡	Chairman of the Compensation Committee and a member of the Executive and Governance Committees of the Board
¡

Mr. Robinson’s extensive service on other public company boards, sales and marketing experience gained through senior leadership positions, extensive operational skills from his tenure at AT&T, and longstanding involvement in civic and charitable leadership roles in the community, qualify him to serve as a director of our Board

¡	Term expires at the Annual Meeting for Fiscal Year 2014

NORMAN H. WESLEY

¡	62 years old
¡	Director since January 2011
¡

Chairman of Fortune Brands, Inc. (“Fortune”) from December 1999 until September 2008; served as Chief Executive Officer from December 1999 to December 2007; also served in a series of senior executive positions with Fortune from 1984 to 1999

¡	Director: ACCO Brands Corporation, Fortune Brands Home & Security, Inc., and Green Mountain Coffee Roasters, Inc.
¡	Previous Directorships: R.R. Donnelly & Sons Company, Pactiv Corporation, and Fortune Brands, Inc.
¡	Member of the Audit and Governance Committees of the Board
¡

Mr. Wesley’s operational and strategic expertise from his more than 20 years of experience as a senior executive, including eight years of experience as Chairman and Chief Executive Officer of a multinational corporation with various brands serving multiple sales channels, as well as his service on other public company boards, qualify him to serve as a director of our Board

¡	Term expires at the Annual Meeting for Fiscal Year 2014

ITEM 2—RATIFICATION OF THE APPOINTMENT OF THE

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

At the annual meeting, a proposal will be presented to ratify the appointment of E&Y as the independent registered public accounting firm to audit our financial statements for the fiscal year ending August 31, 2013. E&Y has performed this function for us since 2002. One or more representatives of E&Y are expected to be present at the annual meeting and will be afforded the opportunity to make a statement if they so desire and to respond to appropriate stockholder questions. Information regarding fees paid to E&Y during fiscal year 2012 and fiscal year 2011 is set out below in “Fees Billed by Independent Registered Public Accounting Firm.”

The Board of Directors recommends that you vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee and the Board of Directors previously adopted a written charter to set forth the Audit Committee’s responsibilities. The charter is reviewed annually and amended as necessary to comply with new regulatory requirements. A copy of the Audit Committee charter, which is included in the Statement of Responsibilities of Committees of the Board, is available on the Company’s website at www.acuitybrands.com under the heading, “Corporate Governance.” The Audit Committee is comprised solely of independent directors, as such term is defined by the listing standards of the New York Stock Exchange.

As required by the charter, the Audit Committee reviewed the Company’s audited financial statements and met with management, as well as with E&Y (with and without management present), to (1) discuss the financial statements, (2) discuss their evaluations of the Company’s internal controls over financial reporting, and (3) discuss their knowledge of any fraud, whether or not material, that involved management or other employees who had a significant role in the Company’s internal controls.

The Audit Committee received from E&Y the required written disclosures and the letter from E&Y regarding their independence and the report regarding the results of their integrated audit. In connection with its review of the financial statements and the auditors’ required communications and reports, the members of the Audit Committee discussed with a representative of E&Y their independence, as well as the following:

—	the auditors’ responsibilities in accordance with standards of the Public Company Accounting Oversight Board (United States);
—	the initial selection of, and whether there were any changes in, significant accounting policies or their application;
—	all material alternative accounting treatments under U.S. Generally Accepted Accounting Principles;
—	other information in documents containing audited financial statements;
—	management’s significant judgments and accounting estimates;
—	whether there were any significant audit adjustments;
—	whether there were any disagreements with management;
—	whether there was any consultation with other accountants;
—	whether there were any major issues discussed with management prior to the auditors’ retention;
—	whether the auditors encountered any difficulties in performing the audit; and
—	the auditors’ judgments about the quality of the Company’s accounting policies.

Based on its discussions with management and the Company’s independent registered public accounting firm referenced above, the Audit Committee did not become aware of any material misstatements or omissions in the financial statements. Accordingly, the Audit Committee recommended to the Board of Directors that the financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended August 31, 2012 for filing with the SEC.

AUDIT COMMITTEE

Robert F. McCullough, Chairman

George C. Guynn

Dominic J. Pileggi*

Norman H. Wesley

*	Mr. Pileggi joined the Audit Committee on September 28, 2012.

FEES BILLED BY INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following table sets forth the aggregate fees billed during the fiscal years ended August 31, 2012 and 2011:

	2012	2011
Fees Billed:
Audit Fees	$2,033,000	$1,930,000
Audit-Related Fees	104,000	103,900
Tax Fees	177,000	81,400

Total	$2,314,000	$2,115,300

Audit Fees include fees for services rendered for the audit of our annual financial statements, the review of the interim financial statements included in quarterly reports, and audit of statutory financial statements in certain foreign locations. Audit fees also include fees associated with rendering an opinion on our internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act of 2002.

Audit-Related Fees include amounts billed to us primarily for the annual audits of our domestic defined contribution plans.

Tax Fees include amounts billed to us primarily for international tax compliance in fiscal years 2012 and 2011.

The Audit Committee has established policies and procedures for the approval and pre-approval of audit services and permitted non-audit services. The Audit Committee has the responsibility to engage and terminate our independent registered public accounting firm, to pre-approve the performance of all audit and permitted non-audit services provided to us by our independent registered public accounting firm in accordance with Section 10A of the Exchange Act, and to review with our independent registered public accounting firm their fees and plans for all auditing services. All fees paid to E&Y were pre-approved by the Audit Committee and there were no instances of waiver of approval requirements or guidelines.

The Audit Committee considered the provision of non-audit services by the independent registered public accounting firm and determined that provision of those services was compatible with maintaining auditor independence.

There were no “reportable events” as that term is described in Item 304(a)(1)(v) of Regulation S-K.

EXECUTIVE OFFICERS

Executive officers are elected annually by the Board and serve at the discretion of the Board. Vernon J. Nagel serves as a Director and as an executive officer. His business experience is discussed above in “Item 1—Election of Directors—Director Nominees for Terms Expiring at the 2013 or 2015 Annual Meetings.”

Other executive officers as of the date of this Proxy Statement are:

Name and Principal Business Affiliations

RICHARD K. REECE

¡	56 years old
¡	Executive Vice President of the Company since September 2006; Senior Vice President from December 2005 to September 2006; and Chief Financial Officer since December 2005
¡	Vice President, Finance and Chief Financial Officer of Belden, Inc. (“Belden”) from April 2002 to November 2005
¡	President of Belden’s Communications Division from June 1999 to April 2002
¡	Vice-President Finance, Treasurer and Chief Financial Officer of Belden from August 1993 to June 1999
¡	Certified Public Accountant
¡	Member of the American Institute and the Texas Society of Certified Public Accountants
¡	Serves on the Board of the National Association of Manufacturers

MARK A. BLACK

¡	51 years old
¡	Executive Vice President of Acuity Brands Lighting, Inc. since December 2007
¡	Senior Vice President, Acuity Business Systems for Acuity Brands, Inc. from September 2006 until December 2007
¡	Independent consultant for ‘Lean’ principles and implementation from September 2003 until August 2006
¡	President of CPM, Inc. from December 2000 until August 2003
¡	Vice President of Operations and Corporate Officer of WPT Inc. from May 1997 through January 2000

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed with management the following Compensation Discussion and Analysis section of the Proxy Statement. Based on its review and discussions with management, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement for fiscal 2012 for filing with the SEC.

The Compensation Committee

Ray M. Robinson, Chairman

Peter C. Browning

Gordon D. Harnett

Julia B. North

COMPENSATION DISCUSSION AND ANALYSIS

This section of the proxy statement describes the material elements of the fiscal 2012 compensation program for the named executive officers listed in the Summary Compensation Table. We first provide a highlight of key compensation considerations for fiscal 2012. We then give a business update and describe in more detail our executive compensation philosophy, the overall objectives of our compensation program and each element of compensation that we provide. Finally, we describe the key factors the Compensation Committee considered in determining fiscal 2012 compensation for the named executive officers.

For fiscal 2012, our named executive officers are:

—	Vernon J. Nagel, Chairman, President and Chief Executive Officer of Acuity Brands, Inc.;
—	Richard K. Reece, Executive Vice President and Chief Financial Officer of Acuity Brands, Inc.; and
—	Mark A. Black, Executive Vice President of Acuity Brands Lighting, Inc.

Key Compensation Considerations for Fiscal 2012

Our named executive officers are compensated in a manner consistent with our strategy, competitive practice, sound compensation governance principles and shareholder interests and concerns. The core of our executive compensation philosophy is “pay for performance” for upper-quartile performance.

Despite the slow recovery of the economy and our key markets, fiscal 2012 was a good year for us. We exceeded our target objectives for adjusted diluted earnings per share, adjusted operating profit, adjusted consolidated operating profit margin, and adjusted cash flow, the key performance measures under our annual cash and equity incentive awards. The adjusted financial performance measures exclude the net impact of streamlining activities and related expenses. In making compensation decisions, the Compensation Committee took into account these performance measures as well as a number of other factors, including:

—	Return on stockholders’ equity in excess of cost of capital;
—

Solid execution of our annual business plan and progress on achieving key strategic goals, such as the introduction of new, more energy-efficient products and services, as well as investments in areas representing growth potential, such as our solid-state luminaires and lighting controls portfolios;

—	Continued focus on leadership development and performance management processes; and
—

Positive total shareholder returns (“TSR”) over the various 1, 3 and 5-year periods, as well as comparisons to the Dow Jones U.S. Electrical Components & Equipment Index, the Dow Jones U.S. Building Materials & Fixtures Index, and the Standard & Poor’s Midcap 400 Index.

Fiscal 2012 diluted earnings per share increased 12.4% over the prior year while adjusted diluted earnings per share, which excludes the impact of streamlining activities and related expenses, increased 24.0% over the prior year.* The total return on the Company’s common stock was 40.7% for the fiscal year ended August 31, 2012. When looking at our performance over the longer term, we have achieved a five-year annualized total return of 9.3%, compared with 4.0% for the Standard & Poor’s Midcap 400 Index, 3.7% for the Dow Jones U.S. Electrical Components & Equipment Index, and 2.8% for the Dow Jones U.S. Building Materials & Fixtures Index over the same period.

Based on this comprehensive performance assessment, and combined with a review of the economic environment and competitive landscape, the Compensation Committee made the following key compensation decisions for our named executive officers:

—	Due to the continuing challenging economic environment, no base salary increases were approved for fiscal 2012;

*	See page 22 of our Form 10-K for fiscal 2012 for a reconciliation of adjusted diluted earnings per share for fiscal 2012 and 2011.

—

Annual cash incentive awards to named executive officers were paid at approximately 181% of target based on the fiscal 2012 performance goals previously approved by the Compensation Committee, adjusted for their individual performance factor; and

—

Equity incentive awards (granted in October 2012 based upon fiscal 2012 performance) were approved at 125% of target and were granted in the form of two-thirds in restricted stock and one-third in stock options, which the Committee believed offered a total equity incentive opportunity aligned with shareholder interests with the appropriate balance of risk, long-term company stock price performance and retention.

The Compensation Committee undertook its annual risk assessment of our compensation program for fiscal 2012. The Committee concluded that the program does not encourage management to take excessive risks that may have a material impact on the Company, and that the program serves the stockholders’ best interests in our sustained long-term performance by including an appropriate balance of financial performance measures, extended vesting schedules and significant stock ownership requirements. The Compensation Committee also considered the independence of its compensation consultant and determined that no conflicts of interest were raised.

Consideration of “Say on Pay” Voting Results

The Compensation Committee considered the results of the stockholder “say on pay” vote at our 2011 annual meeting in making compensation decisions for fiscal 2012. Because over 93% of votes cast for or against the proposal approved our compensation program as described in our 2011 proxy statement, the Compensation Committee believes that stockholders support our pay for performance policies. Therefore, the Compensation Committee continued to apply the same principles in determining the amounts and types of executive compensation for fiscal 2012.

Business Update

We reported strong top and bottom line growth in fiscal 2012 in spite of continued soft economic conditions. New U.S. non-residential construction, a primary market for us, increased approximately 5% during fiscal 2012 compared to the prior year. We believe that the many channels and markets we serve are for the most part on the road to recovery although the North American economy continues to be fragile as job growth remains anemic. We believe our channel and product diversification, as well as our strategies to better serve customers with new, more innovative lighting solutions and the strength of our many sales forces have allowed us to outperform the markets we serve. Our solid growth is due in large part to our focused strategy to diversify our portfolio to be less reliant on new building construction and more focused on growing portions of the market, including renovation and lighting control solutions that enhance the visual environment while optimizing energy usage.

Fiscal 2012 net sales rose approximately 8% to $1.93 billion. Operating profit for fiscal 2012 was $208.0 million compared with $188.7 million for the year-ago period. Net income for fiscal 2012 was $116.3 million compared with $105.5 million for fiscal 2011. Diluted earnings per share for fiscal 2012 and 2011 were $2.72 and $2.42, respectively. Excluding the impact of special charges and expenses associated with the closing of the Cochran facility, adjusted operating profit was $225.7 million, or 11.7% of net sales, which is a 120 basis point improvement over the prior year.* Excluding the impact of special charges and expenses associated with the closing of the Cochran facility, fiscal 2012 adjusted diluted earnings per share was $3.00, a 24% increase over the prior year.*

In fiscal 2012, we generated $172 million in net cash from operating activities and $141 million in free cash flow (defined as net cash provided by operating activities minus purchases of property, plant, and equipment). Fiscal 2012 is the eighth out of the last nine years where we have generated free cash flow in excess of our net

*	See page 22 of our Form 10-K for fiscal 2012 for a reconciliation of adjusted operating profit and adjusted diluted earnings per share for fiscal 2012 and 2011.

income. Additionally, we ended fiscal 2012 with a cash balance of over $284 million, while investing $31 million in capital expenditures and $4 million for acquisitions, paying $22 million of dividends to stockholders, and repurchasing $9 million of company stock.

On the strategic front, we accomplished a number of items in fiscal 2012. We continued to invest in areas representing significant future growth potential, including the continued rapid introduction of innovative, more energy efficient products and services. We continued to focus on extending our leadership position in North America, while diversifying our product portfolio and expanding our channels to market, making us less reliant on new construction. We made strides in four key areas of strategic focus: customer service; pricing and margin management; geographical channel and product portfolio expansion (including significant additions to our sustainable and energy-efficient products and solutions); and Company-wide productivity.

Compensation Design and Philosophy

The executive compensation program is designed to:

—	Attract and retain executives by providing a competitive reward and recognition program that is driven by our success;
—	Provide rewards to executives who create value for stockholders;
—	Consistently recognize and reward superior performers, measured by achievement of results and demonstration of desired behaviors; and
—	Provide a framework for the fair and consistent administration of pay policies.

We compensate management and other key associates through a combination of base salary and variable incentive compensation, typically based on Company performance. To create a “pay for performance” environment, total compensation is comprised of a base salary, generally targeted to be at median (or lower, as in the case of Mr. Nagel), plus significant at-risk performance-based variable annual cash and equity incentive compensation. Our executive compensation program historically has been guided by the following principles, which are intended to support our “pay for performance” philosophy:

—	Total compensation programs should be designed to strengthen the relationship between pay and performance, with a resulting emphasis on variable, rather than fixed, forms of compensation;
—	An appropriate balance should be struck between the focus on achievement of annual goals and the focus on encouraging long-term growth of the company so as to appropriately balance risk;
—

Compensation should generally increase with position and responsibility, and total compensation should be higher for individuals with greater responsibility and a greater ability to influence the Company’s results, with a corresponding increase in the percentage of total compensation linked to performance; and

—	Management should focus on the long-term interests of all stakeholders, including stockholders.

Going beyond our senior management, we encourage a “pay for performance” philosophy for all of our salaried associates. Each year we put in place an incentive plan for these associates with performance goals that are structured similarly to those for our Annual Cash Incentive Plan.

Our compensation philosophy is consistent with and supportive of our long-term goals. We aspire to be a premier industrial company capable of consistently delivering long-term upper-quartile financial performance. We define upper-quartile performance using specific metrics, including:

—	Annual growth in earnings per share of 15% or greater;
—	Operating profit margin in the mid-teens or higher;
—	Return on stockholders’ equity of 20% or better; and
—	Generation of cash flow from operations less capital expenditures in excess of net income.

As we believe there should be a strong relationship between executive compensation and the creation of value for stockholders, we structure our incentive compensation arrangements to pay upper-quartile compensation for upper-quartile performance.

In implementing our compensation philosophy, we emphasize the significant amount of “pay for performance” factored into the total direct compensation mix (base salary and annual cash and equity incentive awards) of our named executive officers with expectations for sustained long-term upper-quartile Company performance. Each executive officer’s total direct compensation opportunity is therefore subject to considerable leverage—median or lower fixed pay in the form of base salary coupled with a wide range of possible outcomes with respect to annual cash and equity incentive compensation driven by performance.

An example of this strategy is the compensation opportunity of our chief executive officer. Mr. Nagel’s base salary has remained at the same level since 2004, which is well down into the lowest quartile of the peer group described below. At the same time, Mr. Nagel’s annual cash and equity incentive award targets are structured to provide an opportunity for him to earn annual and long-term compensation at the upper quartile of competitive compensation as compared to the peer group, if upper quartile levels of performance are achieved. Because we review our business plans annually and we have significant ownership requirements for our executives, we believe that we have an appropriate balance of incentives while limiting excessive risk taking.

Compensation Risk Analysis

Because performance-based incentives play a large role in our overall executive compensation program, including our executive compensation program, we believe that it is important to ensure that these incentives do not result in our executives taking actions that may conflict with our long-term best interests. The Compensation Committee considers risk in designing the compensation program with the goal of appropriately balancing annual incentives and long-term performance. We address this in several ways.

—

The various financial performance measures that are set under our annual cash and equity incentive award plans are balanced and based upon budgeted levels that are reviewed and approved by the board and that we believe are challenging and yet attainable without the need to take inappropriate risks or make material changes to our business or strategy.

—

Awards under the equity incentive plan are made in the form of equity grants that vest over time. We believe the three and four year vesting of the equity awards mitigates against unnecessary or excessive risk taking.

—	The Annual Cash Incentive Plan and the Long-Term Incentive Plan have maximum payout limitations for each participant and on the total amount of payments to all eligible employees in a fiscal year.
—

Because the value of the equity awards are best realized through long-term appreciation of stockholder value, especially when coupled with our stock ownership guidelines (described below), we believe this encourages a long-term growth mentality among our executives and aligns their interests with those of our stockholders.

After reviewing with management the design of our compensation programs, the Compensation Committee concluded that our compensation program does not encourage management to take excessive risks and serves the stockholders’ best interests in our sustained long-term performance by including an appropriate balance of financial performance measures, extended vesting schedules and significant stock ownership requirements.

Role of Compensation Consultant

Under its charter, the Compensation Committee is authorized to engage outside advisors at our expense. In fiscal 2012, the Compensation Committee engaged the compensation consulting firm of Pay Governance LLC. Pay Governance provides no additional consulting services to us.

The Compensation Committee periodically approves an engagement letter that describes the duties to be performed by the consultant and the related costs. Under the terms of existing engagement letters, Pay Governance performed the following services for the Compensation Committee in fiscal 2012, in addition to preparation for and attendance at meetings of the Compensation Committee:

—	Provided peer group and market pricing analysis for the chief executive officer and the other named executive officers;
—	Throughout the year, provided the Compensation Committee with assistance and support on various issues, including updates related to evolving governance trends; and
—	Reviewed the draft proxy statement and provided drafting input and disclosure suggestions.

The chairman of the Compensation Committee may make additional requests of the compensation consultant during the year on behalf of the Committee.

In September 2012, the Compensation Committee considered the independence of Pay Governance in light of new SEC rules and proposed NYSE listing standards. The Compensation Committee requested and received a letter from Pay Governance addressing the consulting firm’s independence, including the following factors: (1) other services provided to us by the consultant; (2) fees paid by us as a percentage of the consulting firm’s total revenue; (3) policies or procedures maintained by the consulting firm that are designed to prevent a conflict of interest; (4) any business or personal relationships between the individual consultants involved in the engagement and a member of the Compensation Committee; (5) any company stock owned by the individual consultants involved in the engagement; and (6) any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement. The Compensation Committee discussed these considerations and concluded that the work of the consultant did not raise any conflict of interest.

Market Data

The Compensation Committee annually compares the various elements of our executive compensation program with respect to the chief executive officer in order to evaluate compensation levels relative to that of the market and our competitors through the use of publicly available market surveys and total compensation studies and long-term incentive compensation analyses. For fiscal 2012, the Committee requested that Pay Governance perform this comparison, and Pay Governance provided compensation data for purposes of the chief executive officer’s compensation review and for the other named executive officers.

For purposes of analyzing named executive officer compensation, at the request of the Compensation Committee, Pay Governance undertook a review of our peer group and presented to the Compensation Committee recommendations for certain changes to the peer group. Pay Governance compiled a list of recommended peer companies that would be a representative example of organizations of comparable size and business focus and that are representative of the companies with whom we compete for executive talent, with a particular focus on ensuring industry-representative peers. Pay Governance developed a list of recommended peer companies based upon an assessment of each company’s industry, annual revenues, market capitalization, one-year and three-year levels of historical profitability, and one-year and three-year levels of historical total shareholder returns. The Compensation Committee reviewed the recommendations of the consultant and approved the list of peer companies.

The peer group is comprised of the following list of 17 companies and includes primarily industrial machinery, electrical components and equipment, and building products companies with size and financial characteristics generally comparable to us:

Actuant Corporation	Graco Inc.
AMETEK Inc.	Hubbell Incorporated
A. O. Smith Corp.	Lincoln Electric Holdings, Inc.
Armstrong World Industries, Inc.	Regal Beloit Corporation
Belden Inc.	Roper Industries, Inc.
Brady Corp.	Steelcase, Inc.
Carlisle Companies, Inc.	The Toro Company
Cooper Industries PLC	Valmont Industries, Inc.
EnerSys

One company that had been part of the peer group in fiscal 2011, Thomas & Betts Corp., was eliminated as it was acquired during 2012. Carlisle Companies, Inc. was selected to replace Thomas & Betts Corp.

General Compensation Levels

The total direct compensation opportunities offered to our executive officers have been designed to ensure that they have a strong relationship with the creation of long-term value for stockholders, are competitive with market practices, support our executive recruitment and retention objectives, and are internally equitable among executives. The annual cash and equity incentive portions of total direct compensation are designed to be performance-based and to provide compensation in excess of base salary only when performance goals are met. In addition, the Compensation Committee retains the discretion to make awards outside of these parameters if it determines that a discretionary award is appropriate based on various performance-related facts and circumstances for the fiscal year.

In determining total direct compensation opportunities, the Compensation Committee considers: compensation information and input, including market data, provided by its compensation consultant; the evaluation by the Board of Directors of the chief executive officer; and the chief executive officer’s performance review and recommendation for each other executive officer. The market data provides competitive compensation information for positions of comparable responsibilities with comparably-sized manufacturing companies that are representative of the companies with whom we compete for executive talent.

Weighting and Selection of Elements of Compensation

The Compensation Committee annually determines the mix and weightings of each of the compensation elements by considering the market compensation data as described above. Base salary is the only portion of compensation that is assured. The more senior the executive within the Company, the greater the weight allocated to annual cash and equity incentive awards. This also furthers the appropriate risk balance in encouraging executives to consider our long-term performance. While the Compensation Committee has established a framework to assure that a significant portion of aggregate target total direct compensation is based on performance for senior executives, actual amounts earned depend on annual company performance as well as individual performance.

The Compensation Committee uses plan guidelines as well as its judgment and discretion in deciding the mix and value of equity incentive compensation. Various types of equity awards, including restricted stock and stock options, are considered to motivate executives to act like stockholders and to focus on the long-term performance of the business. Restricted stock and stock options are designed to mirror stockholder interests and make executives sensitive to upside potential and stockholder gains, as well as to downside risk, because a change in the stock price affects overall compensation.

Equity incentives historically have been designed as performance-based awards with payout determined by Company performance and subject to adjustment based on individual performance. However, the Compensation Committee retains discretion to make awards for achievement outside of the targets set forth in the incentive plan.

Elements of Executive Compensation

We typically structure our executive compensation program using the following compensation elements:

—	Base salary;
—	Annual cash incentives (the annual bonus awards made under the Management Compensation and Incentive Plan, which we refer to as the Annual Cash Incentive Plan);
—	Performance-based equity incentive awards (the equity awards made under our Long-Term Incentive Plan, which we refer to as the Equity Incentive Plan); and
—	Post-termination compensation (retirement benefits and severance and change in control arrangements).

The compensation program also includes minimal perquisites and other personal benefits (primarily a charitable contribution match). In addition, named executive officers generally participate in our health and welfare plans on the same basis as other full-time employees.

The objective for each element of compensation is described below.

Element of Compensation	Objective
Base Salary	• Provide a competitive level of secure cash compensation; and
• Reward individual performance, level of experience and responsibility.
Performance-Based Annual Cash Incentive Award	• Provide variable cash compensation opportunity based on achievement of annual performance goals; and

• Reward individual performance and Company or business unit performance.
Performance-Based Equity Incentive Award	• Provide variable equity compensation opportunity based on achievement of annual performance goals;

• Reward individual performance and overall Company performance;
• Encourage and reward long-term appreciation of stockholder value;
• Encourage long-term retention through three-year and four-year vesting periods for awards; and
• Align management compensation with interests of stockholders.
Post-termination Compensation	• Encourage long-term retention through pension benefits; and

• Provide a measure of security against possible employment loss, through a change in control or severance agreement, in order to encourage the executive to act in the best interests of the Company and stockholders.

Base Salary

The Compensation Committee sets base salary to be competitive with the general market. The base salary is designed to attract talented executives and provide a secure base of cash compensation. Salary adjustments may be made annually as merited or on promotion to a position of increased responsibility. The base salaries of executives generally are set near or below the 50th percentile, although it is set much lower in the case of Mr. Nagel, as described below. For the named executive officers, the Compensation Committee considers the peer group data described above in determining market levels.

In accordance with our pay for performance philosophy, Mr. Nagel’s salary of $600,000 is in the bottom quartile of the peer group and has not been increased since 2004. In light of the continuing challenges to the economic environment in late fiscal 2011, the chief executive officer recommended and the Compensation Committee approved no base salary increases for the named executive officers for fiscal 2012.

Incentive Compensation Programs

As part of our pay for performance philosophy, a substantial portion of our named executive officers’ total compensation opportunity is provided in the form of annual incentive awards consisting of two performance-based elements: cash and equity.

—

Annual cash incentive awards are earned only if we achieve specific annual company and individual performance objectives, which we believe focuses our executives’ efforts on company results that directly impact our stock price and link individual performance to our long-term strategic plan.

—

Annual equity incentive awards are earned only if we achieve specific annual company performance goals. The equity awards have three or four year vesting schedules designed to align executive compensation with long-term stockholder interests. The extended vesting schedule for the equity awards mitigates against unnecessary or excessive risk.

Each of these incentive compensation programs, including the specific company performance goals for each program for fiscal 2012, is described in more detail below.

Annual Cash Incentive Awards

Performance-based annual cash incentive compensation is a key component of our executive compensation strategy. This element is designed to be a significant performance-based component of overall compensation. Annual cash incentive awards are made under the Acuity Brands, Inc. Management Compensation and Incentive Plan (the “Annual Cash Incentive Plan”), which was approved by stockholders at the January 2008 annual meeting. The Annual Cash Incentive Plan is designed to motivate executive officers to attain specific annual performance objectives that, in turn, further our long-term objectives.

At the start of a fiscal year, an individual annual cash incentive target, stated as a percentage of base salary, is determined for each participant. Measures of Company and business unit financial performance for the fiscal year are also determined. The actual award earned is based on the results of financial performance for the fiscal year. The actual award earned is then subject to the application of negative discretion by the Compensation Committee. The Committee takes into account individual performance for the fiscal year in applying the negative discretion.

Financial Performance—General

At the beginning of the fiscal year, the Compensation Committee selects the annual financial performance measures and sets the annual financial performance goals at the threshold, target and maximum levels, which determine payouts. For most participants, achieving target financial performance would yield an award of 100% of the target amount set at the beginning of the year, excluding any individual performance factor. However, for the named executive officers, achieving target financial performance would yield an award of 200% of the target amount, which is then subject to the application of negative discretion by the Compensation Committee. The target and maximum levels are structured this way for certain senior executives to comply with the requirements of Section 162(m) of the Code (see “Tax Deductibility Policy” below).

Actual financial performance for the fiscal year determines the total amount of dollars available for the incentive pool for annual cash incentive awards to all eligible employees, including the named executive officers. Financial performance percentages are interpolated for performance falling between stated performance measures.

When deciding what financial measures to use at the start of a fiscal year and the threshold, target and maximum levels of achievement of those measures, the Compensation Committee carefully considers the state of our business, including the prevailing economic environment, and what financial measures are most likely to focus the participants, including the named executive officers, on making decisions that deliver annual results aligned with long-term goals. The Committee considers management’s recommendations regarding the appropriate financial measures and the annual improvement targets for such measures. The financial measures are chosen from an array of possible financial measures included in the Annual Cash Incentive Plan.

Financial performance is measured separately for Acuity Brands as a whole and for our business unit, though the Committee considers overall alignment of performance goals to ensure associates are focused on and rewarded for achieving desired results. Depending on the named executive officer’s responsibilities, the calculation of his annual cash incentive award is measured and determined based on Company-wide performance or business unit performance, as appropriate for that named executive officer.

Fiscal 2012 Financial Performance Measures and Weighting

The performance measures and weighting for fiscal 2012 awards were established by the Compensation Committee and ratified by the Board of Directors early in fiscal 2012, based on long-term upper quartile performance measures for mid-to-large cap companies. These measures and weightings are consistent with those selected by the Committee for fiscal 2011.

Company Performance	Weighting	Business Unit Performance	Weighting
Adjusted diluted earnings per share	34%	Adjusted operating profit	34%

Adjusted consolidated operating profit margin	33%	Adjusted operating profit margin	33%

Adjusted cash flow	33%	Adjusted cash flow	33%

Company performance is calculated as follows:

—

Adjusted diluted earnings per share is computed by dividing net income available to common shareholders by diluted weighted average number of shares and adjusted to exclude the impact of streamlining activities and the distortive effect of acquisitions.

—

Adjusted consolidated operating profit margin is calculated as operating profit divided by net sales and adjusted to exclude the impact of streamlining activities and the distortive effect of acquisitions.

—

Adjusted cash flow is calculated as cash flow from operations, minus capital expenditures, plus cash received on sale of property, plus or minus cash flow from foreign currency fluctuations, and excluding the impact of streamlining activities and cash used for acquisitions.

Business unit performance is calculated as follows:

—	Adjusted operating profit excludes the impact of streamlining activities and the distortive effect of acquisitions.
—	Adjusted operating profit margin is calculated as adjusted operating profit divided by net sales.
—

Adjusted cash flow is calculated as cash flow from operations, minus capital expenditures, plus cash received on sale of property, plus or minus cash flow from foreign currency fluctuations, and excluding the impact of streamlining activities and cash used for acquisitions.

Individual Performance

Performance of individual participants in the Annual Cash Incentive Plan, including the named executive officers, is evaluated after the end of the fiscal year by:

—	Comparing actual performance to daily job responsibilities and pre-established individual objectives consistent with overall company objectives, and
—	Considering, on a qualitative basis, whether the individual’s performance reflects our corporate values and business philosophies, such as continuous improvement.

The individual objectives for Mr. Nagel were set with the approval of the Compensation Committee. The individual objectives for the other named executive officers were set after individual discussion with the chief executive officer. They include objectives that are common across all executives, and objectives specific to each individual’s role at our company. For example, an individual objective common for all of the named executive officers included the further development and implementation of continuous improvement (or “Lean”) processes and culture within the Company. At the end of the fiscal year, each participant, including each named executive officer, is given an individual performance management process rating (a PMP Rating), which is translated to a PMP Payout Percentage.

The maximum PMP Payout Percentage that can be earned by participants in the plan is 140%. At the end of the fiscal year, the Compensation Committee or the Board, as applicable, selects the precise payout percentage within the range based on factors such as level of responsibility and impact on our performance, with calibrations made across comparable positions to achieve consistency of the percentages selected.

The table below sets forth the PMP Ratings and the possible PMP Payout Percentages for all participants for fiscal 2012.

	Range of PMP Payout Percentage
PMP Rating	Minimum	Maximum
Exceptional	110%	140%
Superior	80%	130%
Commendable	60%	120%
Fair	0%	70%
Unacceptable	0%	0%

Determination of Award

The level of financial performance is determined after the end of the fiscal year based on actual company and business unit results compared to the financial measures set at the beginning of the fiscal year. In addition, the chief executive officer reports to the Compensation Committee summarizing the individual performance goals and achievements of the named executive officers, including himself. The Compensation Committee considers his report in determining the awards. Under the plan, the amount of each actual annual cash incentive award, including the awards to the named executive officers, would be determined as follows:

Base Salary x (Annual Cash Incentive Target % x Financial Performance Payout %) x PMP Payout %

The Annual Cash Incentive Target Percentage, representing the percentage of base salary used in the determination of the award, is set by the Compensation Committee for each of the named executive officers. For fiscal 2012, they were as follows: Mr. Nagel—150%; Mr. Reece—65%; and Mr. Black—65%. There were no changes to the target percentage of base salary as compared to fiscal 2011.

The Financial Performance Payout Percentage at target is 100% for most participants in the Annual Cash Incentive Plan. For the named executive officers, the Financial Performance Payout Percentage at target is 200%. The greater percentage is designed to facilitate the Compensation Committee’s application of negative discretion as it considers appropriate in accordance with the provisions of Section 162(m) of the Code.

For example, for Mr. Nagel the calculation for his annual cash incentive award, assuming that Company performance was at target and that he received an actual PMP Rating of “superior” equivalent to a PMP Payout Percentage of 100%, would be as follows:

$600,000  x  (150%  x  200%)  x  100%  =  $1,800,000

The Compensation Committee then determines the final award by applying negative discretion as it considers appropriate in accordance with the requirements of Section 162(m) of the Code.

Fiscal 2012 Annual Cash Incentive Award

The following table outlines the fiscal 2012 performance measures, the weighting for each performance measure and the threshold, target, maximum, and actual 2012 performance levels, each as determined by the Compensation Committee. In accordance with our philosophy, the performance measures at the target level were set at a level approximately equal to the 75th percentile of longer-term financial performance for public companies in the S&P 500 and S&P 400 indexes.

The performance levels at threshold, target and maximum were derived from our long-term financial performance targets, which are in the upper quartile of financial performance for mid-to-large cap companies, and therefore differed from the operating plan targets for fiscal 2012. The maximum award is designed to reward only exceptional performance.

($ millions, except earnings per share)	Weighting	Performance Objectives			Actual Performance Fiscal 2012(1)
		Threshold	Target	Maximum
Company Performance (2)
Adjusted diluted earnings per share (from continuing operations)	34%	$2.35	$2.64	$3.28	$2.91
Adjusted consolidated operating profit margin	33%	10.5%	10.8%	11.6%	11.4%
Adjusted cash flow	33%	$108	$120	$147	$148.6
Business Unit Performance (3)
Adjusted operating profit	34%	$205	$225	$270	$242.0
Adjusted operating profit margin	33%	11.2%	11.8%	13.4%	12.5%
Adjusted cash flow	33%	$205	$225	$270	$241.8

(1)

The adjusted financial information that we use to determine performance under our incentive plans differs from the adjusted financial information that we report in our earnings press releases, as we exclude certain benefits received from restructuring activities in calculating actual performance for fiscal 2012 as reported in this column.

(2)

Under which the fiscal 2012 annual cash incentive awards were determined for Messrs. Nagel and Reece. As expected, the Compensation Committee exercised negative discretion in determining the final fiscal 2012 awards for Messrs. Nagel and Reece.

(3)

Under which the fiscal 2012 annual cash incentive award was determined for Mr. Black. As expected, the Compensation Committee exercised negative discretion in determining the final fiscal 2012 award for Mr. Black.

In October 2012, based on the Compensation Committee’s certification of performance with respect to fiscal 2012 annual cash incentive targets using information prepared by the finance department, the Board approved the Compensation Committee’s recommendations with respect to fiscal 2012 annual cash incentives for the named executive officers. The Compensation Committee determined that adjustments to the financial performance metrics for the impact of the distortive effect of acquisitions was de minimis, and therefore, no adjustments to the fiscal 2012 metrics were made. The following table outlines the threshold, target, maximum, and actual 2012 awards earned under the Annual Cash Incentive Plan for each of the named executive officers for fiscal 2012 as a dollar amount (in thousands).

($ in thousands) Named Executive Officer	Annual Incentive Target %	Threshold ($)	Target ($)	Maximum ($)		Actual 2012 Annual Incentive Award Earned ($)(2)
Vernon J. Nagel	150	0	1,800	4,000	(1)	2,200
Richard K. Reece	65	0	536	2,250		675
Mark A. Black	65	0	494	2,075		675

(1)	The maximum award for Mr. Nagel was capped by the Annual Cash Incentive Plan’s limit of a $4.0 million maximum award payable to an individual participant for any fiscal year.

(2)	Reflects application of negative discretion by the Compensation Committee in determining the final awards.

Based on the achievement of Company or business unit performance measures, as appropriate, and their PMP ratings, Messrs. Nagel, Reece and Black were eligible to receive annual cash incentive awards of $4,000,000, $1,338,000 and $1,252,000, respectively. As expected, the Compensation Committee exercised negative discretion to reduce the amount of the awards as shown in the table above.

As part of our overall “pay for performance” philosophy, we maintain an annual discretionary incentive plan covering all salaried associates who are not eligible to participate in the Annual Cash Incentive Plan. The incentive plan is designed to reward growth and operating profit. Based on the achievement of business unit performance measures, an earned payout was attained in the amount of approximately 3.3% of annual base compensation for all salaried associates not eligible to participate in the Annual Cash Incentive Plan.

Annual Equity Incentive Awards

A substantial portion of the total direct compensation of our named executive officers is delivered in the form of annual equity awards, including restricted stock and stock options. Equity incentive awards are generally granted on an annual basis and are allocated based on the achievement of an annual Company-wide financial target and individual performance ratings.

Since 2008, awards have been made under the Acuity Brands, Inc. Long-Term Incentive Plan (the equity incentive plan, or “EIP”), which was approved by stockholders at the January 2008 annual meeting. If the 2012 Equity Incentive Plan is approved by stockholders at this meeting, future awards will be made under the 2012 Equity Incentive Plan.

The purpose of the EIP is to enable executive officers and other eligible associates to accumulate capital through future managerial performance, which the Compensation Committee believes contributes to the future success of our Company. The EIP creates a pool of equity available for annual grants to all eligible associates, including the named executive officers. In fiscal 2012, there were approximately 200 eligible participants in the EIP. The Committee believes that awards under the EIP promote a long-term focus on our profitability due to the multi-year vesting period under the plan.

At the beginning of each year, the Compensation Committee selects performance criteria, upon which awards under the EIP are based, from the range of performance measures contained in the EIP. Specific performance goals for the fiscal year are set by the Compensation Committee.

Target awards are determined as a percentage of each executive officer’s salary. For most participants in the EIP, achieving target Company financial performance yields an award of 100% of the target award for the participant, excluding any individual performance factor. For the named executive officers, achieving target Company performance yields an award of 200% of the target award. The greater percentage for these named executive officers is designed to facilitate the Compensation Committee’s application of negative discretion as it considers appropriate in accordance with the provisions of Section 162(m) of the Code.

The total equity incentive award payments to all eligible employees under the EIP cannot exceed 8% of adjusted consolidated operating profit before expenses associated with the EIP.

Final awards for each participant are determined by comparing actual Company performance against the established performance criteria for the year. Final awards also take into account each individual’s PMP Rating. Individual performance is evaluated in the same manner as under the Annual Cash Incentive Plan, except that the payout factor is as follows:

PMP Rating	PMP Payout Percentage
Exceptional	Up to 150%
Superior	Up to 125%
Commendable	Up to 100%
Below Standard	0%

The Compensation Committee selects the precise payout percentage within the range based on factors such as level of responsibility and impact on our performance with calibrations made across comparable positions to achieve consistency of the percentages selected.

The dollar amount of each actual EIP award, including the named executive officers, is determined as follows:

Base Salary x (Individual EIP Target % x Financial Performance Payout %) x PMP Payout %

The Compensation Committee, in its discretion, taking into account the recommendations of the chief executive officer, may increase or decrease awards under the EIP.

If an award is earned under the EIP for the year, the Compensation Committee determines the combination of restricted stock and stock options into which the final dollar denominated EIP awards are converted to achieve the appropriate blend of (a) stockholder alignment, (b) compensation risk, (c) focus on long-term stock price appreciation, (d) executive retention, (e) cost effectiveness, and (f) efficient share utilization. Restricted stock generally vests over a four-year period; dividends are paid on the restricted stock. Stock options have an exercise price equal to the closing price on the date of grant and generally vest over a three-year period.

Fiscal 2012 Equity Incentive Awards

For fiscal 2012, the Compensation Committee determined that the performance criterion for equity incentive awards was diluted earnings per share adjusted for the impact of streamlining activities and the distortive effect of acquisitions. The target earnings per share were $2.65, with a threshold of $2.30 and a maximum of $3.15. The award formula payout percentage is 0% for threshold performance, 100% for target performance and 150% for maximum performance. For the named executive officers, the award formula payout percentage is 0% for threshold performance, 200% for target performance and 300% for maximum performance. The payout percentage used in the award formula cannot exceed 150% (300% for the named executive officers), even if actual performance exceeds the level of performance corresponding to the maximum payout percentage. The Compensation Committee applied negative discretion to the award for the named executive officers.

Annual EPS targets are typically derived from our targeted long-term growth targets, which are in the upper quartile of financial performance for mid-to-large companies, and often differ from annual operating plan targets. The Compensation Committee set the annual earnings per share target for fiscal 2012 to account for the economic conditions and forecasts while ensuring the targets were challenging yet obtainable.

The following table outlines the award targets and 2012 actual equity incentive award values for each of the named executive officers for fiscal 2012 as a dollar amount (in thousands). The target and maximum awards assume a financial performance payout percentage of 200% and 300%, respectively. In setting these levels, we expected that the Compensation Committee would exercise negative discretion in determining the final awards.

($ in thousands) Named Executive Officer	Individual Target %	Threshold ($)	Target ($)	Maximum ($)	Actual ($)(1)
Vernon J. Nagel	300	0	$3,600	$8,100	$3,000
Richard K. Reece	150	0	1,236	2,781	1,000
Mark A. Black	135	0	1,026	2,309	1,000

(1)	Reflects application of negative discretion by the Compensation Committee in determining final awards.

We achieved $2.91 in adjusted diluted earnings per share. We calculate adjusted diluted earnings per share by dividing net income available to common shareholders by diluted weighted average number of shares, adjusted to exclude the impact of streamlining activities and the distortive effect of acquisitions. The adjusted diluted earnings per share number that we use to determine performance under our incentive plans differs from the adjusted diluted earnings per share number that we report in our financial statements and earnings press releases, as we exclude certain benefits received from restructuring activities in calculating actual performance for fiscal 2012 for compensation purposes.

Actual adjusted diluted earnings per share for fiscal 2012 exceeded the target of $2.65 and resulted in a calculated payout of 126% of target. However, the Compensation Committee limited the overall financial performance payout percentage to 125% of target. Individual EIP awards were made accordingly.

The following table provides details about the number of shares of restricted stock and stock options that were granted by the Compensation Committee as equity incentive awards for fiscal 2012 performance. In determining the allocation of equity awards between restricted stock and stock options, the Compensation Committee considered the items (a) through (f) described above. Two-thirds of the value of the EIP award was allocated to restricted stock, and one-third of the value was allocated to stock options. To determine the number of shares of restricted stock, the allocated value was divided by the closing price of our stock on the date of grant. To determine the number of stock options, the allocated value was divided by the Black-Scholes value of our stock on the date of grant.

(Award $ in thousands) Named Executive Officer	Number of Shares of Restricted Stock	Number of Shares Underlying Stock Option	Exercise Price of Stock Option ($)	Grant Date Fair Value of Restricted Stock and Stock Option Award ($)
Vernon J. Nagel	31,980	44,800	$62.54	$3,000
Richard K. Reece	10,660	14,930	62.54	1,000
Mark A. Black	10,660	14,930	62.54	1,000

Under SEC rules, because the equity incentive awards were granted on October 23, 2012, which was after the end of fiscal 2012, the grant date fair values for these awards are not included in the Fiscal 2012 Summary Compensation Table and the awards are not reflected in the Outstanding Equity Awards at Fiscal 2012 Year-End table. The values will be included in the Summary Compensation Table for fiscal 2013.

Equity Award Grant Practices

Annual equity awards under the EIP are approved by the Compensation Committee and the Board following the end of the fiscal year. The chief executive officer may make interim equity awards from a previously approved discretionary share pool on the first business day of each fiscal quarter based on prescribed criteria established by the Compensation Committee. We do not time the granting of equity awards to the disclosure of material information.

Executive Perquisites

Perquisites and other personal benefits comprised a minimal portion of our executive compensation program. The only perquisite or other personal benefit provided by us to executive officers in fiscal 2012 was a Company match on charitable contributions of $5,000 for Mr. Nagel.

Retirement Benefits

We provide retirement benefits under a number of defined benefit retirement plans. As of December 31, 2002, we froze the pension benefits under certain plans for all participants. This means that, while participants retain the pension benefits already accrued, no additional pension benefits accrue after the effective date of the freeze. However, executives formerly covered by the frozen pension plan receive a supplemental annual contribution under a deferred compensation plan, which is designed to replace benefits lost when the pension plan was frozen.

Effective January 1, 2003, we implemented the Acuity Brands, Inc. 2002 Supplemental Executive Retirement Plan (the “2002 SERP”) that provides a monthly benefit equal to 1.8% of average cash compensation (base salary and annual cash incentive payment, using the highest three consecutive years of remuneration out of the ten years preceding an executive’s retirement) multiplied by years of service as an executive officer (up to a maximum of 10 years) divided by 12. Effective January 1, 2009, the monthly benefit multiplier was increased to 1.8% from 1.6% for active participants. Benefits are generally payable for a 15-year period following retirement (as defined in the 2002 SERP). The Board approved changes to the SERP in October 2012, following a competitive assessment of executive retirement benefits, including (a) increasing the monthly benefit multiplier to 2.8% and (b) revising the determination period for average cash compensation to be the average for the three highest consecutive year period during the participant’s service with the Company. The named executive officers participated in the 2002 SERP in fiscal 2012.

We also maintain several deferred compensation plans which are described below under “Fiscal 2012 Nonqualified Deferred Compensation.” The plans are designed to provide eligible participants an opportunity to defer compensation on a tax-efficient basis. Under certain plan provisions, we make contributions to participants’ accounts.

We maintain defined contribution plans (“401(k) plans”) for our eligible U.S. employees. The 401(k) plans provide for employee pre-tax contributions as well as employer matching contributions for salaried participants and generally for hourly participants that do not participate in qualified defined benefit plans.

Change in Control Agreements

We have change in control agreements with our named executive officers that provide for separation payments and benefits, consistent with common market practices among our peers, upon qualifying terminations of employment in connection with a change in control of our Company. The Board of Directors intends for the change in control agreements to provide the named executive officers some measure of security against the possibility of employment loss that may result following a change in control in order that they may devote their energies to meeting the business objectives and needs of our Company and our stockholders. For additional information on the change in control arrangements see “Potential Payments upon Termination—Change in Control Agreements” below.

Severance Agreements

To ensure that we are offering a competitive executive compensation program, we believe it is important to provide reasonable severance benefits to our named executive officers.

The severance agreements contain restrictive covenants with respect to confidentiality, non-solicitation, and non-competition, and are subject to the execution of a release. The severance agreements are effective for a rolling two-year term, which will automatically extend each day for an additional day unless terminated by either party, in which case they will continue for two years after the notice of termination or for three years following a change in control.

For additional information on the severance arrangements see “Potential Payments upon Termination—Severance Agreements” below.

Equity Ownership Requirements

Our executive officers are subject to a share ownership requirement. The requirements are intended to ensure that our executive officers maintain an equity interest in our Company at a level sufficient to assure our stockholders of their commitment to value creation, while addressing their individual needs for portfolio diversification. The share ownership requirement provides that, over a four-year period, the executive officers will attain ownership in our common stock valued at a multiple of their annual base salary as set forth in the following table.

Multiple of Salary
Vernon J. Nagel	4X
Richard K. Reece	3X
Mark A. Black	3X

The ownership of each named executive officer that was our employee at the end of the fiscal year currently exceeds his requirement. For these purposes, ownership includes stock held directly, interests in restricted stock, stock acquired through our employee stock purchase plan, and investments in our stock through our 401(k) plan. Stock options are not taken into consideration in meeting the ownership requirements.

Tax Deductibility Policy

Section 162(m) of the Code generally limits for a public company the tax deductibility of compensation to the chief executive officer and the three other executive officers (other than the chief executive officer and chief financial officer) who are the highest paid and employed at year-end to $1 million per year unless the compensation qualifies as “performance-based” compensation. While we do not design compensation programs solely for tax purposes, we design plans to be tax efficient where possible. However, the Compensation Committee may exercise discretion in those instances when the mechanistic approaches under tax laws would compromise the interest of stockholders. While the Compensation Committee does not intend that an executive officer will earn such an amount, the program is designed to permit the Compensation Committee to reward outstanding performance while retaining the tax deductibility of the award. The Compensation Committee continues to have the ability to use negative discretion in calculating an appropriate award. In a decision to grant discretionary restricted stock and cash awards to the named executive officers, the Compensation Committee considers that such awards may not be deductible.

Role of Executive Officers

As discussed above, the chief executive officer reports to the Compensation Committee on his evaluations of the senior executives, including the other named executive officers. He makes compensation recommendations for the other named executive officers with respect to base salary, merit increases and annual and long-term incentives, which are the basis of discussion with the Compensation Committee. The chief financial officer evaluates the financial implications of any proposed Compensation Committee action.

Meetings of the Compensation Committee are regularly attended by the chief executive officer and the corporate secretary.

EXECUTIVE COMPENSATION

Fiscal 2012 Summary Compensation Table

The following table presents compensation data for the named executive officers for fiscal 2012, 2011 and 2010. Because we have only three executive officers, all are named executive officers under SEC rules.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(1)		Non-Equity Incentive Plan Compen- sation ($)(2)	Change in Pension Value and Nonquali- fied Deferred Compen- sation Earnings ($)(3)	All Other Compen- sation ($)(4)	Total ($)
Vernon J. Nagel	2012	$600,000	$–0–	$2,000,191		$999,930		$2,200,000	$1,020,767	$50,654	$6,871,542
Chairman, President and	2011	600,000	–0–	1,866,675		933,267		1,500,000	573,071	48,860	5,521,873
Chief Executive Officer	2010	600,000	–0–	1,332,902		667,210		2,200,000	935,315	47,154	5,782,581

Richard K. Reece	2012	412,000	–0–	733,234		366,718		675,000	381,515	8,820	2,577,287
Executive Vice President	2011	412,000	–0–	1,133,050	(5)	566,639	(5)	550,000	208,994	8,820	2,879,503
and Chief Financial Officer	2010	412,000	–0–	467,186		233,412		700,000	257,458	8,820	2,078,876

Mark A. Black	2012	380,000	–0–	513,356		256,637		675,000	326,923	8,820	2,160,736
Executive Vice President,	2011	380,000	–0–	466,669		233,402		425,000	106,180	8,820	1,620,071
Acuity Brands Lighting, Inc.	2010	365,000	–0–	333,226		166,803		500,000	316,415	10,080	1,691,524

(1)

Represents the grant date fair value of restricted stock and option awards granted during the applicable fiscal year. The assumptions used to value option awards granted in and prior to fiscal 2012 can be found in Note 10 to our consolidated financial statements included in the Form 10-K for the fiscal year ended August 31, 2012. Restricted stock awards are valued at the closing price on the New York Stock Exchange on the grant date. For information regarding stock and options awards granted in fiscal 2013 based on fiscal 2012 performance, see “Compensation Discussion and Analysis—Equity Incentive Awards—Fiscal 2012 Equity Incentive Awards.”

(2)

Represents amounts earned under the Annual Cash Incentive Plan for the applicable fiscal year. For information about the 2012 plan, see “Compensation Discussion and Analysis—Elements of Executive Compensation—Annual Cash Incentive Awards.”

(3)

Represents the increase in the actuarial present value of benefits under the 2002 SERP. Approximately two-thirds, or $682,000, of the 2012 change in pension value for Mr. Nagel was attributable to the reduction in the discount rate used to calculate the present value. There are no above-market earnings for our deferred compensation plans. For more information about these plans, see “Pension Benefits in Fiscal 2012” and “Fiscal 2012 Nonqualified Deferred Compensation” below.

(4)	For fiscal 2012, includes the following:

	Non-qualified Deferred Compensation Plan Contributions ($)	401(k) Match ($)	Company Match on Charitable Contributions ($)	Total All Other Compensation ($)
Mr. Nagel	$36,834	$8,820	$5,000	$50,654
Mr. Reece	–0–	8,820	–0–	8,820
Mr. Black	–0–	8,820	–0–	8,820

(5)

The 2011 Stock and Option Awards for Mr. Reece include a special equity award valued at $600,000 ($400,000 stock award and $200,000 option award) to recognize his performance and contributions related to certain key strategic growth initiatives, particularly those associated with acquisition activities.

Fiscal 2012 Grants of Plan-Based Awards

The following table provides information about equity and non-equity awards for fiscal 2012 for each of the named executive officers. Non-equity incentive plan awards are made under the Acuity Brands, Inc. 2007 Management Compensation and Incentive Plan, and equity awards are made under the Amended and Restated Acuity Brands, Inc. 2007 Long-Term Incentive Plan.

Name	Grant Date	Estimated Possible Payouts under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)
Vernon J. Nagel		$–0–	$1,800,000	$4,000,000
					$–0–	$3,600,000	$8,100,000
	10/24/11								60,860	$46.29	$999,930
	10/24/11							43,210			2,000,191

Richard K. Reece		–0–	535,600	2,249,520
					–0–	1,236,000	2,781,000
	10/24/11								22,320	46.29	366,718
	10/24/11							15,840			733,234

Mark A. Black		–0–	494,000	2,074,800
					–0–	1,026,000	2,308,500
	10/24/11								15,620	46.29	256,637
	10/24/11							11,090			513,356

(1)

These columns show the possible fiscal 2012 payout for each named executive officer under the Annual Cash Incentive Plan if the threshold, target, or maximum goals were achieved. In setting these amounts, we expected that the Compensation Committee would exercise negative discretion in determining the final awards for the named executive officers. The amounts earned under the plan for fiscal 2012 are disclosed in the Fiscal 2012 Summary Compensation Table. See “Compensation Discussion and Analysis—Elements of Compensation—Annual Cash Incentive Awards” for a description of the plan.

(2)

These columns show the potential value, in dollars, of the fiscal 2012 equity payout for each named executive officer for annual equity incentive awards under the EIP if the threshold, target, or maximum goals were achieved. In setting these amounts, we expected that the Compensation Committee would exercise negative discretion in determining the final awards for the named executive officers. Target and maximum awards assume a PMP Payout Percentage of 100% and 150%, respectively. Based on Company performance compared to targeted performance measures, equity incentive awards were earned for fiscal 2012, and grants were made on October 23, 2012. Because the grants were made after the end of the fiscal year, they do not appear in the table. See “Compensation Discussion and Analysis—Elements of Compensation—Equity Incentive Awards” for a description of the fiscal 2012 performance goals and the equity incentive awards earned for fiscal 2012.

(3)

These columns show the number of restricted shares and stock options granted on October 24, 2011 to the named executive officers as equity incentive awards under the EIP with respect to 2011 performance. The restricted stock grants vest ratably in four equal annual installments beginning one year from the grant date. Dividends are paid on the restricted shares at the same rate as for other outstanding shares. The stock options vest ratably in three equal annual installments beginning one year from the grant date.

(4)

This column shows the grant date fair value of the restricted stock and the stock options under ASC Topic 718. The grant date fair value of restricted stock awards is calculated using the closing price of our common stock on the New York Stock Exchange on the grant date. The grant date fair value of the stock options is calculated at the time of the award using the Black-Scholes Model. The following variables were used for the October 24, 2011 grants: 1.1% risk free rate, a term of 5 years, a dividend yield of 1.0%, and volatility of 43.2%.

Outstanding Equity Awards at Fiscal 2012 Year-End

The following table provides information on the holdings of stock options and restricted stock awards by the named executive officers at August 31, 2012. The table includes unexercised option awards and unvested restricted stock awards.

Each grant is shown separately for each named executive officer. The option exercise prices shown below are the closing market price of our common stock on the New York Stock Exchange on the grant date.

All stock options disclosed in the following table vest ratably in three equal annual installments beginning one year from the grant date. All restricted stock grants disclosed in the following table vest ratably in four equal annual installments beginning one year from the grant date.

The named executive officers earned equity incentive awards for fiscal 2012; however, because these awards were granted after the end of the fiscal year, they do not appear in the table. See “Compensation Discussion and Analysis—Elements of Executive Compensation—Equity Incentive Awards” for a description of the fiscal 2012 awards that were granted on October 23, 2012.

	Option Awards						Stock Awards
Name	Option Grant Date	Number of Securities Under- lying Unexer- cised Options Exercis- able (#)	Number of Securities Underlying Unexercised Options Unexercis- able (#)	Option Exercise Price ($)		Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Vernon J. Nagel	1/20/04	181,518	–0–	25.62	*	1/19/14
	9/29/06	181,518	–0–	37.52		9/28/16
	11/2/07	74,700	–0–	40.29		11/1/17
	10/24/08	89,800	–0–	31.96		10/23/18
	10/26/09	39,734	19,866	33.49		10/25/19
	10/25/10	18,354	36,706	50.56		10/24/20
	10/24/11	–0–	60,860	46.29		10/23/21
							10/24/08	15,650	1,004,104
							10/26/09	19,900	1,276,784
							10/25/10	27,690	1,776,590
							10/24/11	43,210	2,776,354

Richard K. Reece	12/1/05	60,506	–0–	26.44		11/30/15
	11/2/07	25,800	–0–	40.29		11/1/17
	10/24/08	28,500	–0–	31.96		10/23/18
	4/6/09	18,000	–0–	22.86		4/5/19
	10/26/09	13,900	6,950	33.49		10/25/19
	10/25/10	11,144	22,286	50.56		10/24/20
	10/24/11	–0–	22,320	46.29		10/23/21
							10/24/08	4,950	317,592
							4/6/09	2,250	144,360
							10/26/09	6,974	447,452
							10/25/10	16,808	1,078,401
							10/24/11	15,840	1,016,294

	Option Awards					Stock Awards
Name	Option Grant Date	Number of Securities Under- lying Unexer- cised Options Exercis- able (#)	Number of Securities Underlying Unexercised Options Unexercis- able (#)	Option Exercise Price ($)	Option Expiration Date	Stock Award Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(1)

Mark A. Black	10/26/09	–0–	4,966	33.49	10/25/19
	10/25/10	–0–	9,180	50.56	10/24/20
	10/24/11	–0–	15,620	46.29	10/23/21
						10/24/08	3,125	200,500
						4/6/09	3,000	192,480
						10/26/09	4,974	319,132
						10/25/10	6,923	444,180
						10/24/11	11,090	711,534

*	The exercise price of Mr. Nagel’s option represents a 20% premium over the fair market value on the grant date.

(1)

The market value is calculated as the product of (a) $64.16 per share, the closing market price of our common stock on August 31, 2012, the last trading day of the fiscal year, multiplied by (b)  the number of shares that have not vested.

Options Exercised and Stock Vested in Fiscal 2012

The following table provides information for the named executive officers on the number of shares acquired upon the exercise of stock options, the vesting of restricted stock awards and the value realized during fiscal year 2012, each before payment of any applicable withholding tax and broker commissions.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Vernon J. Nagel	181,518	$7,124,980	46,830	$2,140,976
Richard K. Reece	–0–	–0–	20,415	955,545
Mark A. Black	46,790	1,307,281	12,995	626,070

(1)	The value realized is the difference between the closing market price on the date of exercise and the exercise price, multiplied by the number of options exercised.

(2)	The value realized is the closing market price on the day the stock awards vest, multiplied by the total number of shares vesting.

Pension Benefits in Fiscal 2012

The table below sets forth information on the supplemental retirement plan and pension benefits for named executive officers under the 2002 Acuity Brands, Inc. Supplemental Executive Retirement Plan (the “2002 SERP”).

2002 Acuity Brands, Inc. Supplemental Executive Retirement Plan.    The 2002 SERP is an unfunded, nonqualified retirement benefit plan that is offered to executive officers of the Company to provide retirement benefits above amounts available under the Company’s tax-qualified defined contribution plans.

Benefits payable under the SERP are paid for 180 months commencing on the executive’s normal retirement date, which is defined as retirement at age 60, in a monthly amount equal to 1.8% (“monthly benefit factor”) of the executive’s average annual compensation multiplied by the executive’s years of credited service and divided by 12. Average annual compensation is defined as the average of the executive’s salary and annual cash incentive payment for the three highest consecutive calendar years during the ten years preceding the executive’s retirement, death, or other termination of service. An executive is credited with one year of credited service for each plan year in which the executive serves as an executive officer of the Company on a full time basis. Total years of credited service cannot exceed ten years, although compensation earned after completing ten years of credited service may be counted for purposes of determining the executive’s average annual compensation and accrued benefit under the 2002 SERP. A reduced retirement benefit can commence between ages 55 and 60. We do not have a policy for granting extra years of credited service under the 2002 SERP, except in connection with a change in control as provided in an executive’s change in control agreement. Participants vest in their plan benefit after three years of credited service.

On October 23, 2012, the Board of Directors of the Company, following a competitive assessment of executive retirement benefits and with an objective to ensure such company benefits were sufficient to retain and attract executive talent, approved certain amendments to the 2002 SERP. For participants who were actively employed by the Company on October 23, 2012, the retirement benefit formula was amended to increase the monthly benefit factor from 1.8% to 2.8%. Additionally, the definition of “average annual compensation” was amended to be the average of the participant’s salary and annual cash incentive payment for the three highest consecutive year period during the participant’s service with the Company. Prior to the amendment, average annual compensation was determined based on the three highest consecutive year period during the 10-year period preceding the participant’s retirement, death or other termination of employment.

Pension Benefits Table for Fiscal 2012

The amounts reported in the table below equal the present value of the accumulated benefit in the 2002 SERP at August 31, 2012 for the named executive officers. The assumptions used to calculate the present value of the accumulated benefit are described in the footnotes to the table.

Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
Vernon J. Nagel	10.00	$5,100,326	$–0–
Richard K. Reece	6.75	1,361,598	–0–
Mark A. Black	6.00	749,518	–0–

(1)

The accumulated benefit in the 2002 SERP is based on service and earnings (base salary and bonus, as described above) considered by the 2002 SERP for the period through August 31, 2012. The present value has been calculated assuming the benefit is payable commencing at age 60 and that the benefit is payable in 180 monthly payments as described above. The discount rate assumed in the calculation is 3.75% compared with 5.00% in the prior year.

Fiscal 2012 Nonqualified Deferred Compensation

The table below provides information on nonqualified deferred compensation in fiscal 2012 under the plans described below. None of our named executive officers deferred income under these plans in fiscal 2012.

2005 Acuity Brands, Inc. Supplemental Deferred Savings Plan.    The 2005 Acuity Brands, Inc. Supplemental Deferred Savings Plan (the “2005 SDSP”) is an unfunded nonqualified plan under which key employees, including the named executive officers that are eligible to participate in the 2002 SERP, are able to annually defer up to 50% of salary and annual cash incentive payment as cash units. The 2005 SDSP replaced the 2001 SDSP (described below) and is designed to comply with certain tax law requirements, including Section 409A of the Internal Revenue Code (Section 409A).

Deferred cash units earn interest income on the daily outstanding balance in the account based on the prime rate. Interest is credited monthly and is compounded annually. Contributions made in or after 2005 may be paid in a lump sum or up to 10 annual installments at the executive’s election. The executive may direct that his deferrals and related earnings be credited to accounts to be distributed during his employment (in-service accounts) and to a retirement account. In-service accounts may be distributed in a lump sum or up to ten annual installments no earlier than two years following the last deferral to the account. The executive may change the form of distribution twice during the period up to one year prior to termination or retirement, with the new distribution being delayed at least an additional five years in accordance with Section 409A.

Mr. Nagel receives annual company contributions to the 2005 SDSP, which are immediately vested, in replacement of benefits lost when a prior SERP was frozen; however, Messrs. Nagel, Reece, and Black are not eligible for the other company contributions to the plan due to their participation in the 2002 SERP.

2001 Acuity Brands, Inc. Supplemental Deferred Savings Plan.    The 2001 Acuity Brands, Inc. Supplemental Deferred Savings Plan (the “2001 SDSP”) covers the same general group of eligible employees and operates in a similar manner to the 2005 SDSP, except that it encompasses executive and Company contributions that were vested as of December 31, 2004 and, therefore, are not subject to the provisions of Section 409A. Executive deferrals may be distributed in a lump sum or up to 10 annual installments beginning no sooner than five years following the calendar year of deferral. Company contributions are distributed at or following termination in a lump sum or installments at the employee’s election, which must be in place twenty-four months prior to termination. Prior to 2006, Mr. Nagel received annual company contributions to the 2001 SDSP, which were immediately vested, in replacement of benefits lost when a prior SERP was frozen.

Nonqualified Deferred Compensation Benefits Table for Fiscal 2012

The table below provides information on the nonqualified deferred compensation of the named executive officers in fiscal 2012. Messrs. Reece and Black do not participate in the plans.

Name	Plan	Executive Contributions in Fiscal 2012 ($)	Registrant Contributions in Fiscal 2012 ($)(1)	Aggregate Earnings in Fiscal 2012 ($)(2)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 2012 Fiscal Year End ($)
Vernon J. Nagel	2005 SDSP	$–0–	$36,834	$7,710	$–0–	$256,504
	2001 SDSP	–0–	–0–	2,390	–0–	75,750
Richard K. Reece	N/A	N/A	N/A	N/A	N/A	N/A
Mark A. Black	N/A	N/A	N/A	N/A	N/A	N/A

(1)

Amounts shown in this column reflect contributions to the deferred compensation plan for Mr. Nagel, which were immediately vested, in replacement of benefits lost when a prior SERP was frozen, and are also reported as “all other compensation” in the Fiscal 2012 Summary Compensation Table. Company contributions and related earnings become vested in accordance with the terms of the plan or upon a change in control.

(2)	None of the earnings in fiscal 2012 were considered above-market earnings, as defined by the SEC.

Employment Arrangements

At the time we first hire an associate, we generally provide the associate with a letter outlining the effective date of his or her employment, the basic compensation arrangements for the associate’s at-will employment, any benefits to which the associate is entitled and whether the associate is entitled to participate in any severance or change in control benefits.

Pursuant to our current employment arrangements with Mr. Nagel, he receives an annual salary of $600,000 and is entitled to a target annual cash incentive opportunity as a percentage of base salary under the Annual Cash Incentive Plan and a target equity incentive opportunity as a percentage of base salary under the EIP. He is entitled to participate in employee benefit plans and perquisites afforded to executives at his level, continued coverage in the 2002 SERP, participation in the 2005 SDSP, and coverage under the Company’s director and officer liability insurance. Mr. Nagel is a party to a severance agreement and a change in control agreement as described under “Potential Payments Upon Termination” below.

Pursuant to our current employment arrangements with Mr. Reece, he receives an annual salary of $412,000 and is entitled to a target annual cash incentive opportunity as a percentage of base salary under the Annual Cash Incentive Plan and a target equity incentive opportunity as a percentage of base salary under the EIP. He is entitled to participate in employee benefit plans and perquisites afforded to executives at his level, continued coverage in the 2002 SERP, participation in the 2005 SDSP, and coverage under the Company’s director and officer liability insurance. Mr. Reece is a party to a severance agreement and a change in control agreement as described under “Potential Payments Upon Termination” below.

Pursuant to our current employment arrangements with Mr. Black, he receives an annual salary of $380,000 and is entitled to a target annual cash incentive opportunity as a percentage of base salary under the Annual Cash Incentive Plan and a target equity incentive opportunity as a percentage of base salary under the EIP. He is entitled to participate in employee benefit plans and perquisites afforded to executives at his level, participation in the 2005 SDSP, and coverage under the Company’s director and officer liability insurance. Mr. Black is a party to a severance agreement and a change in control agreement as described under “Potential Payments Upon Termination” below.

Potential Payments upon Termination

We have entered into severance agreements and change in control agreements with our named executive officers. The terms of these agreements are described below.

Severance Agreements

The severance agreements for the named executive officers provide benefits to the executive in the event the executive’s employment is involuntarily terminated by us without cause.

Mr. Nagel’s agreement will also provide benefits if he terminates his employment at any time for good reason and Mr. Reece’s agreement will provide benefits if he terminates his employment for good reason after a change in control (as each such term is defined in the severance agreement).

Under the severance agreements, a good reason for termination by an executive of his employment with us means the occurrence of any of the following acts by us which has not been corrected within 30 days after written notice is given to us by the executive:

•	an adverse change in the executive’s title or position which represents a demotion;

•

requiring the executive to be based more than 50 miles from the primary workplace where the executive is currently based, subject to certain exceptions for ‘reasonable travel’ as per the specific agreements;

•

a reduction in base salary and target bonus opportunity (not the bonus actually earned) below the level in the employment letter for Mr. Nagel and below the level in effect immediately prior to the change in control for Mr. Reece, unless such reduction is consistent with reductions being made at the same time for other of our officers in comparable positions;

•

a material reduction in the aggregate benefits provided to the executive by us under employee benefits plans, except in connection with a reduction in benefits which is consistent with reductions being made at the same time for other of our officers in comparable positions;

•	an insolvency or bankruptcy filing by us; or

•	a material breach by us of the severance agreement.

Under the severance agreements, the involuntary termination of an executive by the Company for the following reasons constitutes a termination for cause:

•	termination is the result of an act or acts by the executive which have been found in an applicable court of law to constitute a felony (other than traffic-related offenses);

•

termination is the result of an act or acts by the executive which are in the good faith judgment of the Company to be in violation of law or of written policies of the Company and which result in material injury to Acuity Brands;

•

termination is the result of an act or acts of dishonesty by the executive resulting or intended to result directly or indirectly in gain or personal enrichment to the executive at the expense of the Company; or

•	the continued failure by the executive substantially to perform the duties reasonably assigned to him, after a demand in writing for substantial performance of such duties is delivered by the Company.

Severance agreements provide for the terms set forth in the table below as described below:

•	monthly severance payments for the severance period in an amount equal to the executive’s then current base salary rate;

•	continuation of health care and life insurance coverage for the severance period;

•	outplacement services not to exceed 10% of base salary;

•	a cash payment based on a predefined percentage of base salary, calculated on a pro rata basis; and

•

additional benefits, at the discretion of the Compensation Committee, including without limitation, additional retirement benefits and acceleration of equity incentive awards, if the executive is terminated prior to age 65 and suffers a diminution of projected benefits.

The severance agreements for Messrs. Nagel and Reece also provide for:

•	accelerated vesting of any performance-based restricted stock for which performance targets have been achieved; and

•	that the Company will pay reasonable legal fees and related expenses incurred by an executive who is successful to a significant extent in enforcing his rights under the severance agreements.

The severance agreement for Mr. Nagel also provides for:

•	continued vesting during the severance period of unvested stock options;

•	exercisability of vested stock options and stock options that vest during the severance period for the shorter of the remaining exercise term or the length of the severance period;

•	accelerated vesting during the severance period of restricted stock that is not performance-based, on a monthly pro rata basis determined from the date of grant to the end of the severance period;

•	continued vesting during the severance period of performance-based restricted stock for which performance targets are achieved and vesting begins during the severance period; and

•	continued accrual during the severance period of credited service under the 2002 SERP.

The severance agreements also contain restrictive covenants with respect to confidentiality, non-solicitation, and non-competition, and are subject to the execution of a release. The severance agreements are effective for a rolling two-year term, which will automatically extend each day for an additional day unless terminated by either party, in which case they will continue for two years after the notice of termination or for three years following a change in control.

Change in Control Agreements

It is intended that change in control agreements will provide the named executive officers some measure of security against the possibility of employment loss that may result following a change in control of the Company in order that they may devote their energies to meeting the business objectives and needs of the Company and its stockholders.

The change in control agreements are effective for a rolling two-year term, which will automatically extend each day for an additional day unless terminated by either party. However, the term of the change in control agreements will not expire during a threatened change in control period (as defined in the change in control agreements) or prior to the expiration of 24 months following a change in control. The change in control agreements provide two types of potential benefits to executives:

1.

Upon a change in control, all restrictions on any outstanding incentive awards will lapse and the awards will immediately become fully vested, all outstanding stock options will become fully vested and immediately exercisable, and we may be required to immediately purchase for cash, on demand, at the then per-share fair market value, any shares of unrestricted stock and shares purchased upon exercise of options.

2.

If the employment of the named executive officer is terminated within 24 months following a change in control or in certain other instances in connection with a change in control (a) by us other than for cause or disability or (b) by the officer for good reason (as each term is defined in the change in control agreement), the officer will be entitled to receive:

•	a pro rata bonus for the year of termination;

•

a lump sum cash payment equal to a multiple of the sum of his base salary and annual cash incentive payment (in each case at least equal to his base salary and bonus prior to a change in control), subject to certain adjustments;

•	continuation of life insurance, disability, medical, dental, and hospitalization benefits for the specified term; and

•	a cash payment representing additional months participation in our qualified or nonqualified deferred compensation plans (36 months for Mr. Nagel and 30 months for Mr. Reece and Mr. Black).

The change in control agreements provide that the Company will make an additional “gross-up payment” to offset fully the effect of any excise tax imposed under Section 4999 of the Internal Revenue Code, on any payment made to a named executive officer arising out of or in connection with his employment. In addition, the Company will pay all legal fees and related expenses incurred by the officer arising out of any disputes related to his termination of employment or claims under the change in control agreement if, in general, the circumstances for which he has retained legal counsel occurred on or after a change in control.

A change in control includes:

•	the acquisition of 20% or more of the combined voting power of our then outstanding voting securities;

•

a change in more than one-third of the members of our Board of Directors who were either members as of the distribution date or were nominated or elected by a vote of two-thirds of those members or members so approved;

•

a merger or consolidation through which our stockholders no longer hold more than 60% of the combined voting power of our outstanding voting securities resulting from the merger or consolidation in substantially the same proportion as prior to the merger or consolidation; or

•	our complete liquidation or dissolution or the sale or other disposition of all or substantially all of our assets.

Under the change in control agreements, a termination for cause is a termination evidenced by a resolution adopted by two-thirds of the Board that the executive:

•

intentionally and continually failed to substantially perform his duties, which failure continued for a period of at least 30 days after a written notice of demand for substantial performance has been delivered to the executive specifying the manner in which the executive has failed to substantially perform; or

•	intentionally engaged in conduct which is demonstrably and materially injurious to us, monetarily or otherwise.

The executive will not be terminated for cause until he has received a copy of a written notice setting forth the misconduct described above and until he has been given an opportunity to be heard by the Board.

Under the change in control agreements, disability has the meaning ascribed to such term in our long-term disability plan or policy covering the executive, or in the absence of such plan or policy, a meaning consistent with Section 22(e)(3) of the Internal Revenue Code.

Under the change in control agreements, good reason means the occurrence of any of the following events or conditions in connection with a change in control:

•

any change in the executive’s status, title, position or responsibilities which, in the executive’s reasonable judgment, represents an adverse change from his status, title, position or responsibilities as in effect immediately prior; the assignment to the executive of any duties or responsibilities which, in the executive’s reasonable judgment, are inconsistent with his status, title, position or responsibilities; or any removal of the executive from or failure to reappoint or reelect him to any of such offices or positions, except in connection with the termination of his employment for disability, cause, as a result of his death or by the executive other than for good reason;

•	a reduction in the executive’s base salary or any failure to pay the executive any compensation or benefits to which he is entitled within five days of the date due;

•

a failure to increase the executive’s base salary at least annually at a percentage of base salary no less than the average percentage increases (other than increases resulting from the executive’s promotion) granted to the executive during the three full years ended prior to a change in control (or such lesser number of full years during which the executive was employed);

•

requiring the executive to be based more than 50 miles from the primary workplace where the executive is based immediately prior to the change in control except for reasonably required travel on business which is not greater than such travel requirements prior to the change in control;

•

the failure by us (1) to continue in effect any compensation or employee benefit plan in which the executive was participating immediately prior to the change in control or (2) to provide the executive with compensation and benefits, in the aggregate, at least equal to those provided for under each other compensation or employee benefit plan, program and practice as in effect immediately prior to the change in control;

•	the insolvency or the filing of a petition for bankruptcy by us;

•	the failure by us to obtain an agreement from a successor to assume and agree to perform the agreement; and

•	a purported termination of executive’s employment for cause that does not follow the procedures of the change in control agreement or other material breach of the agreement.

Other Possible Payouts upon Death, Disability and Retirement

The following describes possible payouts upon a named executive officer’s death, disability or retirement in accordance with the terms of the relevant plans.

Death/Disability

•	Stock options vest and are exercisable to the earlier of the expiration date or one year after event. Restricted shares vest immediately.

•	Company contributions in Deferred Compensation Plans including the 401(k) and SDSP vest and are payable upon death or total and permanent disability.

Retirement

•	Vested options are exercisable to the earlier of the expiration date or five years after retirement.

Potential Payments Upon Termination Table

The table below sets forth potential benefits that for the named executive officers would be entitled to receive upon termination of employment in each termination situation. These amounts are estimates only and do not necessarily reflect the actual amounts that would be paid to the named executive officers, which would only be known at the time they become eligible for payment. The amounts shown in the table are the amounts that could be payable under existing plans and arrangements if the named executive officer’s employment had terminated at August 31, 2012. Values for the accelerated vesting of stock option and restricted stock grants are based on the closing price of our common stock of $64.16 on August 31, 2012.

The table does not include amounts that the executives would be entitled to receive that are already described in the compensation tables, including the value of equity awards that are already vested, amounts payable under defined benefit pension plans and amounts previously deferred into the deferred compensation plans.

Name	Severance Amount ($)(1)	Accelerated Vesting of Stock Options ($)(2)	Accelerated Vesting of Restricted Stock ($)(2)	Benefit Continuation ($)(3)(4)	Estimated Tax Gross-Up ($)(5)	Total ($)
Vernon J. Nagel
Change-in-Control	$8,400,000	$2,196,061	$6,829,831	$432,015	$–0–	$17,857,907
Involuntary	2,100,000	1,833,550	6,829,831	329,045	NA	11,092,426
Voluntary (Good Reason)	2,100,000	1,833,550	6,829,831	329,045	NA	11,092,426
Voluntary/Retirement	NA	NA	NA	NA	NA	NA
For Cause	NA	NA	NA	NA	NA	NA
Death	NA	2,196,061	6,829,831	NA	NA	9,025,892
Disability	NA	2,196,061	6,829,831	NA	NA	9,025,892
Richard K. Reece
Change-in-Control	2,717,500	915,106	3,004,099	440,399	–0–	7,077,104
Involuntary	885,800	NA	2,031,628	61,221	NA	2,978,649
Voluntary (Good Reason)	NA	NA	NA	NA	NA	NA
Voluntary/Retirement	NA	NA	NA	NA	NA	NA
For Cause	NA	NA	NA	NA	NA	NA
Death	NA	915,106	3,004,099	NA	NA	3,919,205
Disability	NA	915,106	3,004,099	NA	NA	3,919,205
Mark A. Black
Change- in-Control	2,637,500	556,284	1,867,763	440,789	–0–	5,502,336
Involuntary	817,000	NA	NA	53,767	NA	870,767
Voluntary (Good Reason)	NA	NA	NA	NA	NA	NA
Voluntary/Retirement	NA	NA	NA	NA	NA	NA
For Cause	NA	NA	NA	NA	NA	NA
Death	NA	556,284	1,867,763	NA	NA	2,424,047
Disability	NA	556,284	1,867,763	NA	NA	2,424,047

(1)

For benefits related to a change-in-control, this represents a multiple of salary and the highest of current year bonus, prior year bonus, or average of bonus for last three years. For benefits related to a severance agreement, this represents salary for the severance period plus a cash payment based on a predefined percentage of base salary.

(2)

The value realized on unvested equity awards represents the difference between the fair market value of unvested awards at August 31, 2012, using our closing price of $64.16 on August 31, 2012 (less the exercise price of unvested options).

(3)

Includes payments in respect of continued health, welfare, retirement benefits, and deferred compensation benefits as outlined in change-in-control agreements including the present value of additional credited service or annual Company contributions in the referenced plans equal to the number of months associated with the multiple and unvested Company contributions in deferred compensation plans that vest upon a change in control, as follows:

Name	Health and Welfare Benefits	Outplacement Services	Additional Company Contributions (CIC)	Unvested Company Contributions (CIC)
Vernon J. Nagel	$42,901	$–0–	$389,114	$–0–
Richard K. Reece	33,369	–0–	407,030	–0–
Mark A. Black	26,279	–0–	414,510	–0–

(4)

Includes payments in respect of continued health, welfare, retirement benefits, and deferred compensation benefits as outlined in severance agreements including the present value of additional credited service or annual Company contributions in the referenced plans equal to the number of months associated with the multiple, as follows:

Name	Health and Welfare Benefits	Outplacement Services	Additional Company Contributions (Severance)
Vernon J. Nagel	$28,601	$60,000	$240,444
Richard K. Reece	20,021	41,200	–0–
Mark A. Black	15,767	38,000	–0–

(5)

An excise tax gross-up is applicable to the named executive officers in the event of a change in control. The excise tax gross-up is calculated assuming the excise tax rate of 20% of the excess of the value of the change in control payments over the executive’s average W-2 earnings for the last five calendar years. The excise tax gross-up is based on an assumed effective aggregate tax rate of 36% for the executive, and assumes no value is assigned to the non-compete and other restrictive covenants that may apply to the executive. Upon a change in control and termination of the executive’s employment, we expect to assign a portion of the amount paid to the executive as value for the restrictive covenants, which would decrease the total parachute payments and the amount of the excise tax gross-up.

ITEM 3—ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

As required by the Dodd-Frank Wall Street Reform and Consumer Protection Act, stockholders have the opportunity to vote, on an advisory basis, to approve the compensation of our named executive officers. This vote is often referred to as “say on pay.” Stockholders are being asked to vote on the following resolution:

“Resolved, that the stockholders approve, on an advisory basis, the compensation of the named executive officers as disclosed in the compensation discussion and analysis, the accompanying compensation tables, and the related narrative disclosure in this proxy statement.”

As described in detail in this proxy statement under “Compensation Discussion and Analysis,” our compensation programs are designed to:

•	Attract and retain executives by providing a competitive reward and recognition program that is driven by our success;
•	Provide rewards to executives who create value for stockholders;
•	Consistently recognize and reward superior performers, measured by achievement of results and demonstration of desired behaviors; and
•	Provide a framework for the fair and consistent administration of pay policies.

We believe that our compensation program, with its balance of base salary, annual cash incentives and equity incentive awards, rewards sustained performance that is aligned with long-term stockholder interests. Stockholders are encouraged to read the compensation discussion and analysis, the accompanying compensation tables, and the related narrative disclosures contained in this proxy statement.

Although this vote is non-binding, the Compensation Committee will to take into account the outcome of the vote when considering future executive compensation decisions. To the extent there is any significant negative vote, we will consult directly with our stockholders to better understand the concerns that influenced the vote.

The Board of Directors recommends that you vote FOR the approval of named executive officer compensation.

ITEM 4—APPROVAL OF THE ACUITY BRANDS, INC. 2012 OMNIBUS STOCK INCENTIVE COMPENSATION PLAN

The Board is asking you to approve the Acuity Brands, Inc. 2012 Omnibus Stock Incentive Compensation Plan (“2012 Equity Incentive Plan”).

On October 23, 2012, the Board of Directors adopted the 2012 Equity Incentive Plan for the benefit of non-employee directors, officers, and eligible employees of the Company and its subsidiaries (the “Participants”). Stockholder approval of the 2012 Equity Incentive Plan, including the performance measures which may be utilized thereunder, is sought:

•

in order to qualify the 2012 Equity Incentive Plan under Section 162(m) of the Code, and to thereby allow the Company to deduct for federal income tax purposes certain compensation paid under the 2012 Equity Incentive Plan to named executive officers;

•	to satisfy the requirements of Section 422(b) of the Code so that certain options issued under the 2012 Equity Incentive Plan may be “incentive stock options;” and
•	to satisfy the governance requirements of the New York Stock Exchange.

If the Company’s stockholders approve the 2012 Equity Incentive Plan:

•

the shares that are currently available for issue under the current Acuity Brands, Inc. Long-Term Incentive Plan (the “EIP”) that was approved by stockholders in January 2008 will be transferred to and be available for issuance under the 2012 Equity Incentive Plan;

•	no additional grants or awards will be made under the EIP in the future; and
•	the awards outstanding under the EIP will remain in effect in accordance with their terms.

If stockholders do not approve the 2012 Equity Incentive Plan, then the EIP and all awards outstanding under the EIP will continue in effect in accordance with its terms.

The material provisions of the 2012 Equity Incentive Plan are summarized below. This summary is qualified in its entirety by reference to the full text of the 2012 Equity Incentive Plan, which is set forth in Exhibit A.

Description of the 2012 Equity Incentive Plan

Purposes of the 2012 Equity Incentive Plan.    The 2012 Equity Incentive Plan is intended to provide additional incentives to the Participants, whose substantial contributions are essential to the continued growth and profitability of the Company’s business, to strengthen the commitment of the Participants to the Company and its subsidiaries, to further motivate the Participants to perform their assigned responsibilities diligently and skillfully, and to attract and retain competent and dedicated individuals whose efforts will result in the long-term growth and profitability of the Company and, over time, appreciation in the market value of its stock.

Eligibility.    The Committee may grant awards under the 2012 Equity Incentive Plan to the Company’s employees and non-employee directors. However, only employees will be eligible to receive “incentive stock options” under the 2012 Equity Incentive Plan.

Plan Administration.    The 2012 Equity Incentive Plan will be administered by a committee of two or more non-employee members of the Board (the “Committee”). The Compensation Committee is currently designated by the Board to administer the 2012 Equity Incentive Plan. The 2012 Equity Incentive Plan provides the Committee with the flexibility and discretion to fashion the terms of the following types of awards (described below): stock options (including incentive stock options and nonqualified stock options), stock appreciation rights, restricted stock and restricted stock units, performance shares and performance units, other stock-based awards, cash-based awards and dividend equivalents (individually and collectively, “Awards”).

The Committee will (a) select those Participants to whom Awards will be granted, and (b) determine the type, size and terms and conditions of Awards, including the exercise price per share for each stock option and stock appreciation right, and the restrictions or performance criteria relating to stock options, stock appreciation rights, restricted stock and restricted stock units, performance shares and performance units, other stock-based awards, cash-based awards and dividend equivalents. The Committee will also administer, construe, and interpret the 2012 Equity Incentive Plan. The Committee may delegate to the Chief Executive Officer the authority to grant Awards from a pool of shares established by the Committee.

Shares Subject to the 2012 Equity Incentive Plan.    A maximum of 2,287,692 shares are available for issuance under the 2012 Equity Incentive Plan. This includes:

•	400,000 newly authorized shares; and
•	1,887,692 shares available for issuance under the EIP that was previously approved by stockholders, but not subject to any outstanding awards under the EIP as of November 7, 2012.

In addition, up to 1,707,380 shares that were previously approved by the Company’s stockholders and that are subject to outstanding awards under the EIP will be available for delivery under the 2012 Equity Incentive Plan to the extent that, on or after November 7, 2012, such awards are forfeited, terminated, cancelled or otherwise expire, or settled for cash. The outstanding EIP awards include 710,428 outstanding restricted stock, 32,278 outstanding restricted stock units, and 964,674 outstanding stock options. The weighted average exercise price of the outstanding stock options was $42.00 and the weighted average remaining term was 6.7 years.

In addition to the EIP, at November 7, 2012, the Company had 25,410 outstanding stock options issued under the Nonemployee Stock Option Plan. The weighted average exercise price of the outstanding stock options was $23.77 and the weighted average remaining term was 2.2 years. No additional shares are available for issuance under the Nonemployee Stock Option Plan.

As of November 7, 2012, the Company had a combined 134,800 deferred stock units issued under the 2006 Nonemployee Director Deferred Compensation Plan and the 2011 Nonemployee Director Deferred Compensation Plan. As of November 7, 2012, a total of 289,716 shares were available for issuance under the 2011 Nonemployee Director Deferred Compensation Plan; no additional shares are available for issuance under the 2006 Nonemployee Director Deferred Compensation Plan.

Any shares subject to an Award that is forfeited, terminated, cancelled or otherwise expires or is settled for cash will be available for future awards under the 2012 Equity Incentive Plan. The number of shares available under the 2012 Equity Incentive Plan will be reduced by (i) shares used to pay the Participant’s exercise price or required tax withholding (whether by delivery or withholding of shares), and (ii) upon the exercise of an SAR, the total number of shares subject to such SAR exercise. Shares that are repurchased by the Company using proceeds from the exercise of stock options shall not increase the shares available for delivery under the Plan. If the Company acquires or is combined with another company, any Awards that may be granted under the 2012 Equity Incentive Plan in substitution or exchange for outstanding stock options or other awards of that other company will not reduce the number of shares available for issuance under the 2012 Equity Incentive Plan.

No more than 65% of the shares authorized under the 2012 Equity Incentive Plan are available for grants of restricted stock, restricted stock units, performance shares, performance units, cash-based awards, stock bonus awards and dividend equivalents, and no more than 1,000,000 shares authorized under the 2012 Equity Incentive Plan are available for grants of incentive stock options. In the event of a “Corporate Transaction” (as defined in the 2012 Equity Incentive Plan), the Committee will in an appropriate and equitable manner adjust the maximum number and class of shares with respect to which Awards may be granted, the number and class of shares which are subject to outstanding Awards (subject to limitations imposed under Sections 422 and 424 of the Code in the case of incentive stock options), and the purchase price of Awards, if applicable.

Awards Issuable Under the Incentive Stock Plan

Stock Options.    A stock option is the right to purchase a specified number of the Company’s common shares in the future at a specified exercise price and subject to the other terms and conditions (including the achievement of performance goals described below) specified in the option agreement and the 2012 Equity Incentive Plan. Stock options granted under the 2012 Equity Incentive Plan will be either “incentive stock options,” which may be eligible for special tax treatment under the Code, or options other than incentive stock options, referred to as “nonqualified stock options”. Options may be granted based upon the achievement of performance goals (described below) as may be determined by the Committee.

The exercise price of each option is set by the Committee, but cannot be less than 100% of the fair market value of the Company’s common shares on the option grant date (or, in the case of an incentive stock option granted to a 10% or more stockholder of the Company, 110% of that fair market value). Fair market value means the closing price of the Company’s common shares on the NYSE on the option grant date.

Stock options will become exercisable at the times and on the terms established by the Committee (but not less than one year from the date of grant, subject to the Committee’s authority to accelerate the vesting and exercisability of a stock option at any time). Stock options will expire at the times and on the terms established by the Committee, but no stock option can be exercised later than the tenth anniversary of the grant date. The exercise price of any stock option must be paid in full upon exercise, as determined by the Committee in its discretion or as provided in the agreement, in cash, by check, by transferring shares of the Company’s common stock to the Company, by attesting to ownership of shares of the Company’s common stock upon such terms and conditions as may be determined by the Committee, by net settlement in the manner determined by the Committee, or, except as limited by applicable law, by receipt of funds from a designated broker.

The maximum number of shares subject to stock options and stock appreciation rights that may be granted under the 2012 Equity Incentive Plan to any Participant during a fiscal year may not, in the aggregate, exceed 500,000 shares.

Stock Appreciation Rights.    Stock appreciation rights, or SARs, are awards that, upon their exercise, give the holder a right to receive an amount equal to: (1) the number of shares for which the SAR is exercised, multiplied by (2) the excess of the fair market value of a share on the exercise date over the grant price of the SAR. The grant price of a SAR cannot be less than 100% of the fair market value of the Company’s common shares on the grant date. A SAR may be settled in cash, shares or a combination of cash and shares according to the award agreement.

SARs will become exercisable at the times and on the terms established by the Committee (subject to the Committee’s authority to accelerate vesting and exercisability at any time). SARs will expire at the times and on the terms established by the Committee, but no SARs can be exercised later than the tenth anniversary of the grant date.

The maximum number of shares subject to stock options and stock appreciation rights that may be granted under the 2012 Equity Incentive Plan to any Participant during a fiscal year may not, in the aggregate, exceed 500,000 shares.

Restricted Stock and Restricted Stock Units.    Restricted stock awards are common shares that are awarded to a Participant subject to the satisfaction of the terms and conditions established by the Committee. Until the applicable restrictions lapse, shares of restricted stock are subject to forfeiture and may not be sold, assigned, pledged or otherwise disposed of by the Participant. Restricted stock units are denominated in units of the Company’s common shares, except that no shares are actually issued to the Participant on the grant date. When a restricted stock unit award vests, the Participant will be entitled to receive shares of the Company’s stock, a cash payment based on the value of the shares, or a combination of shares and cash, in accordance with the terms of the award agreement. Awards of restricted stock and restricted stock units are subject to such terms, conditions or restrictions as the Committee deems appropriate at the time the Award is made, including, but not limited to, restrictions on transferability, requirements of continued employment, and/or the achievement of the performance goals (described below).

Restricted stock and restricted stock units will become vested no sooner than (i) over a period of at least three years for awards that are subject to only a service requirement, and (ii) one year after grant for awards subject to both service and performance requirements; provided, however, that the foregoing restrictions shall not apply to (a) Awards which do not exceed 10% of the total shares available for restricted stock awards, restricted stock units, performance shares, performance units, cash-based awards and stock bonus awards; (b) Awards granted to Directors; or (c) grants to newly-hired Employees to replace forfeited awards from a prior employer. A recipient of restricted stock will have the rights of a stockholder during the restriction period, provided that any dividends payable on an award of restricted stock will be accumulated and paid to the Participant upon the lapsing of restrictions on such restricted stock, or forfeited upon the forfeiture of such restricted stock.

A recipient of restricted stock units will have none of the rights of a stockholder such as voting rights unless and until shares are actually delivered to the recipient, although the Committee may grant recipients of restricted stock units the right to receive dividend equivalents. The maximum number of shares that may be awarded under an award of restricted stock, restricted stock units, performance shares, performance units or stock bonus awards to each Participant during any fiscal year may not, in the aggregate, exceed 150,000 shares.

Performance Units, Performance Shares and Cash-based Awards.    Performance units, performance shares and cash-based awards granted to a Participant are amounts credited to a bookkeeping account established for the Participant. A performance unit is a fixed or variable dollar denominated unit with a value determined by the Committee. The value of a performance share is based on the value of the Company’s common shares. A cash-based award has a value that is established by the Committee at the time of its grant. After a performance unit, performance share or cash-based award has vested, the Participant will be entitled to receive a payout of cash, shares or a combination thereof according to the award agreement.

The vesting of performance units, performance shares and cash-based awards is based upon the attainment of performance goals specified by the Committee from the performance measures described below, over the performance period (as such term is defined in the 2012 Equity Incentive Plan), and/or satisfaction of other terms and conditions. The performance goal may relate to the performance of the Company or its subsidiaries or business units, or any combination of the foregoing. Performance goals and the length of the performance period will be determined by the Committee at the time the Award is made.

Performance units, performance shares and cash-based awards will be subject to a vesting period of not less than one year; provided, however, that the foregoing restriction shall not apply to (a) Awards which do not exceed 10% of the total shares available for restricted stock awards, restricted stock units, performance shares, performance units, cash-based awards and stock bonus awards; (b) Awards granted to Directors; or (c) grants to newly-hired Employees to replace forfeited awards from a prior employer. The aggregate maximum number of shares that may be awarded under an award of restricted stock, restricted stock units, performance shares, performance units or stock bonus awards to each Participant during any fiscal year may not, in the aggregate, exceed 150,000 shares, and the maximum amount that may be awarded under a cash-based award to each Participant during any fiscal year may not, in the aggregate, exceed $6,000,000.

Stock Bonus Awards.    The Committee may grant other stock-based awards under the 2012 Equity Incentive Plan, which are valued by reference to, or otherwise based on, the Company’s common shares. Stock bonus awards shall be subject to such terms and conditions as the Committee shall determine, including but not limited to performance goals. Such awards can be made to pay all or a portion of a Participant’s salary or bonus or be in addition to a Participant’s salary or bonus. Stock bonus awards may be paid in shares, cash or a combination of shares and cash according to the award agreement. The terms and conditions, including vesting conditions, of other stock-based awards will be established by the Committee when the award is made.

Stock bonus awards will become vested over a period of at least three years; provided, however, that the foregoing restriction shall not apply to (a) Awards which do not exceed 10% of the total shares available for restricted stock awards, restricted stock units, performance shares, performance units, cash-based awards and stock bonus awards; (b) Awards granted to Directors; or (c) grants to newly-hired Employees to replace forfeited awards from a prior employer. The aggregate maximum number of shares that may be awarded under an award of restricted stock, restricted stock units, performance shares, performance units or stock bonus awards to each Participant during any fiscal year may not, in the aggregate, exceed 150,000 shares.

Dividend Equivalents.    The Committee may provide for the payment of dividend equivalents with respect to shares that are subject to an Award, but have not actually been issued under such Award. Dividend equivalents may be credited as of the dividend payment dates during the period between the grant date of the Award and the date the Award becomes payable. Dividend equivalents may be paid in cash or additional shares of the Company’s common stock and subject to such limitations and restrictions as the Committee may determine. Dividend equivalents shall only be paid when, and only to the extent the underlying Award vests, and for awards subject to performance goals, the dividend equivalent will only be paid to the extent the performance goals are achieved and the award vests. No dividend equivalents may be granted with respect to options or SARs.

Performance-Based Awards.    Performance shares, performance units, cash-based awards, restricted stock awards, restricted stock units, and other stock-based awards subject to performance conditions may, in the Committee’s discretion, be structured to qualify as performance-based compensation that is exempt from the deduction limitations of Section 162(m) of the Code, as described under “Federal Income Tax Consequences” below. Awards intended to satisfy this exemption must be conditioned on the achievement of objectively determinable performance goals based on one or more of the performance measures listed below, determined in relation to the Company or its subsidiaries or any of their business units, divisions, services or products, or in comparison to a designated group of other companies or index:

• adjusted after-tax profit (AATP)	• change in price of shares	• net income

• AATP margin	• change in working capital	• net income return on capital

• adjusted EBIT	• days inventory outstanding	• net trade cycle

• adjusted pre-tax profit (APTP)	• days payables outstanding	• operating profit

• adjusted net operating profit (ANOP)	• days sales outstanding	• operating profit margin

• adjusted net operating profit after tax (ANOPAT)	• debt	• operating working capital

• adjusted operating profit (AOP)	• debt reduction	• profit before tax

• AOP Margin	• earnings before interest and taxes (EBIT)	• return on assets (ROA)

• capital expenditures (CAPEX)	• EBIT Margin	• return on equity (ROE)

• capitalized economic profit	• earnings before interest, taxes, depreciation, and amortization (EBITDA)	• return on gross investment

• capitalized entity value	• EBITDA Margin	• return on invested capital

• capitalized equity value	• earnings per share (EPS)	• return on net assets (RONA)

• cashflow from operations	• economic profit	• return on tangible assets

• cashflow return on capital	• free cash flow	• sales

• cashflow return on capitalized entity/equity value	• gross fixed assets	• sales growth

• cashflow return on investment (CFROI)	• gross profit	• total return to stockholders

• change in capital	• gross profit margin	• working capital

• change in operating working capital	• intangible assets

Each performance-based award specifies the amount payable, or the formula for determining the amount payable, upon achievement of applicable performance targets. Performance goals may be different for each performance period and for each Participant for the same period. The Committee is authorized to adjust the method of calculating attainment of performance goals in recognition of nonrecurring items, changes in tax laws or rates, accounting policies or generally accepted accounting principles, and changes related to restructured or discontinued operations or acquisitions and may modify performance results upon which awards are based to offset any unintended results arising from events not anticipated when the goals were established, provided the adjustment is permitted by Section 162(m) of the Code. The Committee can establish other performance measures for Awards granted to participants who are not named executive officers, or for Awards granted to named executive officers that are not intended to qualify under the performance-based compensation provisions of Section 162(m) of the Code.

Deferrals of Awards.    The Committee may, to the extent permitted by law, require or allow Participants to defer receipt of all or part of any cash or shares subject to their awards under the terms of any deferred compensation plan sponsored by the Company, or other terms set by the Committee.

Transferability of Awards.    Options, SARs, unvested restricted stock, and other awards under the 2012 Equity Incentive Plan may not be sold or otherwise transferred except (1) by will or the laws of descent and distribution or (2) by gift or other transfer (other than an incentive stock option unless permitted by the Code) to any trust or estate in which the original Participant or such Participant’s spouse or other immediate relative has a substantial beneficial interest, or to a spouse or other immediate relative (subject to Rule 16b-3 of the Exchange Act).

No Repricing or Cash Buyouts of Underwater Options.    The 2012 Equity Incentive Plan prohibits, without stockholder approval, (1) Options or SARs to be repriced, replaced, or regranted through cancellation, or by lowering the option price or grant price of a previously granted SAR, or (2) Options or SARs to be repurchased or otherwise cancelled in exchange for a payment of any form of consideration, if the option price or exercise price is less than the fair market value of the shares covered by the option or SAR, except in connection with a Share Change or Corporate Transaction (as defined in the 2012 Equity Incentive Plan).

Change in Control.    Unless otherwise provided in the Award agreement, upon a change in control (as defined in the 2012 Equity Incentive Plan):

(i)

each outstanding Option will become fully vested and exercisable immediately prior to the Change in Control, and in the Committee’s discretion, either be cancelled in exchange for a payment equal to the difference between the option price and the fair market value of the Company’s common shares, or be subject to exercise by the Participant immediately prior to the Change in Control;

(ii)

each outstanding SAR will become fully vested and exercisable immediately prior to the Change in Control, and cancelled in exchange for a payment equal to the difference between the grant price and the fair market value of the Company’s common shares;

(iii)	with respect to any outstanding Restricted Stock, all restrictions will immediately lapse, and such Restricted Stock will become fully vested;

(iv)

each outstanding Restricted Stock Unit (and each other Award denominated in Shares) will become fully vested and will be cancelled in exchange for an amount equal to the price paid per Share in connection with the Change in Control multiplied by the number of Shares covered by the Award;

(v)	each other Award not denominated in Shares, and any Award the payment or settlement of which was deferred, will be cancelled in exchange for the full amount of such Award; and

(vi)

with respect to any outstanding Performance Shares, Performance Units, Cash-Based Awards and other Awards subject to Performance Measures, all incomplete Performance Periods shall end on the date of such Change in Control and the Committee will determine the extent to which performance goals have been met based upon such audited or unaudited financial information then available as it deems relevant, or, if not determinable, by assuming that the applicable “target” levels of performance have been attained, or on such other basis determined by the Committee, in its sole discretion. Payments of any such amounts upon a Change in Control shall be made in cash or, if determined by the Committee, in securities of the new employer.

Under certain circumstances, an accelerated vesting or the cash out of stock options, or an accelerated lapse of restrictions on other Awards, in connection with a Change in Control might be deemed an “excess parachute payment” under Section 280G of the Code. To the extent payments are considered to be “excess parachute payments,” the Participant may be subject to an excise tax and the Company may be denied a tax deduction. In such cases, the Participant may disclaim any entitlement to any payment or benefit under the 2012 Equity Incentive Plan that would constitute such “excess parachute payment.”

Amendment, Suspension and Termination.    The Board of Directors may amend, suspend or terminate the 2012 Equity Incentive Plan at any time, except that no amendment may impair the rights of any participant without such participant’s consent and no amendment will be effective prior to approval by stockholders to the extent such approval is required by law or pursuant to Section 162(m) of the Code or Rule 16b-3 issued under the Exchange Act to preserve the applicability of any exemption provided by such rules to any award then outstanding.

Duration of Plan.    The 2012 Equity Incentive Plan will become effective on the date it is approved by stockholders. Subject to earlier termination of the 2012 Equity Incentive Plan pursuant to the above, the 2012 Equity Incentive Plan will terminate no later than ten years after the date it is approved by stockholders. After the termination date, no future awards may be granted, but previously granted awards will remain outstanding in accordance with their applicable terms and conditions.

Federal Income Tax Consequences

The following is a brief summary of certain significant United States federal income tax consequences under the Code, as in effect on the date of this summary, applicable to the Company and plan participants in connection with awards under the 2012 Equity Incentive Plan. This summary assumes that all awards will be exempt from, or comply with, the rules under Section 409A of the Code regarding nonqualified deferred compensation. If an Award constitutes nonqualified deferred compensation and fails to comply with Section 409A, the Award will be subject to immediate taxation and tax penalties in the year the award vests. This summary is not intended to be exhaustive, and, among other things, does not describe state, local or non-United States tax consequences, or the effect of gift, estate or inheritance taxes. References to “the Company” in this summary of tax consequences mean Acuity Brands, Inc., or any subsidiary or affiliate of Acuity Brands, Inc. that employs or receives the services of a recipient of an award under the 2012 Equity Incentive Plan, as the case may be.

Stock Options.    The grant of stock options under the 2012 Equity Incentive Plan will not result in taxable income to the recipient of the options or an income tax deduction for the Company. However, the transfer of shares to an option holder upon exercise of his or her option may or may not give rise to taxable income to the option holder and a tax deduction for the Company depending upon whether such option is a nonqualified stock option or an incentive stock option.

The exercise of a nonqualified stock option by an option holder generally results in immediate recognition of taxable ordinary income by the option holder and a corresponding tax deduction for the Company in the amount by which the fair market value of the shares purchased, on the date of such exercise, exceeds the aggregate exercise price paid. Any appreciation or depreciation in the fair market value of those shares after the exercise date will generally result in a capital gain or loss to the holder at the time he or she disposes of those shares.

The exercise of an incentive stock option by the option holder is exempt from income tax, although not from the alternative minimum tax, and does not result in a tax deduction for the Company if the holder has been an employee of the Company at all times beginning with the option grant date and ending three months before the date the holder exercises the option (or twelve months in the case of termination of employment due to disability). If the option holder has not been so employed during that time, the holder will be taxed as described above for nonqualified stock options. If the option holder disposes of the shares purchased more than two years after the option was granted and more than one year after the option was exercised, then the option holder will recognize any gain or loss upon disposition of those shares as capital gain or loss. However, if the option holder disposes of the shares prior to satisfying these holding periods (known as a “disqualifying disposition”), the option holder will be obligated to report as taxable ordinary income for the year in which that disposition occurs the excess, with certain adjustments, of the fair market value of the shares disposed of, on the date the incentive stock option was exercised, over the exercise price paid for those shares. The Company would be entitled to a tax deduction equal to the amount of ordinary income reported by the option holder. Any additional gain realized by the option holder on the disqualifying disposition would be a capital gain. If the total amount realized in a disqualifying disposition is less than the fair market value of the shares on the exercise date of the incentive stock option, the difference would be a capital loss for the holder.

SARS.    The granting of SARs does not result in taxable income to the recipient of a SAR or a tax deduction for the Company. Upon exercise of a SAR, the amount of any cash the participant receives (before applicable tax withholdings) and the fair market value as of the exercise date of any shares received are taxable to the participant as ordinary income and deductible by the Company.

Restricted Stock and Restricted Stock Units.    A participant will not recognize any taxable income upon the award of shares of restricted stock which are not transferable and are subject to a substantial risk of forfeiture. Generally, the participant will recognize taxable ordinary income at the first time those shares become transferable or are no longer subject to a substantial risk of forfeiture, in an amount equal to the fair market value of those shares when the restrictions lapse. However, a participant may make an election under section 83(b) of the Code to recognize taxable ordinary income upon the award date of restricted stock based on the fair market value of the shares subject to the award on the award date. Assuming compliance with the applicable tax withholding and reporting requirements, the Company will be entitled to a tax deduction equal to the amount of ordinary income recognized by a participant in connection with his or her restricted stock award in the Company’s taxable year in which that participant recognizes that ordinary income. Dividends paid with respect to restricted stock will be taxable as compensation income to the participant; provided that if a participant makes a section 83(b) election (as discussed above), any dividends paid with respect to that restricted stock will be treated as dividend income rather than compensation income.

The granting of restricted stock units does not result in taxable income to the recipient of a restricted stock unit or a tax deduction for the Company. The amount of cash paid (before applicable tax withholdings) or the then-current fair market value of the share received upon settlement of the restricted stock units is taxable to the recipient as ordinary income and deductible by the Company.

Performance Units, Performance Shares, Other Stock-Based Awards, Cash Awards and Dividend Equivalents.    The granting of a performance unit, performance share, cash-based award, other stock-based award or dividend equivalent right generally should not result in the recognition of taxable income by the recipient or a tax deduction by the Company. The payment or settlement of a performance unit, performance share, cash-based award, other stock-based award or dividend equivalent right should generally result in immediate recognition of taxable ordinary income by the recipient equal to the amount of any cash received (before applicable tax withholding) or the then-current fair market value of the shares received, and a corresponding tax deduction by the Company. If the shares covered by the award are not transferable and subject to a substantial risk of forfeiture, the tax consequences to the participant and the Company will be similar to the tax consequences of restricted stock awards, described above. If the award consists of unrestricted shares of stock, the recipient of those shares will immediately recognize taxable ordinary income equal to the fair market value of those shares on the date of the award, and the Company will be entitled to a corresponding tax deduction.

Section 162(m).    Under Section 162(m) of the Code, the Company may be limited as to federal income tax deductions to the extent that total annual compensation in excess of $1 million is paid to a named executive officer who is employed by the Company on the last day of our taxable year. However, certain “performance-based compensation” the material terms of which are disclosed to and approved by stockholders is not subject to this deduction limitation. The 2012 Equity Incentive Plan has been structured with the intention that compensation resulting from stock options and SARs granted under the 2012 Equity Incentive Plan will be qualified performance-based compensation and, assuming the plan is approved by stockholders, deductible without regard to the limitations otherwise imposed by Section 162(m) of the Code. The 2012 Equity Incentive Plan allows the Committee discretion to award restricted stock, restricted stock units, performance shares, performance units, cash-based awards and other stock-based awards that are intended to be qualified performance-based compensation, as described under “Performance-Based Awards” above.

Section 280G.    Under certain circumstances, accelerated vesting, exercise or payment of awards under the 2012 Equity Incentive Plan in connection with a “change of control” might be deemed an “excess parachute payment” for purposes of the golden parachute payment provisions of Section 280G of the Code. To the extent it is so considered, the participant holding the award would be subject to an excise tax equal to 20% of the amount of the excess parachute payment, and the Company would be denied a tax deduction for the excess parachute payment.

New Plan Benefits

As of November 7, 2012, there were approximately 200 employees and 8 non-employee directors who would be eligible to receive awards under the 2012 Equity Incentive Plan. Because it will be within the Committee’s discretion to determine which employees and directors will receive awards under the 2012 Equity Incentive Plan and the types and amounts of those awards, it is not possible at present to specify the benefits that would be received under the 2012 Equity Incentive Plan by directors, executive officers and other employees if the 2012 Equity Incentive Plan is approved by stockholders.

The Board of Directors recommends that you vote FOR the approval of the Acuity Brands, Inc. 2012 Omnibus Stock Incentive Compensation Plan.

ITEM 5—APPROVAL OF THE ACUITY BRANDS, INC. 2012 MANAGEMENT CASH INCENTIVE PLAN

The Board is asking you to approve the Acuity Brands, Inc. 2012 Management Cash Incentive Plan (“2012 Cash Incentive Plan”).

On October 23, 2012, subject to approval by the Corporation’s stockholders, the Board of Directors adopted the 2012 Cash Incentive Plan. Stockholder approval of the 2012 Cash Incentive Plan is sought in order to qualify the 2012 Cash Incentive Plan under Section 162(m) of the Code and to thereby allow the Company to deduct for federal income tax purposes all compensation paid under the 2012 Cash Incentive Plan to named executive officers (generally, the executive officers who would be listed for a fiscal year in the summary compensation table).

If the 2012 Cash Incentive Plan is not approved by the Company’s stockholders, the existing Acuity Brands, Inc. Management Compensation and Incentive Plan will continue. In such event, however, future payments under that plan will not qualify for the performance-based compensation exception under Section 162(m) of the Code.

This summary of the material features of the 2012 Cash Incentive Plan is qualified in its entirety by reference to the full text of the 2012 Cash Incentive Plan, which is set forth in Exhibit B.

General

The purpose of the 2012 Cash Incentive Plan is to further the growth and financial success of the Company by offering performance incentives to designated executives who have significant responsibility for such success. The 2012 Cash Incentive Plan will be administered by the Compensation Committee or other committee designated by the Board (the “Committee”), subject to the Committee’s right to delegate to the Chief Executive Officer and others responsibility for administration of the 2012 Cash Incentive Plan as it relates to participants other than named executive officers. Persons eligible to participate in the 2012 Cash Incentive Plan are the executive officers and other executives of the Company, its subsidiaries, or its business units who are in management positions designated as eligible for participation by the Committee or its designee.

The 2012 Cash Incentive Plan may be amended, suspended, or terminated by the Committee at any time, subject to ratification by the Board and to the consent of each participant whose rights with respect to an approved award would be adversely affected. Unless terminated, the 2012 Cash Incentive Plan will remain in effect until awards thereunder are paid for the Company’s fiscal year ending in 2018.

Awards under the 2012 Cash Incentive Plan

Prior to, or as soon as practical after, the commencement of each fiscal year, the Committee will establish plan rules for that year with respect to the following matters:

•	employees who are eligible to participate;
•	performance targets and the measurement criteria for determining the level of achievement of the performance targets;
•	the percentage of a participant’s base salary which may be paid as an incentive award at specified levels of achievement of the performance targets; and
•	the times and conditions subject to which any incentive award may become payable.

Performance criteria for named executive officers will include one or more of the following criteria, as set forth in Appendix A to the 2012 Cash Incentive Plan:

• adjusted after-tax profit (AATP)	• change in price of shares	• net income

• AATP margin	• change in working capital	• net income return on capital

• adjusted EBIT	• days inventory outstanding	• net trade cycle

• adjusted pre-tax profit (APTP)	• days payables outstanding	• operating profit

• adjusted net operating profit (ANOP)	• days sales outstanding	• operating profit margin

• adjusted net operating profit after tax (ANOPAT)	• debt	• operating working capital

• adjusted operating profit (AOP)	• debt reduction	• profit before tax

• AOP Margin	• earnings before interest and taxes (EBIT)	• return on assets (ROA)

• capital expenditures (CAPEX)	• EBIT Margin	• return on equity (ROE)

• capitalized economic profit	• earnings before interest, taxes, depreciation, and amortization (EBITDA)	• return on gross investment

• capitalized entity value	• EBITDA Margin	• return on invested capital

• capitalized equity value	• earnings per share (EPS)	• return on net assets (RONA)

• cashflow from operations	• economic profit	• return on tangible assets

• cashflow return on capital	• free cash flow	• sales

• cashflow return on capitalized entity/equity value	• gross fixed assets	• sales growth

• cashflow return on investment (CFROI)	• gross profit	• total return to stockholders

• change in capital	• gross profit margin	• working capital

• change in operating working capital	• intangible assets

The Committee may establish other performance criteria for participants who are not named executive officers. In making the incentive award for a fiscal year, the Committee may provide for specific adjustments that will be made to the performance criteria for the incentive award for such year. The maximum incentive award payable to a participant for any fiscal year of the Company will be $6.0 million. Plan rules established each year by the Committee will be submitted to the Board of Directors for ratification.

After the end of each fiscal year, the Committee will certify the extent to which the performance criteria have been achieved for that year. The Committee is authorized to adjust the method of calculating attainment of performance goals in recognition of nonrecurring items, changes in tax laws or rates, accounting policies or generally accepted accounting principles, and changes related to restructured or discontinued operations or acquisitions and may modify performance results upon which awards are based to offset any unintended results arising from events not anticipated when the goals were established. To the extent such adjustments affect awards of named executive officers, such adjustments shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

Incentive awards shall be approved by the Committee, subject to ratification by the Board, based on the plan rules then in effect and the achievement of performance criteria as certified by the Committee. Any award may be decreased, at the Committee’s discretion, based on such factors as the Committee may determine, including the failure of the Company or an operating unit to meet additional performance goals or the failure of the participant to meet personal performance goals. The Committee may in its discretion grant awards to deserving participants, other than named executive officers, notwithstanding levels of achievement of performance criteria.

Incentive awards will generally be made in lump sum cash payments, unless the Committee specifies otherwise at the beginning of the year. Payment will be made as soon as practicable after determination of awards, subject to any rights of a participant to defer amounts pursuant to other plans of the Company.

A partial incentive award may be authorized by the Committee for a participant who is terminated without cause or who retires, dies, or becomes permanently and totally disabled. Otherwise, no award will be paid to a participant who is not an active employee of the Company, an operating unit, or an affiliate at the end of the fiscal year to which the award relates and, if the Committee so provides, on the date the award is payable.

Change in Control

Upon the occurrence of a Change in Control (as defined in the Cash Incentive Plan), unless a participant otherwise elects in writing, the participant’s incentive award for that year will be deemed to have been fully earned for the year, with performance at the target level and with no reductions for other factors. In that case, within thirty days after the effective date of the Change in Control, the participant will be paid in cash a pro rata portion of the award based on the number of days within the fiscal year that elapsed as of the effective date of the Change in Control.

Federal Tax Consequences

An award under the 2012 Cash Incentive Plan will constitute taxable ordinary income to the participant. Generally, the Company will be entitled to a corresponding deduction.

Section 162(m) of the Internal Revenue Code limits to $1 million the amount of compensation that may be deducted in any tax year with respect to a named executive officer, with an exception for certain performance-based compensation. The 2012 Cash Incentive Plan is designed, and is to be administered, to qualify payments to named executive officers for that performance-based compensation exception.

New Plan Benefits

The Committee designates employees of the Company and its subsidiaries eligible to participate in the 2012 Cash Incentive Plan. As of the record date, there were approximately 700 eligible employees under the existing Annual Cash Incentive Plan, including the three named executive officers. The benefits that will be awarded or paid under the 2012 Cash Incentive Plan are not currently determinable. The cash incentive awards paid to the named executive officers under the existing Annual Cash Incentive Plan are disclosed in the Summary Compensation Table.

The Board of Directors recommends that you vote FOR the approval of the Acuity Brands, Inc. 2012 Cash Incentive Plan.

EQUITY COMPENSATION PLANS

The following table provides information as of August 31, 2012 about equity awards under our equity compensation plans. The table does not include 1,055,110 shares available for purchase under the Employee Stock Purchase Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding those Currently Outstanding)
Equity compensation plans approved by the security holders (1)	1,347,539	(2)	$36.25	(3)	2,404,371	(4)
Equity compensation plans not approved by the security holders	N/A		N/A		N/A

Total	1,347,539				2,404,371

(1)

Includes the 2007 Acuity Brands, Inc. Long-Term Incentive Plan (the “EIP”) that was approved by our stockholders in January 2008, the 2006 Nonemployee Directors’ Deferred Compensation Plan (the “2006 NEDC”) that was approved by our sole stockholder in November 2001, the 2011 Nonemployee Director’s Deferred Compensation Plan (the “2011 NEDC”) that was approved by our stockholders in January 2012, and the 2001 Nonemployee Directors’ Stock Option Plan (the “ 2001 NESOP”) that was approved by our sole stockholder in November 2001.

(2)

Includes 1,117,107 outstanding options and 59,471 outstanding deferred stock units issued under the EIP, 129,722 deferred stock units issued under the 2006 NEDC, 6,754 deferred stock units issued under the 2011 NEDC, and 34,485 Options outstanding under the 2001 NESOP as of August 31, 2012.

(3)	Represents weighted-average exercise price of stock options outstanding under the EIP and 2001 NESOP. Calculation excludes deferred stock units issued under the EIP, 2006 NEDC, and 2011 NEDC.

(4)

Represents the number of shares available for future issuance under stockholder approved equity compensation plans, including, 2,111,125 shares available for grant without further stockholder approval under the EIP and 293,246 shares available for issuance without further stockholder approval under the 2011 NEDC as of August 31, 2012.

OTHER MATTERS

We know of no other business to be transacted, but if any other matters do come before the meeting, the persons named as proxies in the accompanying proxy, or their substitutes, will vote or act with respect to them in accordance with their best judgment.

NEXT ANNUAL MEETING—STOCKHOLDER PROPOSALS

If you wish to have a proposal considered for inclusion in our proxy solicitation materials in connection with the annual meeting of stockholders expected to be held in January 2014, the proposal must comply with the SEC’s proxy rules, be stated in writing, and be submitted on or before July 22, 2013, to us at our principal executive offices. As of January 11, 2013, our principal executive offices will be located at 1170 Peachtree Street, NE, Suite 2350, Atlanta, Georgia 30309, Attention: Corporate Secretary.

All such proposals should be sent by certified mail, return receipt requested.

Our By-Laws establish an advance notice procedure for stockholder proposals to be brought before any annual meeting of stockholders and for nominations by stockholders of candidates for election as directors at an annual meeting. Subject to any other applicable requirements, including, without limitation, Rule 14a-8 under the Exchange Act, nominations of persons for election to the Board and the proposal of business to be transacted by the stockholders may be made at an annual meeting of stockholders by any stockholder of record who was a stockholder of record at the time of the giving of notice for the annual meeting, who is entitled to vote at the meeting and who has complied with our notice procedures.

For nominations or other business to be properly brought before an annual meeting by a stockholder:

•	the stockholder must have given timely notice in writing to our Corporate Secretary;
•	such business must be a proper matter for stockholder action under Delaware Law;
•

if the stockholder, or the beneficial owner on whose behalf any such proposal or nomination is made, has provided us with a stockholder notice (as described below), such stockholder or beneficial owner must, in the case of a proposal, have delivered a proxy statement and form of proxy to holders of at least the percentage our voting shares required under applicable law to carry any such proposal, or, in the case of a nomination or nominations, have delivered a proxy statement and form of proxy to holders of a percentage of our voting shares reasonably believed by such stockholder or beneficial holder to be sufficient to elect the nominee or nominees proposed to be nominated by such stockholder, and must, in either case, have included in such materials the stockholder notice; and

•

if no stockholder notice relating to the proposal has been timely provided, the stockholder or beneficial owner proposing such business or nomination must not have solicited a number of proxies sufficient to have required the delivery of such a Solicitation Notice.

To be timely, a stockholder’s notice must be delivered to our Corporate Secretary at our principal executive offices not less than 90 or more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders (the “Meeting Anniversary”). However, if the date of the annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after the anniversary of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made.

A stockholder’s notice must set forth:

•

as to each person whom the stockholder proposes to nominate for election or reelection as a director, all information relating to such person as would be required to be disclosed in solicitations of proxies for the election of such nominees as directors pursuant to Regulation 14A under the Exchange Act and such person’s written consent to serve as a director if elected, as well as any other information required by the SEC’s proxy rules in a contested election;

•	as to any other business that the stockholder proposes to bring before the meeting, a brief description of such business, the reasons for conducting such business at the meeting and any material interest in such business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made;
•	as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made;
•	the name and address of such stockholder, as they appear on our books, and of such beneficial owner;
•	the class and number of shares of our common stock that are owned beneficially and of record by such stockholder and such beneficial owner, including any derivative positions of the stockholder;
•	information with respect to persons or entities affiliated with the stockholder and any arrangements between the affiliates and the stockholder; and
•

whether either such stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of, in the case of a proposal, at least the percentage of our voting shares required under applicable law to carry the proposal or, in the case of a nomination or nominations, a sufficient number of holders of our voting shares to elect such nominee or nominees (an affirmative statement of such intent).

In the event that the number of directors to be elected to the Board is increased and there is no public announcement naming all of the nominees for director or specifying the size of the increased Board made by us at least 100 days prior to the Meeting Anniversary, a stockholder’s notice required by our By-Laws also will be considered timely, but only with respect to nominees for any new positions created by such increase, if it is delivered to our Corporate Secretary at the principal executive offices not later than the close of business on the 10th day following the day on which such public announcement is first made by us.

The preceding five paragraphs are intended to summarize the applicable provisions of our By-Laws. These summaries are qualified in their entirety by reference to those By-Laws, which are available on our website at www.acuitybrands.com under “Corporate Governance.”

By order of the Board of Directors,

C. DAN SMITH

Senior Vice President, Treasurer and Secretary

EXHIBIT A

ACUITY BRANDS, INC. 2012 OMNIBUS STOCK INCENTIVE COMPENSATION PLAN

Acuity Brands, Inc. (the Company”) has adopted the Acuity Brands, Inc. 2012 Omnibus Stock Incentive Compensation Plan (the “Plan”) for the benefit of non-employee directors, officers, and eligible employees of the Company, and of its Subsidiaries and Affiliates (as each such term is defined below).

ARTICLE I.

ESTABLISHMENT; PURPOSES; AND DURATION

1.1. Establishment of the Plan. The Company hereby establishes this omnibus incentive compensation plan to be known as the “Acuity Brands, Inc. 2012 Omnibus Stock Incentive Compensation Plan,” as set forth in this document. The Plan permits the grant of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards and Stock Bonus Awards. Following adoption of the Plan by the Board of Directors, the Plan shall become effective upon the date on which the Plan is approved by the stockholders of the Company (the “Effective Date”), which approval must occur within the period ending twelve (12) months after the date the Plan is adopted by the Board. The Plan shall remain in effect as provided in Section 1.3

1.2. Purposes of the Plan. The purposes of the Plan are to provide additional incentives to non-employee directors, officers and eligible employees of the Company and its Subsidiaries and Affiliates whose substantial contributions are essential to the continued growth and profitability of the Company’s businesses, in order to strengthen their commitment to the Company and its Subsidiaries, to further motivate the Participants to perform their assigned responsibilities diligently and skillfully, and to attract and retain competent and dedicated individuals whose efforts will result in the long term growth and profitability of the Company and, over time, appreciation in the market value of its stock. To accomplish such purposes, the Plan provides that the Committee may grant Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards and Stock Bonus Awards.

1.3. Duration of the Plan. The Plan shall commence on the Effective Date and shall remain in effect, subject to the right of the Board of Directors to amend or terminate the Plan at any time pursuant to Article XVI, until all Shares subject to it shall have been delivered, and any restrictions on such Shares have lapsed, pursuant to the Plan’s provisions. However, in no event may an Award be granted under the Plan on or after ten years from the Effective Date.

ARTICLE II.

DEFINITIONS

Certain terms used herein have the definitions given to them in the first instance in which they are used. In addition, for purposes of the Plan, the following terms are defined as set forth below:

2.1. “Affiliate” means any entity in which the Company has at least a 50% equity interest and is designated as an Affiliate for purposes of the Plan by the Committee.

2.2. “Applicable Exchange” means the New York Stock Exchange or such other securities exchange as may at the applicable time be the principal market for the Common Stock.

2.3. “Award” means, individually or collectively, a grant under the Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock Awards, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards, and Stock Bonus Awards.

2.4. “Award Agreement” means either: (a) a written agreement (including any amendment or modification thereof) entered into by a Participant and the Company setting forth the terms and provisions applicable to an Award granted under the Plan, or (b) a written or electronic statement (including any amendment or modification thereof) issued by the Company to a Participant describing the terms and provisions of such Award. The Committee may provide for the use of electronic, internet or other non-paper Award Agreements, and the use of electronic, internet or other non-paper means for the acceptance thereof and actions thereunder by a Participant.

2.5. “Board” or “Board of Directors” means the Board of Directors of the Company.

2.6. “Cash-Based Award” means an Award, whose value is determined by the Committee, granted to a Participant, as described in Article IX.

2.7 “Cause” means, unless otherwise provided in an Award Agreement, that the Participant has been found by the Committee to be guilty of theft, embezzlement, fraud or misappropriation of the Company’s property or any action which, if the individual were an officer of the Company, would constitute a breach of fiduciary duty; provided that if a Participant has an Employment Agreement, “Cause” shall mean Cause as defined in such Employment Agreement.

2.8 “Company” means Acuity Brands, Inc., a Delaware corporation, or any successor to the Company.

2.9. “Change in Control” means the occurrence of any of the following events:

(a)

The acquisition (other than from the Company) by any “Person” (as the term is used for purposes of Sections 13(d) or 14(d) of the Exchange Act) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of twenty percent (20%) or more of the combined voting power of the Company’s then outstanding voting securities; or

(b)

The individuals who, as of October 23, 2012, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least two-thirds of the Board; provided, however, that if the election, or nomination for election by the Company’s stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; or

(c)

A merger or consolidation involving the Company if the stockholders of the Company, immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than sixty percent (60%) of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Company outstanding immediately before such merger or consolidation; or

(d)	A complete liquidation or dissolution of the Company or an agreement for the sale or other disposition of all or substantially all of the assets of the Company.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur pursuant to Section 2.9(a) solely because twenty percent (20%) or more of the combined voting power of the Company’s then outstanding securities is acquired by (i) a trustee or other fiduciary holding securities, under one or more employee benefit plans maintained by the Company or any of its Subsidiaries or (ii) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Company in the same proportion as their ownership of stock in the Company immediately prior to such acquisition.

2.10. “Change in Control Price” means the price per share offered in respect of the Common Stock in conjunction with any transaction resulting in a Change in Control on a fully-diluted basis (as determined by the Board or the Committee as constituted before the Change in Control, if any part of the offered price is payable other than in cash) or, in the case of a Change in Control occurring solely by reason of a change in the composition of the Board, the highest Fair Market Value of a Share on any of the 30 trading days immediately preceding the date on which a Change in Control occurs.

2.11. “Code” means the Internal Revenue Code of 1986, as it may be amended from time to time, including rules and regulations promulgated thereunder and successor provisions and rules and regulations thereto.

2.12. “Committee” means a committee consisting of two or more non-employee members of the Board who are appointed by the Board to administer the Plan and to perform the functions set forth herein. The Board or the Committee may designate a subcommittee of members of the Committee to act on certain matters where such designation is necessary or desirable.

2.13. “Common Stock” means the common stock, par value $0.01 per share, of the Company.

2.14. “Covered Employee” means any Participant who the Committee determines is, at the Grant Date of an Award, or may be as of the end of the taxable year in which the Company or a Subsidiary or Affiliate would claim a tax deduction in connection with such Award, a “covered employee” within the meaning of Section 162(m) of the Code, and any successor provision.

2.15. “Director” means any individual who is a member of the board of directors of the Company.

2.16. “Disability” means (i) “Disability” as defined in the applicable Award Agreement to which the Participant is a party, or (ii) if the Award Agreement does not define “Disability,” a physical or mental incapacity which impairs the Participant’s ability to substantially perform his duties for a period of one hundred eighty (180) consecutive days, as determined by the Committee based upon the information provided to it.

2.17. “Disaffiliation” means a subsidiary’s or affiliate’s ceasing to be a subsidiary or affiliate of the Company for any reason (including as a result of a public offering, or a spin-off or sale by the Company, of the stock of the subsidiary or affiliate of the Company) or a sale of a division of the Company or a subsidiary or affiliate of the Company.

2.18. “Dividend Equivalents” means the equivalent value (in cash or Shares) of dividends that would otherwise be paid on the Shares subject to an Award but that have not been issued or delivered, as described in Article XI.

2.19. “Effective Date” shall have the meaning ascribed to such term in Section 1.1.

2.20. “Eligible Individual” means any Employee or Non-Employee Director and any prospective Employee who has accepted an offer of employment from the Company or any Subsidiary or Affiliate.

2.21. “Employee” means any person designated as an employee of the Company, a Subsidiary and/or an Affiliate on the payroll records thereof. An Employee shall not include any individual during any period he or she is classified or treated by the Company, a Subsidiary or an Affiliate as an independent contractor, a consultant, or an employee of an employment, consulting, temporary agency, or any other entity other than the Company, a Subsidiary and/or an Affiliate without regard to whether such individual is subsequently determined to have been, or is subsequently retroactively reclassified as a common-law employee of the Company, a Subsidiary and/or an Affiliate during such period. For the avoidance of doubt, a Director who would otherwise be an “Employee” within the meaning of this Section 2.21 shall be considered an Employee for purposes of the Plan.

2.22. “Employment Agreement” means with respect to a Participant who is an employee, the written agreement between the Company, a Subsidiary or an Affiliate and the Employee providing for the terms of such Employee’s employment with the Company, Subsidiary or Affiliate, as it may be amended from time to time.

2.23. “Exchange Act” means the Securities Exchange Act of 1934, as it may be amended from time to time, including the rules and regulations promulgated thereunder and successor provisions and rules and regulations thereto.

2.24. “Fair Market Value” means, if the Common Stock is listed on a national securities exchange, as of any given date, the closing price for the Common Stock on such date on the Applicable Exchange, or if Shares were not traded on the Applicable Exchange on such measurement date, then on the next preceding date on which Shares are traded, all as reported by such source as the Committee may select. If the Common Stock is not listed on a national securities exchange, Fair Market Value shall be determined by the Committee in its good faith discretion.

2.25. “Fiscal Year” means the consecutive twelve-month period ending August 31 of each year, or such other consecutive twelve-month period as the Committee may select.

2.26. “Grant Date” means (a) the date on which the Committee (or its designee) by resolution, written consent or other appropriate action selects an Eligible Individual to receive a grant of an Award, determines the number of Shares or other amount to be subject to such Award and, if applicable, determines the Option Price or Grant Price of such Award, or (b) such later date as the Committee (or such designee) shall provide in such resolution, consent or action.

2.27. “Grant Price” means the price established as of the Grant Date of an SAR pursuant to Article VII used to determine whether there is any payment due upon exercise of the SAR.

2.28. “Incentive Stock Option” or “ISO” means a right to purchase Shares under the Plan in accordance with the terms and conditions set forth in Article VI and which is designated as an Incentive Stock Option and which is intended to meet the requirements of Section 422 of the Code.

2.29. “Insider” means an individual who is, on the relevant date, an officer, director or ten percent (10%) beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, as determined by the Committee in accordance with Section 16 of the Exchange Act.

2.30. “New Employer” means, after a Change in Control, a Participant’s employer, or any direct or indirect parent or any direct or indirect majority-owned subsidiary of such employer.

2.31. “Non-Employee Director” means a Director who is not an Employee.

2.32. “Nonqualified Stock Option” or “NQSO” means a right to purchase Shares under the Plan in accordance with the terms and conditions set forth in Article VI and which is not intended to meet the requirements of Section 422 of the Code or otherwise does not meet such requirements.

2.33. “Notice” means notice provided by a Participant to the Company in a manner prescribed by the Committee.

2.34. “Option” or “Stock Option” means an Incentive Stock Option or a Nonqualified Stock Option, as described in Article VI.

2.35. “Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.

2.36. “Participant” means any eligible individual as set forth in Article V who holds one or more outstanding Awards.

2.37. “Performance-Based Compensation” means compensation under an Award that is intended to satisfy the requirements of Code Section 162(m) for certain performance-based compensation paid to Covered

Employees. Notwithstanding the foregoing, nothing in the Plan shall be construed to mean that an Award which does not satisfy the requirements for performance-based compensation under Code Section 162(m) does not constitute performance-based compensation for any other purpose, such as Code Section 409A.

2.38. “Performance Measure” means any performance criteria or measures as described in Section 12.1 on which the performance goals described in Article XII are based and which are approved by the Company’s stockholders pursuant to the Plan in order to qualify certain Awards as Performance-Based Compensation in accordance with Article XII.

2.39. “Performance Period” means the period of time during which the performance goals must be met in order to determine the degree of payout and/or vesting with respect to, or the amount or entitlement to, an Award.

2.40. “Performance Share” means an Award granted pursuant to Article IX of a unit valued by reference to a designated number of Shares payable, in whole or in part, to the extent applicable performance goals are achieved over a specified period in accordance with Article IX.

2.41. “Performance Unit” means a fixed or variable dollar denominated unit granted pursuant to Article IX, the value of which is determined by the Committee, payable, in whole or in part, to the extent applicable performance goals are achieved over a specified period in accordance with Article IX.

2.42. “Period of Restriction” means the period during which Shares of Restricted Stock or Restricted Stock Units are subject to a substantial risk of forfeiture, and, in the case of Restricted Stock, the transfer of Shares of Restricted Stock is limited in some way, as provided in Article VIII.

2.43. “Restricted Stock” means an Award granted to a Participant, subject to the Period of Restriction, pursuant to Article VIII.

2.44. “Restricted Stock Unit” means an Award, whose value is equal to a Share, granted to a Participant, subject to the Period of Restriction, pursuant to Article VIII.

2.45. “Retirement” means (i) “Retirement” as defined in the applicable Award Agreement to which the Participant is a party, or (ii) if the Award Agreement does not define “Retirement”, the voluntary termination from active employment with the Company, a Subsidiary or an Affiliate, after the Participant attains age 65, as determined by the Committee.

2.46. “Rule 16b-3” means Rule 16b-3 under the Exchange Act, or any successor rule, as the same may be amended from time to time.

2.47. “SEC” means the Securities and Exchange Commission.

2.48. “Securities Act” means the Securities Act of 1933, as it may be amended from time to time, including the rules and regulations promulgated thereunder and successor provisions and rules and regulations thereto.

2.49. “Share” means a share of Common Stock (including any new, additional or different stock or securities resulting from any change in corporate capitalization as listed in Section 4.4).

2.50. “Stock Appreciation Right” or “SAR” means an Award granted pursuant to the terms of Article VII.

2.51. “Stock Bonus Award” means an equity-based or equity-related Award described in Section 10.1, granted in accordance with the terms and conditions set forth in Article X.

2.52. “Subsidiary” means any present or future corporation which is or would be a “subsidiary corporation” of the Company as the term is defined in Section 424(f) of the Code.

2.53. “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, options or other awards previously granted, or the right or obligation to grant future options or other awards, by a company acquired by the Company, a Subsidiary and/or an Affiliate or with which the Company, a Subsidiary and/or an Affiliate combines, or otherwise in connection with any merger, consolidation, acquisition of property or stock, or reorganization involving the Company, a Subsidiary or an Affiliate, including a transaction described in Code Section 424(a).

2.54. “Termination” means the termination of the applicable Participant’s employment with, or performance of services for, the Company or any Affiliate or Subsidiary under any circumstances. A Participant employed by, or performing services for, a Subsidiary or Affiliate or a division of the Company or of a Subsidiary or Affiliate shall be deemed to incur a Termination if such Subsidiary, Affiliate or division ceases to be a Subsidiary, Affiliate or division, as the case may be, and the Participant does not immediately thereafter become an employee of, or service provider for, the Company or another Subsidiary or Affiliate.

ARTICLE III.

ADMINISTRATION

3.1. General. The Committee shall have exclusive authority to operate, manage and administer the Plan in accordance with its terms and conditions. Notwithstanding the foregoing, in its absolute discretion, the Board may at any time and from time to time exercise any and all rights, duties and responsibilities of the Committee under the Plan, including establishing procedures to be followed by the Committee, but excluding matters which under any applicable law, regulation or rule, including any exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3), are required to be determined in the sole discretion of the Committee. If and to the extent that the Committee does not exist or cannot function, the Board may take any action under the Plan that would otherwise be the responsibility of the Committee, subject to the limitations set forth in the immediately preceding sentence.

3.2. Authority of the Committee. The Committee shall have full discretionary authority to grant, pursuant to the terms of the Plan, Awards to those individuals who are eligible to receive Awards under the Plan. Except as limited by law or by the Certificate of Incorporation or Memorandum and Articles of Association of the Company, and subject to the provisions herein, the Committee shall have full power, in accordance with the other terms and provisions of the Plan, to:

(a)	select Eligible Individuals who may receive Awards under the Plan and become Participants;

(b)	determine eligibility for participation in the Plan and decide all questions concerning eligibility for, and the amount of, Awards under the Plan;

(c)	determine the sizes and types of Awards;

(d)	determine the terms and conditions of Awards, including the Option Prices of Options and the Grant Prices of SARs;

(e)

grant Awards as an alternative to, or as the form of payment for grants or rights earned or payable under, other bonus or compensation plans, arrangements or policies of the Company or a Subsidiary or Affiliate;

(f)

grant Substitute Awards on such terms and conditions as the Committee may prescribe, subject to compliance with the ISO rules under Code Section 422 and the nonqualified deferred compensation rules under Code Section 409A, where applicable;

(g)	make all determinations under the Plan concerning Termination of any Participant’s employment or service with the Company or a Subsidiary or Affiliate, including whether such Termination occurs by reason of Disability, Retirement or in connection with a Change in Control, and whether a leave constitutes a Termination;

(h)	determine whether a Change in Control shall have occurred;

(i)	construe and interpret the Plan and any agreement or instrument entered into under the Plan, including any Award Agreement;

(j)	establish and administer any terms, conditions, restrictions, limitations, forfeiture, vesting or exercise schedule, and other provisions of or relating to any Award;

(k)

establish and administer any performance goals in connection with any Awards, including related Performance Measures or other performance criteria and applicable Performance Periods, determine the extent to which any performance goals and/or other terms and conditions of an Award are attained or are not attained, and certify whether, and to what extent, any such performance goals and other material terms applicable to Awards intended to qualify as Performance-Based Compensation were in fact satisfied;

(l)	subject to Section 9.3, make adjustments in the performance goals of an Award other than with respect to Performance-Based Compensation if inconsistent with Code Section 162(m);

(m)	construe any ambiguous provisions, correct any defects, supply any omissions and reconcile any inconsistencies in the Plan and/or any Award Agreement or any other instrument relating to any Awards;

(n)	establish, adopt, amend, waive and/or rescind rules, regulations, procedures, guidelines, forms and/or instruments for the Plan’s operation or administration;

(o)	make all valuation determinations relating to Awards and the payment or settlement thereof;

(p)	grant waivers of terms, conditions, restrictions and limitations under the Plan or applicable to any Award, or accelerate the vesting or exercisability of any Award;

(q)	amend or adjust the terms and conditions of any outstanding Award and/or adjust the number and/or class of shares of stock subject to any outstanding Award;

(r)

at any time and from time to time after the granting of an Award, specify such additional terms, conditions and restrictions with respect to such Award as may be deemed necessary or appropriate to ensure compliance with any and all applicable laws or rules, including terms, restrictions and conditions for compliance with applicable securities laws or listing rules, methods of withholding or providing for the payment of required taxes and restrictions regarding a Participant’s ability to exercise Options through a cashless (broker-assisted) exercise;

(s)	establish any “blackout” period that the Committee in its sole discretion deems necessary or advisable;

(t)	exercise all such other authorities, take all such other actions and make all such other determinations as it deems necessary or advisable for the proper operation and/or administration of the Plan;

(u)	determine on the Grant Date whether the Award is intended or not intended to satisfy the requirements of Code Section 162(m) and so note in the applicable Award Agreement; and

(v)

notwithstanding any provisions in this Plan, no action shall be taken which will prevent Awards hereunder (i) that are intended to provide Performance-Based Compensation from doing so, or (ii) that are intended to comply with the requirements of Code Section 409A from doing so.

3.3. Award Agreements. The Committee shall, subject to applicable laws and rules, determine the date an Award is granted. Each Award shall be evidenced by an Award Agreement; however, two or more Awards granted to a single Participant may be combined in a single Award Agreement. An Award Agreement shall not be a precondition to the granting of an Award; provided, however, that (a) the Committee may, but need not, require as a condition to any Award Agreement’s effectiveness, that such Award Agreement be executed on behalf of the Company, a Subsidiary or Affiliate and/or by the Participant to whom the Award evidenced thereby shall have been granted (including by electronic signature or other electronic indication of acceptance), and such executed Award Agreement be delivered to the Company, a Subsidiary or Affiliate and (b) no person shall have any rights under any Award unless and until the Participant to whom such Award shall have been granted has complied with the applicable terms and conditions of the Award. The Committee shall prescribe the form of all Award Agreements, and, subject to the terms and conditions of the Plan, shall determine the content of all Award Agreements. Subject to the other provisions of the Plan, any Award Agreement may be supplemented or amended in writing from time to time as approved by the Committee; provided that the terms and conditions of any such Award Agreement as supplemented or amended are not inconsistent with the provisions of the Plan. In the event of any dispute or discrepancy concerning the terms of an Award, the records of the Committee or its designee shall be determinative.

3.4. Discretionary Authority; Decisions Binding. The Committee shall have full discretionary authority in all matters related to the discharge of its responsibilities and the exercise of its authority under the Plan. All determinations, decisions, actions and interpretations by the Committee with respect to the Plan and any Award Agreement, and all related orders and resolutions of the Committee shall be final, conclusive and binding on all Participants, the Company and its stockholders, and any Subsidiary or Affiliate and all persons having or claiming to have any right or interest in or under the Plan and/or any Award Agreement. The Committee shall consider such factors as it deems relevant to making or taking such decisions, determinations, actions and interpretations, including the recommendations or advice of any Director or officer or Employee of the Company or the Company, any director, officer or Employee of a Subsidiary or Affiliate and such attorneys, consultants and accountants as the Committee may select.

3.5. Attorneys; Consultants. The Committee may consult with counsel who may be counsel to the Company. The Committee may employ such other attorneys and/or consultants, accountants, appraisers, brokers, agents and other persons, any of whom may be an Eligible Individual, as the Committee deems necessary or appropriate. The Committee, the Company, its Subsidiaries or Affiliates and their respective officers and Directors shall be entitled to rely upon the advice, opinions or valuations of any such persons. The Committee shall not incur any liability for any action taken in good faith in reliance upon the advice of such counsel or other persons.

3.6. Delegation of Administration. Except to the extent prohibited by applicable law, including any applicable exemptive rule under Section 16 of the Exchange Act (including Rule 16b-3), or the applicable rules of a stock exchange, the Committee may, in its discretion, allocate all or any portion of its responsibilities and powers under this Article III to any one or more of its members and/or delegate all or any part of its responsibilities and powers under this Article III to any person or persons selected by it. The Committee may delegate to the Chief Executive Officer the authority to grant Awards from a pool of Shares established by the Committee, provided that the Chief Executive Officer shall have no authority to grant Awards to Insiders, or otherwise with respect to Awards granted to Insiders. Any such authority delegated or allocated by the Committee under this Section 3.6 shall be exercised in accordance with the terms and conditions of the Plan and any rules, regulations or administrative guidelines that may from time to time be established by the Committee, and any such allocation or delegation may be revoked by the Committee at any time.

ARTICLE IV.

SHARES SUBJECT TO THE PLAN

4.1. Number of Shares Available for Grants. The shares of stock subject to Awards granted under the Plan shall be Shares. Such Shares subject to the Plan may be either authorized and unissued shares (which will not be subject to preemptive rights) or previously issued shares acquired by the Company or its Subsidiaries or

Affiliates. Subject to adjustment as provided in Section 4.4, the total number of Shares that may be delivered pursuant to Awards under the Plan shall be 2,287,692 Shares, which includes 1,887,692 Shares available for issuance under the Acuity Brands, Inc. Long-Term Incentive Plan (as amended and restated October 25, 2007) (the “Prior Plan”), as previously approved by the stockholders of the Company, but not subject to any outstanding awards under the Prior Plan as of November 7, 2012. In addition, up to 1,707,380 Shares subject to outstanding awards under the Prior Plan as of November 7, 2012 may be delivered pursuant to Awards under the Plan, to the extent that on or after such date any such awards under the Prior Plan are forfeited or settled or terminate without a distribution of Shares (whether or not cash, other awards or other property is distributed with respect to such awards under the Prior Stock Plan). From and after the Effective Date, no further grants or awards shall be made under the Prior Plan; however, grants or awards made under the Prior Stock Plan before the Effective Date shall continue in effect in accordance with their terms. Of the total number of Shares that are available for issuance under the Plan, no more than 65% of the total number of Shares that may be delivered pursuant to Awards under the Plan are available for Restricted Stock Awards, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards and Stock Bonus Awards, and no more than 1,000,000 Shares are available for Incentive Stock Options.

4.2. Rules for Calculating Shares Delivered. Subject to, in the case of ISOs, any limitations applicable thereto under the Code, the following Shares subject to an Award shall be available for delivery in connection with future Awards under the Plan: (a) any Shares that are subject to an Option, SAR, or other Award which for any reason expires or is terminated or canceled without having been fully exercised or satisfied, or are subject to any Restricted Stock Award (including any Shares subject to a Participant’s Restricted Stock Award that are repurchased by the Company at the Participant’s cost), Restricted Stock Unit Award or other Award granted under the Plan which are forfeited, and (b) any Award based on Shares that is settled for cash, expires or otherwise terminates without the issuance of such Shares. Any Shares delivered under the Plan upon exercise or satisfaction of Substitute Awards shall not reduce the Shares available for delivery under the Plan. If the Option Price of any Option and/or tax withholding obligations relating to any Award (or any award under the Prior Stock Plan or Prior Bonus Plan) are satisfied by delivering Shares to the Company (by either actual delivery or by attestation), the number of such Shares so delivered or attested to shall be deemed delivered for purposes of the limits set forth in Section 4.1. To the extent any Shares subject to an Award (or any award under the Prior Plan) are withheld to satisfy the Option Price (in the case of an Option) and/or the tax withholding obligations relating to such Award (or award under the Prior Plan), such Shares shall be deemed to have been delivered for purposes of the limits set forth in Section 4.1. Upon the exercise of a SAR, the total number of Shares subject to such exercise shall reduce the number of Shares available for delivery under the Plan. Shares that are repurchased by the Company with cash proceeds from a Participant’s exercise of an Option shall not increase the number of Shares available for delivery under the Plan.

4.3. Award Limits. The following limits shall apply to grants of all Awards under the Plan:

(a)

Options and SARs: The maximum aggregate number of Shares that may be subject to Options and SARs granted in any Fiscal Year to any one Participant shall be 500,000 Shares. Any Shares covered by Options granted to one Participant in any Fiscal Year shall reduce this limit on the number of Shares subject to Options and SARs that can be granted to such Participant in such Fiscal Year.

(b)

Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units and Stock Bonus Awards: The maximum aggregate number of Shares that may be subject to all Awards of Restricted Stock, Restricted Stock Units, Performance Shares, Performance Units and Stock Bonus Awards granted in any Fiscal Year to any one Participant shall be 150,000 Shares (or cash amounts with respect to Stock Bonus Awards based on the Fair Market Value of such number of Shares on the Grant Date).

(c)	Cash-Based Awards: The maximum aggregate amount awarded with respect to Cash-Based Awards made in any Fiscal Year to any one Participant shall not exceed $6,000,000.

To the extent required by Section 162(m) of the Code, Shares subject to Options or SARs which are canceled shall continue to be counted against the limits set forth in paragraphs (a) and (b) immediately preceding.

4.4. Adjustment Provisions. Awards shall be adjusted in accordance with the following provisions:

(a)

In the event of a stock dividend, stock split, reverse stock split, share combination or exchange, or recapitalization or similar event affecting the capital structure of the Company (each a “Share Change”), or a merger, amalgamation, consolidation, acquisition of property or shares, separation, spin-off, split-up, other distribution of stock or property (including any extraordinary cash or stock dividend), reorganization, stock rights offering, liquidation, Disaffiliation, or similar event affecting the Company or any subsidiary of the Company (each, a “Corporate Transaction”), the Committee or the Board shall make such substitutions or adjustments as it deems appropriate and equitable to (i) the aggregate number, class and kind of Shares or other securities reserved for issuance and delivery under the Plan, (ii) the number, class and kind of Shares or other securities subject to outstanding Awards; (iii) the Option Price, Grant Price or other price of securities subject to outstanding Options, Stock Appreciation Rights and, to the extent applicable, other Awards; and (iv) the Award limits set forth in Section 4.3; provided, however, that the number of Shares subject to any Award shall always be a whole number.

(b)

In the case of Corporate Transactions, such adjustments may include, without limitation, (i) the cancellation of outstanding Awards in exchange for payments of cash, property or a combination thereof having an aggregate value equal to the value of such Awards, as determined by the Committee or the Board in its discretion (it being understood that in the case of a Corporate Transaction with respect to which holders of Common Stock receive consideration other than publicly traded equity securities of the ultimate surviving entity, any such determination by the Committee that the value of an Option or Stock Appreciation Right shall for this purpose be deemed to be equal to the excess, if any, of the value of the consideration being paid for each Share pursuant to such Corporate Transaction over the exercise price of such Option or Stock Appreciation Right shall conclusively be deemed valid); (ii) the substitution of other property (including, without limitation, cash or other securities of the Company and securities of entities other than the Company) for the Shares subject to outstanding Awards; and (iii) in connection with any Disaffiliation, arranging for the assumption of Awards, or replacement of Awards with new awards based on other property or other securities (including other securities of the Company and securities of entities other than the Company), by the affected subsidiary, affiliate, or division or by the entity that controls such subsidiary, affiliate, or division following such Disaffiliation (as well as any corresponding adjustments to Awards that remain based upon the Company securities). The Committee shall also make appropriate adjustments and modifications in the terms of any outstanding Awards to reflect, or related to, any such events, adjustments, substitutions or changes, including modifications of performance goals and changes in the length of Performance Periods, subject to the requirements of Article XII in the case of Awards intended to qualify as Performance-Based Compensation.

(c)

The Committee shall determine any adjustment, substitution or change pursuant to this Section 4.4 with respect to an Award that provides for Performance-Based Compensation in a manner that is consistent with the intent that such Award qualify for the performance-based compensation exception under Section 162(m) of the Code, and after taking into account, among other things, to the extent applicable, the provisions of the Code applicable to Incentive Stock Options and the provisions of Section 409A of the Code. All determinations of the Committee as to adjustments, substitutions and changes, if any, under this Section 4.4 shall be conclusive and binding on the Participants.

4.5. No Limitation on Corporate Actions. The existence of the Plan and any Awards granted hereunder shall not affect in any way the right or power of the Company, any Subsidiary or any Affiliate to make or authorize any adjustment, recapitalization, reorganization or other change in its capital structure or business structure, any merger or consolidation, any issuance of debt, preferred or prior preference stock ahead of or affecting the Shares, additional shares of capital stock or other securities or subscription rights thereto, any dissolution or liquidation, any sale or transfer of all or part of its assets or business or any other corporate act or proceeding.

ARTICLE V.

ELIGIBILITY AND PARTICIPATION

5.1. Eligibility. Eligible Individuals shall be eligible to become Participants and receive Awards in accordance with the terms and conditions of the Plan, subject to the limitations on the granting of ISOs set forth in Section 6.9(a).

5.2. Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select Participants from all Eligible Individuals and shall determine the nature and amount of each Award.

ARTICLE VI.

STOCK OPTIONS

6.1. Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Participants in such number (subject to Article IV), and upon such terms, and at any time and from time to time as shall be determined by the Committee. The Committee may grant an Option or provide for the grant of an Option, either from time to time in the discretion of the Committee or automatically upon the occurrence of specified events, including the achievement of performance goals, the satisfaction of an event or condition within the control of the recipient of the Option or within the control of others.

6.2. Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the maximum duration of the Option, the number of Shares to which the Option pertains, the conditions upon which the Option shall become exercisable and such other provisions as the Committee shall determine, which are not inconsistent with the terms of the Plan. The Award Agreement also shall specify whether the Option is intended to be an ISO or an NQSO. To the extent that any Option does not qualify as an ISO (whether because of its provisions or the time or manner of its exercise or otherwise), such Option, or the portion thereof which does not so qualify, shall constitute a separate NQSO.

6.3. Option Price. The Option Price for each Option shall be determined by the Committee and set forth in the Award Agreement; provided that, subject to Section 6.9(c), the Option Price of an Option shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date of such Option; provided further, that Substitute Awards or Awards granted in connection with an adjustment provided for in Section 4.4, in the form of stock options, shall have an Option Price per Share that is intended to maintain the economic value of the Award that was replaced or adjusted, as determined by the Committee.

6.4. Duration of Options. Each Option granted to a Participant shall expire at such time as the Committee shall determine as of the Grant Date and set forth in the Award Agreement; provided, however, that no Stock Option shall be exercisable later than the tenth (10th) anniversary of its Grant Date.

6.5. Exercise of Options. Options shall be exercisable at such times (but not less than one year from the date of grant, subject to the Committee’s authority to accelerate the exercisability of any Option at any time) and be subject to such other restrictions and conditions as the Committee shall in each instance determine and set forth in the Award Agreement, which need not be the same for each grant or for each Option or Participant. An Award Agreement may provide that the period of time over which an Option other than an ISO may be exercised shall be automatically extended if on the scheduled expiration date of such Option the Participant’s exercise of such Option would violate an applicable law or the Participant is subject to a “black-out” period; provided, however, that during such extended exercise period the Option may only be exercised to the extent the Option was exercisable in accordance with its terms immediately prior to such scheduled expiration date; provided further, however, that such extended exercise period shall end not later than thirty (30) days after the exercise of such Option first would no longer violate such law or be subject to such “black-out” period.

6.6. Payment. Options shall be exercised by the delivery of a written notice of exercise to the Company, in a form specified or accepted by the Committee, or by complying with any alternative exercise procedures that may be authorized by the Committee, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for such Shares, which shall include applicable taxes, if any, in accordance with Article XVII. The Option Price upon exercise of any Option shall be payable to the Company in full by certified or bank check or such other instrument as the Committee may accept. If approved by the Committee, and subject to any such terms, conditions and limitations as the Committee may prescribe and to the extent permitted by applicable law, payment of the Option Price, in full or in part, may also be made as follows:

(a)

Payment may be made, in whole or in part, in the form of unrestricted and unencumbered Shares (by actual delivery of such Shares or by attestation) already owned by the Participant exercising such Option, or by such Participant and his or her spouse jointly (based on the Fair Market Value of the Common Stock on the date the Option is exercised); provided, however, that, in the case of an Incentive Stock Option, the right to make a payment in the form of such already owned Shares may be authorized only as of the Grant Date of such Incentive Stock Option.

(b)

Payment may be made by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the Option Price, and, if requested, the amount of any federal, state, local or non-United States withholding taxes. To facilitate the foregoing, the Company may, to the extent permitted by applicable law, enter into agreements for coordinated procedures with one or more brokerage firms.

(c)

Payment may be made by instructing the Committee to withhold a number of Shares otherwise deliverable to the Participant pursuant to the Option having an aggregate Fair Market Value on the date of exercise equal to the product of: (i) Option Price multiplied by (ii) the number of Shares in respect of which the Option shall have been exercised.

(d)	Payment may be made by any other method approved or accepted by the Committee in its discretion.

Subject to any governing rules or regulations and Section 20.9, as soon as practicable after receipt of a written notification of exercise and full payment in accordance with the preceding provisions of this Section 6.6 and satisfaction of tax obligations in accordance with Article XVII, the Company shall deliver to the Participant exercising an Option, in the Participant’s name, evidence of book entry Shares, in an appropriate amount based upon the number of Shares purchased under the Option. Unless otherwise determined by the Committee, all payments under all of the methods described above shall be paid in United States dollars.

6.7. Rights as a Stockholder. No Participant or other person shall become the beneficial owner of any Shares subject to an Option, nor have any rights to dividends or other rights of a stockholder with respect to any such Shares, until the Participant has actually received such Shares following exercise of his or her Option in accordance with the provisions of the Plan and the applicable Award Agreement.

6.8. Termination of Employment or Service. The Committee may establish and set forth in the applicable Award Agreement the terms and conditions on which an Option shall remain exercisable, if at all, upon a Termination of the Participant. The Committee may waive or modify these provisions at any time. To the extent that a Participant is not entitled to exercise an Option at the date of his or her Termination, or if the Participant (or other person entitled to exercise the Option) does not exercise the Option to the extent so entitled within the time specified in the Award Agreement or below (as applicable), effective as of the date of such Termination, the Option shall terminate and the Shares underlying the unexercised portion of the Option shall revert to the Plan and become available for future Awards. In no event may an Option be exercised after the expiration date of such Option specified in the applicable Award Agreement, except as provided in the last sentence of Section 6.5.

6.9. Limitations on Incentive Stock Options.

(a)	General. No ISO shall be granted to any Eligible Individual who is not an Employee of the Company or a Subsidiary on the Grant Date of such Option. Any ISO granted under the Plan shall contain such terms and conditions, consistent with the Plan, as the Committee may determine to be necessary to qualify such Option as an “incentive stock option” under Section 422 of the Code. Any ISO granted under the Plan may be modified by the Committee to disqualify such Option from treatment as an “incentive stock option” under Section 422 of the Code.

(b)

$100,000 Per Year Limitation. Notwithstanding any intent to grant ISOs, an Option granted under the Plan will not be considered an ISO to the extent that it, together with any other “incentive stock options” (within the meaning of Section 422 of the Code, but without regard to subsection (d) of such Section) under the Plan and any other “incentive stock option” plans of the Company, any Subsidiary and any “parent corporation” of the Company within the meaning of Section 424(e) of the Code, are exercisable for the first time by any Participant during any calendar year with respect to Shares having an aggregate Fair Market Value in excess of $100,000 (or such other limit as may be required by the Code) as of the Grant Date of the Option with respect to such Shares. The rule set forth in the preceding sentence shall be applied by taking Options into account in the order in which they were granted.

(c)

Options Granted to Certain Stockholders. No ISO shall be granted to an individual otherwise eligible to participate in the Plan who owns (within the meaning of Section 424(d) of the Code), at the Grant Date of such Option is granted, more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or a Subsidiary or any “parent corporation” of the Company within the meaning of Section 424(e) of the Code. This restriction does not apply if at the Grant Date of such ISO the Option Price of the ISO is at least 110% of the Fair Market Value of a Share on the Grant Date such ISO, and the ISO by its terms is not exercisable after the expiration of five years from such Grant Date.

ARTICLE VII.

STOCK APPRECIATION RIGHTS

7.1. Grant of SARs. Subject to the terms and conditions of the Plan, SARs may be granted to Participants at any time and from time to time as shall be determined by the Committee. The Committee shall have complete discretion in determining the number of Shares to which a SAR pertains (subject to Article IV) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to any SAR.

7.2. Grant Price. The Grant Price for each SAR shall be determined by the Committee and set forth in the Award Agreement, subject to the limitations of this Section 7.2. The Grant Price for each SAR shall be not less than one hundred percent (100%) of the Fair Market Value of a Share on the Grant Date of such SAR, except in the case of Substitute Awards or Awards granted in connection with an adjustment provided for in Section 4.4.

7.3. Exercise of SARs. SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, in accordance with the Plan, determines and sets forth in the Award Agreement. An Agreement may provide that the period of time over which a SAR may be exercised shall be automatically extended if on the scheduled expiration date of such SAR the Participant’s exercise of such SAR would violate an applicable law; provided, however, that during such extended exercise period the SAR may only be exercised to the extent the SAR was exercisable in accordance with its terms immediately prior to such scheduled expiration date; provided further, however, that such extended exercise period shall end not later than thirty (30) days after the exercise of such SAR first would no longer violate such law.

7.4. Award Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the number of Shares to which the SAR pertains, the Grant Price, the term of the SAR, and such other terms and conditions as the Committee shall determine in accordance with the Plan.

7.5. Term of SARs. The term of a SAR granted under the Plan shall be determined by the Committee, in its sole discretion, provided, however, that no SAR shall be exercisable later than the tenth (10th) anniversary of its Grant Date.

7.6. Payment of SAR Amount. An election to exercise SARs shall be deemed to have been made on the date of Notice of such election to the Company. As soon as practicable following such Notice, the Participant shall be entitled to receive payment from the Company in an amount determined by multiplying (a) the excess of the Fair Market Value of a Share on the date of exercise over the Grant Price of the SAR by (b) the number of Shares with respect to which the SAR is exercised. Notwithstanding the foregoing provisions of this Section 7.6 to the contrary, the Committee may establish and set forth in the applicable Award Agreement a maximum amount per Share that will be payable upon the exercise of a SAR. At the discretion of the Committee, such payment upon exercise of a SAR shall be in cash, in Shares of equivalent Fair Market Value, or in some combination thereof.

7.7. Rights as a Stockholder. A Participant receiving a SAR shall have the rights of a stockholder only as to Shares, if any, actually issued to such Participant upon satisfaction or achievement of the terms and conditions of the Award, and in accordance with the provisions of the Plan and the applicable Award Agreement, and not with respect to Shares to which such Award relates but which are not actually issued to such Participant.

7.8. Termination of Employment or Service. The Committee may establish and set forth in the applicable Award Agreement the terms and conditions under which a SAR shall remain exercisable, if at all, upon a Termination of the Participant. The Committee may waive or modify these provisions at any time. To the extent that a Participant is not entitled to exercise an SAR at the date of his or her Termination, or if the Participant (or other person entitled to exercise the SAR) does not exercise the SAR to the extent so entitled within the time specified in the Award Agreement or below (as applicable), effective as of the date of such Termination, the SAR shall terminate and the Shares underlying the unexercised portion of the SAR shall revert to the Plan and become available for future Awards. In no event may a SAR be exercised after the expiration date of such SAR specified in the applicable Award Agreement, except as provided in the last sentence of Section 7.3.

ARTICLE VIII.

RESTRICTED STOCK AND RESTRICTED STOCK UNITS

8.1. Awards of Restricted Stock and Restricted Stock Units. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock and/or Restricted Stock Units to Participants in such amounts as the Committee shall determine, and may grant or award Shares of Restricted Stock and/or Restricted Stock Units to Participants based upon the achievement of such Performance Measures, and subject to such other terms and conditions, as the Committee shall determine. Subject to the terms and conditions of this Article VIII and the Award Agreement, upon creation of a book entry evidencing a Participant’s ownership of Shares of Restricted Stock, pursuant to Section 8.6, the Participant shall have all of the rights of a stockholder with respect to such Shares, subject to the terms and restrictions set forth in this Article VIII or the applicable Award Agreement or as determined by the Committee. Restricted Stock Units shall be similar to Restricted Stock, except no Shares are actually awarded to a Participant who is granted Restricted Stock Units on the Grant Date thereof, and such Participant shall have no rights of a stockholder with respect to such Restricted Stock Units.

8.2. Award Agreement. Each Restricted Stock and/or Restricted Stock Unit Award shall be evidenced by an Award Agreement that shall specify the Period of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine in accordance with the Plan.

8.3. Nontransferability of Restricted Stock. Except as provided in this Article VIII, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, encumbered, alienated, hypothecated or otherwise disposed of until the end of the applicable Period of Restriction established by the Committee and specified in the Restricted Stock Award Agreement.

8.4. Period of Restriction and Other Restrictions. The Period of Restriction shall lapse based on a Participant’s continuing service or employment with the Company, a Subsidiary or an Affiliate, the achievement of performance goals, the satisfaction of other conditions or restrictions or upon the occurrence of other events, in each case, as determined by the Committee, at its discretion, and stated in the Award Agreement. Any Award of Restricted Stock or Restricted Stock Units shall provide for a Period of Restriction of (i) not less than three years for 100% vesting (although earlier graded vesting may be provided) if the Award is only subject to the satisfaction of a service requirement, and (ii) not less than one year for 100% vesting if the Award is subject to both a service requirement and a performance requirement; provided, however, that the foregoing restrictions shall not apply to (a) Awards covering a number of Shares not to exceed 10% of the total number of Shares available under the Plan for Restricted Stock Awards, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards and Stock Bonus Awards; (b) Awards granted to Directors; or (c) grants to newly-hired Employees to replace forfeited awards from a prior employer.

8.5. Delivery of Shares, Payment of Restricted Stock Units. Subject to Section 20.9, after the last day of the Period of Restriction applicable to a Participant’s Shares of Restricted Stock, and after all conditions and restrictions applicable to such Shares of Restricted Stock have been satisfied or lapse (including satisfaction of any applicable withholding tax obligations), pursuant to the applicable Award Agreement, such Shares of Restricted Stock shall become freely transferable by such Participant. After the last day of the Period of Restriction applicable to a Participant’s Restricted Stock Units, and after all conditions and restrictions applicable to Restricted Stock Units have been satisfied or lapse (including satisfaction of any applicable withholding tax obligations), pursuant to the applicable Award Agreement, such Restricted Stock Units shall be settled by delivery of Shares to the Participant.

8.6. Form of Restricted Stock Awards. Each Participant who receives an Award of Shares of Restricted Stock shall be issued “book entry” Shares (i.e., a computerized or manual entry) in the records of the Company or its transfer agent in the name of the Participant who has received the Award. Such records of the Company or such agent shall, absent manifest error, be binding on all Participants who receive Restricted Stock Awards. Such records shall also refer to the terms, conditions and restrictions applicable to such Award, substantially in the following form:

“The transferability of the shares of stock represented hereby is subject to the terms and conditions (including forfeiture) of the Acuity Brands, Inc. Omnibus Incentive Compensation Plan and an Award Agreement, as well as the terms and conditions of applicable law. Copies of such plan and agreement are on file at the offices of Acuity Brands, Inc.”

The Committee may require a Participant who receives book entry Shares evidencing a Restricted Stock Award to immediately deposit a stock power or other appropriate instrument of transfer, endorsed in blank by the Participant, with signatures guaranteed in accordance with the Exchange Act if required by the Committee, with the Secretary of the Company or an escrow holder as provided in the immediately following sentence. The Secretary of the Company or such escrow holder as the Committee may appoint shall retain custody of the Shares representing a Restricted Stock Award until the Period of Restriction and any other restrictions imposed by the Committee or under the Award Agreement with respect to the Shares evidenced by such certificate expire or shall have been removed. The use of book entries to evidence the ownership of Shares of Restricted Stock, in accordance with this Section 8.6, shall not affect the rights of Participants as owners of the Shares of Restricted Stock awarded to them, nor affect the restrictions applicable to such Shares under the Award Agreement or the Plan, including the Period of Restriction.

8.7. Voting Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by law, as determined by the Committee, Participants holding Shares of Restricted Stock shall be granted the right to exercise full voting rights with respect to those Shares during the Period of Restriction. A Participant shall have no voting rights with respect to any Restricted Stock Units.

8.8. Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock shall be credited with any cash dividends paid with respect to such Shares while they are so held, and such dividends shall be paid to the Participants if and when their rights vest at the end of the Period of Restriction. Except as set forth in the Award Agreement, in the event of (a) any adjustment as provided in Section 4.4, or (b) any shares or securities are received as a dividend, or an extraordinary dividend is paid in cash, on Shares of Restricted Stock, any new or additional Shares or securities or any extraordinary dividends paid in cash received by a recipient of Restricted Stock shall be subject to the same terms and conditions, including the Period of Restriction, as relate to the original Shares of Restricted Stock.

8.9. Termination of Employment or Service. Except as otherwise provided in this Section 8.9, during the Period of Restriction, any Restricted Stock Units and/or Shares of Restricted Stock held by a Participant shall be forfeited and revert to the Company (or, if Shares of Restricted Stock were sold to the Participant, the Participant shall be required to resell such Shares to the Company at cost) upon the Participant’s Termination or the failure to meet or satisfy any applicable performance goals or other terms, conditions and restrictions to the extent set forth in the applicable Award Agreement. Each applicable Award Agreement shall set forth the extent to which, if any, the Participant shall have the right to retain Restricted Stock Units and/or Shares of Restricted Stock, then subject to the Period of Restriction, following such Participant’s Termination. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the applicable Award Agreement, need not be uniform among all such Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for, or circumstances of, such Termination.

ARTICLE IX.

PERFORMANCE SHARES, PERFORMANCE UNITS, AND CASH-BASED AWARDS

9.1. Grant of Performance Shares, Performance Units and Cash-Based Awards. Subject to the terms of the Plan, Performance Shares, Performance Units, and/or Cash-Based Awards may be granted to Participants in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Committee, in accordance with the Plan. A Performance Share, Performance Unit or Cash-Based Award entitles the Participant who receives such Award to receive Shares or cash upon the attainment of applicable performance goals for the applicable Performance Period, and/or satisfaction of other terms and conditions, in each case determined by the Committee, and which may be set forth in the Award Agreement. Such entitlements of a Participant with respect to his or her outstanding Performance Share, Performance Unit or Cash-Based Award shall be reflected by a bookkeeping entry in the records of the Company, unless otherwise provided by the Award Agreement. The terms and conditions of such Awards shall be consistent with the Plan and set forth in the Award Agreement and need not be uniform among all such Awards or all Participants receiving such Awards.

9.2. Earned Performance Shares, Performance Units and Cash-Based Awards. Performance Shares, Performance Units and Cash-Based Awards shall become earned, in whole or in part, based upon the attainment of performance goals specified by the Committee and/or the occurrence of any event or events and/or satisfaction of such terms and conditions, including a Change in Control, as the Committee shall determine, either at or after the Grant Date. Any Award of Performance Shares, Performance Units and Cash-Based Awards shall provide for a vesting period of not less than one year for 100% vesting; provided, however, that the foregoing restrictions shall not apply to (a) Awards covering a number of Shares not to exceed 10% of the total number of Shares available under the Plan for Restricted Stock Awards, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards and Stock Bonus Awards; (b) Awards granted to Directors; or (c) grants to newly-hired Employees to replace forfeited awards from a prior employer. The Committee shall determine the extent to which any applicable performance goals and/or other terms and conditions of a Performance Unit, Performance Share or Cash-Based Award are attained or not attained following conclusion of the applicable Performance Period. The Committee may, in its discretion, waive any such performance goals and/or other terms and conditions relating to any such Award, subject to Section 12.3.

9.3. Form and Timing of Payment of Performance Units, Performance Shares and Cash-Based Awards. Payment of earned Performance Units, Performance Shares and Cash-Based Awards shall be as determined by the Committee and as set forth in the Award Agreement. Subject to the terms of the Plan, the Committee, in its sole discretion, may pay earned Performance Units, Performance Shares and Cash-Based Awards in the form of cash or in Shares (or in a combination thereof) which have an aggregate Fair Market Value equal to the value of the earned Performance Units, Performance Shares or Cash-Based Awards following conclusion of the Performance Period and the Committee’s determination of attainment of applicable performance goals and/or other terms and conditions in accordance with Section 9.2. Such Shares may be granted subject to any restrictions that may be imposed by the Committee, including a Period of Restriction or mandatory deferral. The determination of the Committee with respect to the form of payment of such Awards shall be set forth in the Award Agreement pertaining to the grant of the Award.

9.4. Rights as a Stockholder. A Participant receiving a Performance Unit, Performance Share or Cash-Based Award shall have the rights of a stockholder only as to Shares, if any, actually received by the Participant upon satisfaction or achievement of the terms and conditions of such Award and not with respect to Shares subject to the Award but not actually issued to such Participant.

9.5. Termination of Employment or Service. Each Award Agreement shall set forth the extent to which the Participant shall have the right to retain Performance Units, Performance Shares and/or Cash-Based Awards following such Participant’s Termination. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the applicable Award Agreement, need not be uniform among all such Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for, or circumstances of, Termination.

ARTICLE X.

STOCK BONUS AWARDS

10.1. Stock Bonus Awards. The Committee may grant types of equity-based or equity-related Awards not otherwise described by the terms of the Plan (including the grant or offer for sale of unrestricted Shares), in such amounts (subject to Article IV) and subject to such terms and conditions, as the Committee shall determine. More specifically, grants of equity-based or equity-related Awards can be made to pay all or a portion of a Participant’s salary or bonus or in addition to a Participant’s salary or bonus. Such Stock Bonus Awards may involve the transfer of actual Shares to Participants, or payment in cash or otherwise of amounts based on the value of Shares and may include Awards designed to comply with or take advantage of the applicable local laws of jurisdictions other than the United States. Any Stock Bonus Awards shall provide for a vesting period of not less than three years for 100% vesting (although earlier graded vesting may be provided); provided, however, that the foregoing restrictions shall not apply to (a) Awards covering a number of Shares not to exceed 10% of the total number of Shares available under the Plan for Restricted Stock Awards, Restricted Stock Units, Performance Shares, Performance Units, Cash-Based Awards and Stock Bonus Awards; (b) Awards granted to Directors; or (c) grants to newly-hired Employees to replace forfeited awards from a prior employer.

10.2. Value of Stock Bonus Awards. Each Stock Bonus Award shall be expressed in terms of Shares or units based on Shares, as determined by the Committee. The Committee may establish performance goals in its discretion, and any such performance goals shall be set forth in the applicable Award Agreement. If the Committee exercises its discretion to establish performance goals, the number and/or value of Stock Bonus Awards that will be paid out to the Participant will depend on the extent to which such performance goals are met.

10.3. Payment of Stock Bonus Awards. Payment, if any, with respect to a Stock Bonus Award shall be made in accordance with the terms of the Award, as set forth in the Award Agreement, in cash, Shares or a combination of cash and Shares, as the Committee determines.

10.4. Termination of Employment or Service. The Committee shall determine the extent to which the Participant shall have the right to receive Stock Bonus Awards following the Participant’s Termination. Such provisions shall be determined in the sole discretion of the Committee, such provisions may be included in the applicable Award Agreement, but need not be uniform among all Stock Bonus Awards issued pursuant to the Plan, and may reflect distinctions based on the reasons for, or circumstances of, Termination.

ARTICLE XI.

DIVIDEND EQUIVALENTS

11.1. Dividend Equivalents. Unless otherwise provided by the Committee, no adjustment shall be made in the Shares issuable or taken into account under Awards on account of cash dividends that may be paid or other rights that may be issued to the holders of Shares prior to issuance of such Shares under such Award. Subject to Section 8.8 (regarding dividends payable with respect to Restricted Shares), the Committee may grant Dividend Equivalents based on the dividends declared on Shares that are subject to any Award, other than an Option or an SAR, including any such Award the payment or settlement of which is deferred pursuant to Section 20.6. Dividend Equivalents may be credited as of the dividend payment dates, during the period between the Grant Date of the Award and the date the Award becomes payable or terminates or expires. Dividend Equivalents may be subject to any limitations and/or restrictions determined by the Committee. Dividend Equivalents shall be converted to cash or additional Shares by such formula and at such time, and shall be paid at such times, as may be determined by the Committee. The crediting of Dividend Equivalents shall be subject to the following additional rules and limitations:

(a)

Any crediting of Dividend Equivalents shall be subject to the same restrictions and conditions as the underlying Award. For avoidance of doubt, Dividend Equivalents with respect to any Award subject to the achievement of performance goals shall only be paid to the extent the Award vests and the performance goals are achieved.

(b)	No Dividend Equivalents may be granted with respect to an Option or an SAR.

(c)

If the grant of an Award to a Covered Employee is designed to be Performance-Based Compensation, the Committee may apply any additional restrictions it deems appropriate to the payment of Dividend Equivalents, such that the Dividend Equivalents and/or the Award constitute Performance-Based Compensation.

(d)

To the extent a Dividend Equivalent is deemed to be subject to Section 409A of the Code, whether or not the underlying Award is also subject to Section 409A of the Code, the right to the Dividend Equivalent shall be treated as a separate form of Award, and the time of payment of the Dividend Equivalent shall comply with Section 409A.

ARTICLE XII.

PERFORMANCE MEASURES

12.1. Performance Measures. The objective performance goals upon which the granting, payment and/or vesting of Awards that are intended to qualify as Performance-Based Compensation may occur shall be based on any one or more of the following Performance Measures listed on Appendix A as selected by the Committee. Such performance goals shall be established by the Committee within the time period prescribed by, and shall otherwise comply with the requirements of, Code Section 162(m)(4)(C), or any successor provision thereto, and the regulations thereunder, for Performance-Based Compensation, and may be set forth in the applicable Award Agreement or otherwise. Any Performance Measures may be used to measure the performance of the Company, Subsidiaries and/or any Affiliates or any business unit, division, service or product of the Company, its Affiliates, and/or Subsidiaries or any combination thereof, over such period or periods, as the Committee may deem appropriate, or any of the above Performance Measures as compared to the performance of one or more comparator companies, or published or special index that the Committee, in its sole discretion, deems appropriate, or the Committee may select any relevant Performance Measure as compared to any stock market index or indices, growth rates or trends.

12.2. Evaluation of Performance. Notwithstanding any other provision of the Plan, payment or vesting of any such Award that is intended to qualify as Performance-Based Compensation shall not be made until the Committee certifies in writing that the applicable performance goals and any other material terms of such Award were in fact satisfied, except as otherwise provided in Section 12.3. The Committee may provide in the Award Agreement or otherwise with respect to any such Award that any evaluation of performance shall include or exclude any of the following events that occur during a Performance Period: (a) gains or losses on sales or dispositions, (b) asset write-downs, (c) changes in tax law or rate, including the impact on deferred tax liabilities, (d) the cumulative effect of changes in accounting principles or changes in accounting policies, (e) extraordinary items described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial performance appearing in the Company’s Annual Report on Form 10-K, (f) acquisitions occurring after the start of a Performance Period or unbudgeted costs incurred related to future acquisitions, (g) operations discontinued, divested or restructured, including severance costs, (h) gains or losses on refinancing or extinguishment of debt, (i) foreign exchange gains and losses, (j) restatement of prior period financial results that is not due to the Company’s material noncompliance with any financial reporting requirement under the federal securities laws, (k) any other unusual, nonrecurring gain or loss that is separately identified and quantified in the Company’s financial statements or in management’s discussion and analysis of financial performance appearing in the Company’s Annual Report on Form 10-K, and (l) any similar event or condition specified in such Award Agreement. To the extent such inclusions or exclusions affect Awards to Covered Employees, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

12.3. Adjustment of Performance-Based Compensation. Notwithstanding any provision of the Plan to the contrary, with respect to any Award that is intended to qualify as Performance-Based Compensation, (a) the Committee may adjust downwards, but not upwards, any amount payable, or other benefits granted, issued, retained and/or vested pursuant to such an Award on account of satisfaction of the applicable performance goals on the basis of such further considerations as the Committee in its discretion shall determine, and (b) the Committee may not waive the achievement of the applicable performance goals, except in the case of the Participant’s death or disability or a Change in Control.

12.4. Committee Discretion. In the event that applicable tax and/or securities laws change to permit Committee discretion to alter the governing Performance Measures without obtaining stockholder approval of such changes, the Committee shall have sole discretion to make such changes without obtaining stockholder approval. In addition, in the event that the Committee determines that it is advisable to grant Awards that shall not qualify as Performance-Based Compensation, the Committee may make such grants without satisfying the requirements of Code Section 162(m) and base vesting of such Awards on performance measures other than those set forth in Section 12.1.

ARTICLE XIII.

TRANSFERABILITY OF AWARDS; BENEFICIARY DESIGNATION

13.1. Transferability of Incentive Stock Options. No ISO may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than (a) by will or by the laws of descent and distribution, (b) to the extent permitted by the Code, by gift or other transfer to any trust or estate in which the original ISO recipient or such recipient’s spouse or other immediate relative has a substantial beneficial interest, or to a spouse or other immediate relative, provided that any such transfer is permitted subject to Rule 16b-3 issued pursuant to the Exchange Act as in effect when such transfer occurs and the Board does not rescind this provision prior to such transfer; or (c) in accordance with Section 13.3. No ISO shall be transferable pursuant to a domestic relations order or similar order. Further, all ISOs granted in connection with ISOs granted to a Participant shall be exercisable during his or her lifetime only by such Participant.

13.2. All Other Awards. Except as otherwise provided in Section 8.5 or Section 13.3 or a Participant’s Award Agreement or otherwise determined at any time by the Committee, no Award granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than (a) by will or by the laws of descent and distribution or (b) by gift or other transfer to any trust or estate in which the original Award recipient or such recipient’s spouse or other immediate relative has a substantial beneficial interest, or to a spouse or other immediate relative, to the extent that any such transfer is permitted subject to Rule 16b-3 issued pursuant to the Exchange Act as in effect when such transfer occurs and the Board does not rescind this provision prior to such transfer; provided that (i) the Committee may permit further transferability, on a general or a specific basis, and may impose conditions and limitations on any permitted transferability, subject to Section 13.1 and any applicable Period of Restriction, (ii) no Award may be transferred for value or other consideration without first obtaining approval thereof by the stockholders of the Company, (iii) no Award shall be transferable pursuant to a domestic relations order or similar order, and (iv) all Awards granted to a Participant under the Plan, and all rights with respect to such Awards, shall be exercisable or available during his or her lifetime only by or to such Participant, except as otherwise provided in a Participant’s Award Agreement or otherwise determined at any time by the Committee.

With respect to those Awards, if any, that are permitted to be transferred to another individual, references in the Plan to exercise or payment related to such Awards by or to the Participant shall be deemed to include, as determined by the Committee, the Participant’s permitted transferee. In the event any Award is exercised by or otherwise paid to the executors, administrators, heirs or distributees of the estate of a deceased Participant, or such a Participant’s beneficiary, or the transferee of an Award, in any such case, pursuant to the terms and conditions of the Plan and the applicable Agreement and in accordance with such terms and conditions as may be specified from time to time by the Committee, the Company shall be under no obligation to issue Shares thereunder unless and until the Company is satisfied, as determined in the discretion of the Committee, that the person or persons exercising such Award, or to receive such payment, are the duly appointed legal representative of the deceased Participant’s estate or the proper legatees or distributees thereof or the named beneficiary of such Participant, or the valid transferee of such Award, as applicable. Any purported assignment, transfer or encumbrance of an Award that does not comply with this Section 13.2 shall be void and unenforceable against the Company.

13.3. Beneficiary Designation. Each Participant may, from time to time, name any beneficiary or beneficiaries who shall be permitted to exercise his or her Option or SAR or to whom any benefit under the Plan is to be paid in case of the Participant’s death before he or she fully exercises his or her Option or SAR or receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form prescribed by the Committee, and will be effective only when filed by the Participant in writing with the Committee during the Participant’s lifetime. In the absence of any such beneficiary designation, a Participant’s unexercised Option or SAR, or amounts due but remaining unpaid to such Participant, at the Participant’s death, shall be exercised or paid as designated by the Participant by will or by the laws of descent and distribution.

ARTICLE XIV.

RIGHTS OF PARTICIPANTS

14.1. Rights or Claims. No person shall have any rights or claims under the Plan except in accordance with the provisions of the Plan and any applicable Award Agreement. The liability of the Company and any Subsidiary or Affiliate under the Plan is limited to the obligations expressly set forth in the Plan, and no term or provision of the Plan may be construed to impose any further or additional duties, obligations, or costs on the Company, any Subsidiary or any Affiliate thereof or the Board or the Committee not expressly set forth in the Plan. The grant of an Award under the Plan shall not confer any rights upon the Participant holding such Award other than such terms, and subject to such conditions, as are specified in the Plan as being applicable to such type of Award, or to all Awards, or as are expressly set forth in the Award Agreement evidencing such Award. Without limiting the generality of the foregoing, neither the existence of the Plan nor anything contained in the Plan or in any Award Agreement shall be deemed to:

(a)

Constitute a contract of employment or service between the Company or any Affiliate or Subsidiary and any Eligible Individual, nor shall it constitute a right to remain in the employ or service of the Company or any Affiliate or Subsidiary;

(b)	Restrict in any way the right of the Company, an Affiliate and/or a Subsidiary to terminate, change or modify any Eligible Individual’s employment or service at any time with or without Cause;

(c)

Give any Eligible Individual the right to receive any bonus, whether payable in cash or in Shares, or in any combination thereof, from the Company, an Affiliate and/or a Subsidiary, nor be construed as limiting in any way the right of the Company, an Affiliate and/or a Subsidiary to determine, in its sole discretion, whether or not it shall pay any Eligible Individual bonuses, and, if so paid, the amount thereof and the manner of such payment; or

(d)	Give any Participant any rights whatsoever with respect to an Award except as specifically provided in the Plan and the Award Agreement.

14.2. Adoption of the Plan. The adoption of the Plan shall not be deemed to give any Eligible Individual or any other individual any right to be selected as a Participant or to be granted an Award, or, having been so selected, to be selected to receive a future Award.

14.3. Vesting. Notwithstanding any other provision of the Plan, a Participant’s right or entitlement to exercise or otherwise vest in any Award not exercisable or vested at the Grant Date thereof shall only result from continued services as a Non-Employee Director or continued employment, as the case may be, with the Company or any Subsidiary or Affiliate, or satisfaction of any other performance goals or other conditions or restrictions applicable, by its terms, to such Award, except, in each such case, as the Committee may, in its discretion, expressly determine otherwise.

14.4. No Effects on Benefits; No Damages. A Participant shall, by participating in the Plan, waive any and all rights to compensation or damages in consequence of Termination of such Participant for any reason whatsoever, whether lawfully or otherwise, insofar as those rights arise or may arise from such Participant ceasing to have rights under the Plan as a result of such Termination, or from the loss or diminution in value of such rights or entitlements, including by reason of the operation of the terms of the Plan or the provisions of any statute or law relating to taxation. No claim or entitlement to compensation or damages arises from the termination of the Plan or diminution in value of any Award or Shares purchased or otherwise received under the Plan.

14.5. One or More Types of Awards. A particular type of Award may be granted to a Participant either alone or in addition to other Awards under the Plan.

ARTICLE XV.

CHANGE IN CONTROL

15.1. Accelerated Vesting and Payment.

(a)	Unless otherwise provided in an Award Agreement, upon a Change in Control:

(i)

each outstanding Option shall become fully vested, nonforfeitable and exercisable immediately prior to the Change in Control. The Board or the Committee (as constituted prior the Change in Control) may provide, upon at least ten (10) days’ notice to affected Participants, in its discretion (i) that such Options be cancelled in exchange for an amount (payable in accordance with Section 15.2) equal to the excess, if any, of the Fair Market Value of the Common Stock on the date of the Change in Control over the Option Price applicable to such Option, provided that if the Option Price of any Option equals or exceeds the price paid for a share of the Common Stock in connection with the Change in Control, the Committee may cancel such Option without the payment of consideration thereof; or (ii) that the Participant must exercise such Options immediately prior to the Change in Control;

(ii)

each outstanding Stock Appreciation Right shall become fully vested, nonforfeitable and exercisable immediately prior to the Change in Control. Each outstanding Stock Appreciation Right shall be cancelled in exchange for an amount (payable in accordance with Section 15.2) equal to the excess, if any, of the Fair Market Value of the Common Stock on the date of the Change in Control over the Grant Price applicable to such Stock Appreciation Right; provided that if the Grant price of any Stock Appreciation Right equals or exceeds the price paid for a share of the Common Stock in connection with the Change in Control, the Committee may cancel such Stock Appreciation Right without the payment of consideration thereof;

(iii)	restrictions on Restricted Stock shall immediately lapse, and such Restricted Stock shall become fully vested and nonforfeitable;

(iv)

each outstanding Restricted Stock Unit and each other Award denominated in Shares shall become fully vested and nonforfeitable and shall be cancelled in exchange for an amount (payable in accordance with Section 15.2) equal to the Change in Control Price multiplied by the number of Shares covered by such Award;

(v)

each other Award not denominated in Shares, and any Award the payment or settlement of which was deferred under Section 20.6 or otherwise, shall be cancelled in exchange for the full amount of such Award (payable in accordance with Section 15.2); and

(vi)

with respect to any outstanding Award of Performance Shares, Performance Units, Cash-Based Awards and other Awards subject to Performance Measures, all incomplete Performance Periods shall end on the date of such Change in Control and the Committee shall determine the extent to which performance goals with respect to each such Performance Period have been met based upon such audited or unaudited financial information then available as it deems relevant, or, if not determinable, by assuming that the applicable “target” levels of performance have been attained, or on such other basis determined by the Committee, in its sole discretion.

(b)

The Board or the Committee (as constituted prior the Change in Control) may, in addition to the consequences otherwise set forth in this Section 15.1, make adjustments and / or settlements of outstanding Awards as it deems appropriate and consistent with the Plan’s purposes.

15.2 Payments. Payment of any amounts in accordance with this Section 15.1 shall be made in cash or, if determined by the Board or the Committee (as constituted prior to the Change in Control), in securities of the New Employer that are traded on an established United States securities market, or which will be so traded within sixty (60) days following the Change in Control, having an aggregate fair market value (as determined by such Board or Committee) equal to such amount or in a combination of such securities and cash. All amounts payable hereunder shall be payable in full, as soon as reasonably practicable, but in no event later than ten (10) business days, following the Change in Control.

15.3 Termination, Amendment, and Modifications of Change in Control Provisions. Notwithstanding any other provision of the Plan (but subject to the limitations of the last sentence of Section 16.1 and Section 16.2) or any Award Agreement provision, the provisions of this Article XV may not be terminated, amended, or modified on or after the date of a Change in Control to materially impair any Participant’s Award theretofore granted and then outstanding under the Plan without the prior written consent of such Participant.

15.4 Excess Parachute Payments. It is recognized that under certain circumstances: (a) payments or benefits provided to a Participant might give rise to an “excess parachute payment” within the meaning of Section 280G of the Code; and (b) it might be beneficial to a Participant to disclaim some portion of the payment or benefit in order to avoid such “excess parachute payment” and thereby avoid the imposition of an excise tax resulting therefrom; and (c) under such circumstances it would not be to the disadvantage of the Company or the Company to permit the Participant to disclaim any such payment or benefit in order to avoid the “excess parachute payment” and the excise tax resulting therefrom.

Accordingly, the Participant may, at the Participant’s option, exercisable at any time or from time to time, disclaim any entitlement to any portion of the payment or benefits arising under this Plan which would constitute “excess parachute payments,” and it shall be the Participant’s choice as to which payments or benefits shall be so surrendered, if and to the extent that the Participant exercises such option, so as to avoid “excess parachute payments” provided, however, that Participant must first surrender payments or benefits that are payable in the same calendar year as the event giving rise to such “excess parachute payment” and, if additional payments or benefits are surrendered, must then surrender payments or benefits that are payable in the immediately succeeding calendar year and provided further that no payment or benefit that is surrendered shall affect the amount of payment or benefit payable in a subsequent calendar year.

ARTICLE XVI.

AMENDMENT, MODIFICATION, AND TERMINATION

16.1. Amendment, Modification, and Termination. The Board may, at any time and with or without prior notice, amend, alter, suspend, or terminate the Plan, and the Committee may, to the extent permitted by the Plan, amend the terms of any Award theretofore granted, including any Award Agreement, in each case, retroactively or prospectively; provided, however, that no such amendment, alteration, suspension, or termination of the Plan shall be made without first obtaining approval of the stockholders of the Company which would:

(a)	except as is provided in Section 4.4, increase the maximum number of Shares which may be sold or awarded under the Plan or increase the maximum limitations set forth in Section 4.3;

(b)	except as is provided in Section 4.4, decrease the minimum Option Price or Grant Price requirements of Sections 6.3 and 7.2, respectively;

(c)	change the class of persons eligible to receive Awards under the Plan;

(d)	change the Performance Measures set forth in Section 12.1;

(e)	extend the duration of the Plan or the maximum period during which Options or SARs may be exercised under Section 6.4 or 7.6, as applicable; or

(f)	otherwise require stockholder approval to comply with any applicable law, regulation or rule (including the applicable regulations and rules of the SEC and any national securities exchange).

In addition, no such amendment, alteration, suspension or termination of the Plan or any Award theretofore granted, including any Award Agreement, shall be made which would materially impair the previously accrued rights of a Participant under any outstanding Award without the written consent of such Participant, provided, however, that the Board may amend or alter the Plan and the Committee may amend or alter any Award, including any Agreement, either retroactively or prospectively, without the consent of the applicable Participant, (1) so as to preserve or come within any exemptions from liability under Section 16(b) of the Exchange Act, pursuant to the rules and releases promulgated by the SEC (including Rule 16b-3), and/or so that any Award that is intended to qualify as Performance-Based Compensation shall qualify for the performance-based compensation exception under Code Section 162(m) (or any successor provision), or (2) if the Board or the Committee determines in its discretion that such amendment or alteration either (I) is required or advisable for the Company, the Company, the Plan or the Award to satisfy, comply with or meet the requirements of any law, regulation, rule or accounting standard or (II) is not reasonably likely to significantly diminish the benefits provided under such Award, or that such diminishment has been or will be adequately compensated.

Except in connection with a Share Change or Corporate Transaction or as otherwise provided in Section 4.4, (1) Options or SARs issued under the Plan will not be repriced, replaced, or regranted through cancellation, or by lowering the Option Price of a previously granted Option or the Grant Price of a previously granted SAR, (2) Options or SARs issued under the Plan will not be repurchased or otherwise cancelled in exchange for a payment of any form of consideration, if the Option Price or Exercise Price is less than the Fair Market Value of the Shares covered by the Option or SAR, and (3) no material amendment of the Plan shall be made if stockholder approval is required by law or Applicable Exchange requirements, without, in each such case, first obtaining approval of the stockholders of the Company of such action.

16.2. Adjustment of Awards Upon the Occurrence of Certain Unusual or Nonrecurring Events. The Board or the Committee shall make such adjustments in the terms and conditions of, and the criteria included in, Awards as the Board or the Committee deems appropriate and equitable in recognition of unusual or nonrecurring events (including the events described in Section 4.4) affecting the Company or its Subsidiaries or Affiliates or the financial statements of the Company or its Subsidiaries or Affiliates or of changes in applicable laws, regulations, rules or accounting principles. The Committee shall determine any adjustment pursuant to this Section 16.2 with respect to an Award that provides for Performance-Based Compensation consistent with the intent that such Award qualify for the performance-based compensation exception under Section 162(m) of the Code, and after taking into account, among other things, to the extent applicable, the provisions of the Code applicable to Incentive Stock Options and the provisions of Section 409A of the Code. The determination of the Committee as to the foregoing adjustments, if any, shall be conclusive and binding on Participants under the Plan.

ARTICLE XVII.

TAX WITHHOLDING AND OTHER TAX MATTERS

17.1. Tax Withholding. The Company and/or any Subsidiary or Affiliate are authorized to withhold from any Award granted or payment due under the Plan the amount of all federal, state, local and non-United States taxes due in respect of such Award or payment and take any such other action as may be necessary or appropriate, as determined by the Committee, to satisfy all obligations for the payment of such taxes. No later than the date as of which an amount first becomes includible in the gross income or wages of a Participant for federal, state, local, or non-U.S. tax purposes with respect to any Award, such Participant shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of, any federal, state, local or non-U.S. taxes or social security (or similar) contributions of any kind required by law to be withheld with respect to such amount. The obligations of the Company under the Plan shall be conditional on such payment or satisfactory arrangements (as determined by the Committee in its discretion), and the Company and the Subsidiaries and Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to such Participant, whether or not under the Plan.

17.2. Withholding or Tendering Shares. Without limiting the generality of Section 17.1, subject to any applicable laws, the Committee may in its discretion permit a Participant to satisfy or arrange to satisfy, in whole or in part, the tax obligations incident to an Award by: (a) electing to have the Company withhold Shares or other property otherwise deliverable to such Participant pursuant to his or her Award (provided, however, that the amount of any Shares so withheld shall not exceed the amount necessary to satisfy required federal, state, local and non-United States withholding obligations using the minimum statutory withholding rates for federal, state, local and/or non-U.S. tax purposes, including payroll taxes, that are applicable to supplemental taxable income) and/or (b) tendering to the Company Shares already owned by such Participant (or by such Participant and his or her spouse jointly), based on the Fair Market Value of the Common Stock on the payment date as determined by the Committee. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for settlement of withholding obligations with Common Stock.

17.3. Restrictions. The satisfaction of tax obligations pursuant to this Article XVI shall be subject to such restrictions as the Committee may impose, including any restrictions required by applicable law or the rules and regulations of the SEC, and shall be construed consistent with an intent to comply with any such applicable laws, rule and regulations.

17.4. Special ISO Obligations. The Committee may require a Participant to give prompt written notice to the Company concerning any disposition of Shares received upon the exercise of an ISO within: (a) two (2) years from the Grant Date of such ISO to such Participant or (b) one (1) year from the transfer of such Shares to such Participant or (c) such other period as the Committee may from time to time determine. The Committee may direct that a Participant with respect to an ISO undertake in the applicable Award Agreement to give such written notice described in the preceding sentence, at such time and containing such information as the Committee may prescribe, and/or that the book entry Shares acquired by exercise of an ISO refer to such requirement to give such notice.

17.5. Section 83(b) Election. If a Participant makes an election under Section 83(b) of the Code to be taxed with respect to an Award as of the date of transfer of Shares rather than as of the date or dates upon which the Participant would otherwise be taxable under Section 83(a) of the Code, such Participant shall deliver a copy of such election to the Company upon or prior to the filing such election with the Internal Revenue Service. Neither the Company nor any Subsidiary or Affiliate shall have any liability or responsibility relating to or arising out of the filing or not filing of any such election or any defects in such filing.

17.6. No Guarantee of Favorable Tax Treatment. Although the Company intends to administer the Plan so that Awards will be exempt from, or will comply with, the requirements of Code Section 409A, the Company does not warrant that any Award under the Plan will qualify for favorable tax treatment under Code Section 409A or any other provision of federal, state, local, or non-United States law. The Company shall not be liable to any Participant for any tax, interest, or penalties the Participant might owe as a result of the grant, holding, vesting, exercise, or payment of any Award under the Plan.

17.7. Nonqualified Deferred Compensation.

(a)

It is the intention of the Company that no Award shall be deferred compensation subject to Code Section 409A unless and to the extent that the Committee specifically determines otherwise as provided in paragraph (b) of this Section 17.7, and the Plan and the terms and conditions of all Awards shall be interpreted and administered accordingly.

(b)

The terms and conditions governing any Awards that the Committee determines will be subject to Section 409A of the Code, including any rules for payment, including elective or mandatory deferral of the payment or delivery of cash or Shares pursuant thereto, and any rules regarding treatment of such Awards in the event of a Change in Control, shall be set forth in the applicable Award Agreement and shall be intended to comply in all respects with Section 409A of the Code, and the Plan and the terms and conditions of such Awards shall be interpreted and administered accordingly.

(c)

The Committee shall not extend the period to exercise an Option or Stock Appreciation Right to the extent that such extension would cause the Option or Stock Appreciation Right to become subject to Code Section 409A.

(d)

Unless the Committee provides otherwise in an Award Agreement, each Restricted Stock Unit, Performance Unit, Performance Share, Cash-Based Award and/or Stock Bonus Award shall be paid in full to the Participant no later than the fifteenth day of the third month after the end of the first calendar year in which such Award is no longer subject to a “substantial risk of forfeiture” within the meaning of Code Section 409A. If the Committee provides in an Award Agreement that a Restricted Stock Unit, Performance Unit, Performance Share, Cash-Based Award or Stock Bonus Award is intended to be subject to Code Section 409A, the Award Agreement shall include terms that are intended to comply in all respects with Code Section 409A.

(e)

No Dividend Equivalents shall relate to Shares underlying an Option or SAR unless such Dividend Equivalent rights are explicitly set forth as a separate arrangement and do not cause any such Option or SAR to be subject to Code Section 409A.

(f)

Notwithstanding any other provision of the Plan or an Award Agreement to the contrary, no event or condition shall constitute a Change in Control with respect to an Award to the extent that, if it were, a 20% additional income tax would be imposed under Section 409A of the Code on the Participant who holds such Award; provided that, in such a case, the event or condition shall continue to constitute a Change in Control to the maximum extent possible (for example, if applicable, in respect of vesting without an acceleration of payment of such an Award) without causing the imposition of such 20% tax.

ARTICLE XVIII.

LIMITS OF LIABILITY; INDEMNIFICATION

18.1. Limits of Liability. Any liability of the Company or a Subsidiary or Affiliate to any Participant with respect to any Award shall be based solely upon contractual obligations created by the Plan and the Award Agreement.

(a)

None of the Company, any Subsidiary, any Affiliate, any member of the Board or the Committee or any other person participating in any determination of any question under the Plan, or in the interpretation, administration or application of the Plan, shall have any liability, in the absence of bad faith, to any party for any action taken or not taken in connection with the Plan, except as may expressly be provided by statute.

(b)

Each member of the Committee, while serving as such, shall be considered to be acting in his or her capacity as a director of the Company. Members of the Board of Directors and members of the Committee acting under the Plan shall be fully protected in relying in good faith upon the advice of counsel and shall incur no liability except for gross negligence or willful misconduct in the performance of their duties.

(c)

The Company shall not be liable to a Participant or any other person as to: (i) the non-issuance of Shares as to which the Company has been unable to obtain from any regulatory body having relevant jurisdiction the authority deemed by the Committee or the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, and (ii) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Option or other Award.

18.2. Indemnification. Subject to the requirements of Delaware law, each individual who is or was a member of the Committee or of the Board, or an officer of the Company or its Subsidiaries and Affiliates to whom authority was delegated in accordance with Article III, shall be indemnified and held harmless by the

Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by him or her in connection with or resulting from any claim, action, suit, or proceeding to which he or she may be a party or in which he or she may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by him or her in settlement thereof, with the Company’s approval, or paid by him or her in satisfaction of any judgment in any such action, suit, or proceeding against him or her, provided he or she shall give the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf, unless such loss, cost, liability, or expense is a result of the individual’s own willful misconduct, or except as provided by statute. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such individual may be entitled under the Company’s Certificate of Incorporation or By-Laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify or hold harmless such individual.

ARTICLE XIX.

SUCCESSORS

19.1. General. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on successors, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or purchase of all or substantially all of the business and/or assets of the Company.

ARTICLE XX.

MISCELLANEOUS

20.1. Drafting Context; Captions. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural. The words “Article,” “Section,” and “paragraph” herein shall refer to provisions of the Plan, unless expressly indicated otherwise. The words “include,” “includes,” and “including” herein shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of similar import, unless the context otherwise requires. The headings and captions appearing herein are inserted only as a matter of convenience. They do not define, limit, construe, or describe the scope or intent of the provisions of the Plan.

20.2. Forfeiture Events. Notwithstanding any provision of the Plan to the contrary, the Committee shall have the authority to determine (and may so provide in any Agreement) that a Participant’s (including his or her estate’s, beneficiary’s or transferee’s) rights (including the right to exercise any Option or SAR), payments and benefits with respect to any Award shall be subject to reduction, cancellation, forfeiture or recoupment (to the extent permitted by applicable law) in the event of the Participant’s Termination for Cause; serious misconduct; violation of the Company’s or a Subsidiary’s or Affiliate’s policies; breach of fiduciary duty; unauthorized disclosure of any trade secret or confidential information of the Company or a Subsidiary or Affiliate; breach of applicable noncompetition, nonsolicitation, confidentiality or other restrictive covenants; or other conduct or activity that is in competition with the business of the Company or any Subsidiary or Affiliate, or otherwise detrimental to the business, reputation or interests of the Company and/or any Subsidiary or Affiliate; or upon the occurrence of certain events specified in the applicable Award Agreement (in any such case, whether or not the Participant is then an Employee or Non-Employee Director). The determination of whether a Participant’s conduct, activities or circumstances are described in the immediately preceding sentence shall be made by the Committee in its discretion, and pending any such determination, the Committee shall have the authority to suspend the exercise, payment, delivery or settlement of all or any portion of such Participant’s outstanding Awards pending an investigation of the matter.

20.3. Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

20.4. Transfer, Leave of Absence. For purposes of the Plan, neither (i) a transfer of an Eligible Individual from the Company to an Affiliate or Subsidiary (or, for purposes of any ISO granted under the Plan, only a Subsidiary), or vice versa, or from one Affiliate or Subsidiary to another (or in the case of an ISO, only from one Subsidiary to another), nor (ii) a leave of absence, duly authorized in writing by the Company or a Subsidiary or Affiliate, shall be deemed a Termination of the Eligible Individual for purposes of the Plan or with respect to any Award (in the case of ISOs, to the extent permitted by the Code).

20.5. Exercise and Payment of Awards. An Award shall be deemed exercised or claimed when the Participant gives Notice, in a form acceptable to the Committee, to the Secretary of the Company (or any other the Company official or other person designated by the Committee for such purpose), pays the applicable Option Price, Grant Price or other purchase price, if any, and complies with the tax withholding provisions of Article XVII, all in accordance with the Plan and such Participant’s Award Agreement.

20.6. Deferrals. Subject to applicable law, the Committee may from time to time establish procedures pursuant to which a Participant may defer on an elective or mandatory basis receipt of all or a portion of the cash or Shares subject to an Award on such terms and conditions as the Committee shall determine, including those of any deferred compensation plan of the Company or any Subsidiary or Affiliate specified by the Committee for such purpose.

20.7. No Effect on Other Plans. Neither the adoption of the Plan nor anything contained herein shall affect any other compensation or incentive plans or arrangements of the Company or any Subsidiary or Affiliate, or prevent or limit the right of the Company or any Subsidiary or Affiliate to establish any other forms of incentives or compensation for their directors, officers, eligible employees or consultants or grant or assume options or other rights otherwise than under the Plan.

20.8. Section 16 of Exchange Act and Section 162(m) of the Code. The provisions and operation of the Plan are intended to ensure that no transaction under the Plan is subject to (and not exempt from) the short-swing profit recovery rules of Section 16(b) of the Exchange Act. Unless otherwise stated in the Award Agreement, notwithstanding any other provision of the Plan, any Award granted to an Insider shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16(b) of the Exchange Act (including Rule 16b-3) that are requirements for the application of such exemptive rule, and the Plan and the Award Agreement shall be deemed amended to the extent necessary to conform to such limitations. Furthermore, notwithstanding any other provision of the Plan or an Award Agreement, any Award to a Covered Employee that is intended to qualify as Performance-Based Compensation shall be subject to any applicable limitations set forth in Code Section 162(m) or any regulations or rulings issued thereunder (including any amendment to the foregoing) that are requirements for qualification as “other performance-based compensation” as described in Code Section 162(m)(4)(C), and the Plan and the Award Agreement shall be deemed amended to the extent necessary to conform to such requirements and no action of the Committee that would cause such Award not to so qualify shall be effective.

20.9. Requirements of Law; Limitations on Awards.

(a)

The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

(b)

If at any time the Committee shall determine, in its discretion, that the listing, registration and/or qualification of Shares upon any securities exchange or under any state, federal or non-United States law, or the consent or approval of any governmental regulatory body, is necessary or desirable as a condition of, or in connection with, the sale or purchase of Shares hereunder, the Company shall have no obligation to allow the grant, exercise or payment of any Award, or to issue or deliver evidence of title for Shares issued under the Plan, in whole or in part, unless and until such listing, registration, qualification, consent and/or approval shall have been effected or obtained, or otherwise provided for, free of any conditions not acceptable to the Committee.

(c)

If at any time counsel to the Company shall be of the opinion that any sale or delivery of Shares pursuant to an Award is or may be in the circumstances unlawful or result in the imposition of excise taxes on the Company or any Subsidiary or Affiliate under the statutes, rules or regulations of any applicable jurisdiction, the Company shall have no obligation to make such sale or delivery, or to make any application or to effect or to maintain any qualification or registration under the Securities Act, or otherwise with respect to Shares or Awards and the right to exercise or payment of any Option or Award shall be suspended until, in the opinion of such counsel, such sale or delivery shall be lawful or will not result in the imposition of excise taxes on the Company or any Subsidiary or Affiliate.

(d)

Upon termination of any period of suspension under this Section 20.9, any Award affected by such suspension which shall not then have expired or terminated shall be reinstated as to all Shares available before such suspension and as to the Shares which would otherwise have become available during the period of such suspension, but no suspension shall extend the term of any Award.

(e)

The Committee may require each person receiving Shares in connection with any Award under the Plan to represent and agree with the Company in writing that such person is acquiring such Shares for investment without a view to the distribution thereof, and/or provide such other representations and agreements as the Committee may prescribe. The Committee, in its absolute discretion, may impose such restrictions on the ownership and transferability of the Shares purchasable or otherwise receivable by any person under any Award as it deems appropriate. Any such restrictions shall be set forth in the applicable Award Agreement, and the certificates evidencing such shares may include any legend that the Committee deems appropriate to reflect any such restrictions.

(f)

An Award and any Shares received upon the exercise or payment of an Award shall be subject to such other transfer and/or ownership restrictions and/or legending requirements as the Committee may establish in its discretion and may be referred to on the certificates evidencing such Shares, including restrictions under applicable federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.

20.10. Participants Deemed to Accept Plan. By accepting any benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated their acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Board, the Committee or the Company, in any case in accordance with the terms and conditions of the Plan.

20.11. Governing Law. The Plan and each Award Agreement shall be governed by the laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of the Plan to the substantive law of another jurisdiction. Unless otherwise provided in the Award Agreement, Participants are deemed to submit to the exclusive jurisdiction and venue of the federal or state courts of the State of Delaware, to resolve any and all issues that may arise out of or relate to the Plan or any related Award Agreement.

20.12. Plan Unfunded. The Plan shall be unfunded. Neither the Company nor the Company shall be required to establish any special or separate fund or to make any other segregation of assets to assure the issuance of Shares or the payment of cash upon exercise or payment of any Award. Proceeds from the sale of Shares pursuant to Options or other Awards granted under the Plan shall constitute general funds of the Company and the Company, as the case may be.

20.13. Administration Costs. The Company shall bear all costs and expenses incurred in administering the Plan, including expenses of issuing Shares pursuant to any Options or other Awards granted hereunder.

20.14. No Fractional Shares. No fractional Shares shall be issued upon the exercise or payment of an Option or other Award. The Committee may, in its discretion, pay cash in lieu of fractional shares or require that fractional shares be forfeited.

20.15. Subsidiary or Affiliate Eligible Individuals. In the case of a grant of an Award to any Eligible Individual of a Subsidiary or Affiliate, the Company may, if the Committee so directs, issue or transfer the Shares, if any, covered by the Award to such Subsidiary or Affiliate, for such lawful consideration as the Committee may specify, upon the condition or understanding that such Subsidiary or Affiliate will transfer such Shares to such Eligible Individual in accordance with the terms and conditions of such Award and those of the Plan. The Committee may also adopt procedures regarding treatment of any Shares so transferred to a Subsidiary or Affiliate that are subsequently forfeited or canceled.

20.16. Data Protection. By participating in the Plan, each Participant consents to the collection, processing, transmission and storage by the Company and the Company, in any form whatsoever, of any data of a professional or personal nature which is necessary for the purposes of administering the Plan. The Company and the Company may share such information with any Subsidiary or Affiliate, any trustee, its registrars, brokers, other third-party administrator or any person who obtains control of the Company or any Subsidiary or Affiliate or any division respectively thereof.

20.17. Right of Offset. The Company and the Subsidiaries and Affiliates shall have the right to offset against the obligations to make payment or issue any Shares to any Participant under the Plan, any outstanding amounts (including travel and entertainment advance balances, loans, tax withholding amounts paid by the employer or amounts repayable to the Company or any Subsidiary or Affiliate pursuant to tax equalization, housing, automobile or other employee programs) such Participant then owes to the Company or any Subsidiary or Affiliate and any amounts the Committee otherwise deems appropriate pursuant to any tax equalization policy or agreement.

20.18. Participants Based Outside of the United States. The Committee may grant Awards to Eligible Individuals who are non-United States nationals, or who reside outside the United States or who are not compensated from a payroll maintained in the United States or who are otherwise subject to (or could cause the Company to be subject to) legal or regulatory provisions of countries or jurisdictions outside the United States, on such terms and conditions different from those specified in the Plan as may, in the judgment of the Committee, be necessary or desirable to foster and promote achievement of the purposes of the Plan and comply with such legal or regulatory provisions, and, in furtherance of such purposes, the Committee may make or establish such modifications, amendments, procedures or subplans as may be necessary or advisable to comply with such legal or regulatory requirements (including triggering a public offering or to maximize tax efficiency).

APPENDIX A

to

ACUITY BRANDS, INC.

2012 OMNIBUS STOCK INCENTIVE COMPENSATION PLAN

Performance Measure	General Definition
Adjusted After-Tax Profit (AATP)

APTP minus book income taxes (reported tax rate applied to APTP). The measure may include or exclude income from discontinued operations, extraordinary items, changes in accounting principles, and restructuring and streamlining expenses.

AATP Margin	AATP divided by Sales.

Adjusted EBIT	EBIT excluding gain on asset sales.

Adjusted Pre-Tax Profit (APTP)

Profit before Tax plus interest expense plus implied interest on capitalized operating leases. The measure may include or exclude income from discontinued operations, extraordinary items, changes in accounting principles, and restructuring and streamlining expenses.

Adjusted Net Operating Profit (ANOP)

Net Income plus interest expense less interest income plus non-cash share-based compensation expense. The measure may include or exclude income from discontinued operations, extraordinary items, changes in accounting principles, and restructuring and streamlining expenses.

Adjusted Net Operating Profit After Tax (ANOPAT)

ANOP minus book income taxes (reported tax rate applied to ANOP). The measure may include or exclude income from discontinued operations, extraordinary items, changes in accounting principles, and restructuring and streamlining expenses.

Adjusted Operating Profit (AOP)

Operating profit as reported in Acuity Brands’ annual financial statements or the books and records of its segments plus non-cash share-based compensation expense. The measure may include or exclude income from discontinued operations, extraordinary items, changes in accounting principles, and restructuring and streamlining expenses.

AOP Margin	AOP divided by Sales.

Capital Expenditures (CAPEX)	Purchases of property, plant and as reported in Acuity Brands’ annual financial statements or the books and records of its segments statements or the books and records of its segments.

Capitalized Economic Profit	Economic Profit divided by a predetermined rate reflecting the cost of capital.

Capitalized Entity Value	Sum of average invested capital in the business and the Capitalized Economic Profit.

Capitalized Equity Value	Capitalized Entity Value minus total debt.

Performance Measure	General Definition
Cashflow from Operations

Net cash provided by operating activities as reported in Acuity Brands’ annual financial statements or the books and records of its segments. The measure may include or exclude income from discontinued operations, extraordinary items, changes in accounting principles, and restructuring and streamlining expenses.

Cashflow Return on Capital	Cashflow divided by average invested capital.

Cashflow Return on Capitalized Entity/Equity Value	Cashflow divided by Capitalized Entity/Equity Value.

Cashflow Return on Investment (CFROI)

The amount comprised of Profit before Tax plus non-cash share-based compensation expense plus loss on sale of business less gain on sale of business reduced by income taxes at the reported tax rate plus depreciation and amortization expense less CAPEX, divided by the amount comprised of Gross Fixed Assets plus Working Capital excluding cash, investments, and debt.

Change in Capital	CAPEX plus/minus change in operating Working Capital plus net proceeds from asset sales.

Change in Operating Working Capital	GAAP cash flow of accounts receivable (including allowance for doubtful accounts), inventory, and accounts payable.

Change in Price of Shares	Percentage increase in per-share price. This measure may be adjusted for Change in Capitalization (as defined in the Plan).

Change in Working Capital	Increase or decrease in Working Capital.

Days Inventory Outstanding	Inventory divided by the sum of the last three months sales divided by the total calendar days in the last three months.

Days Payables Outstanding	Accounts payable divided by the sum of the last three months’ cost of goods sold divided by the total calendar days in the last three months.

Days Sales Outstanding	Accounts receivable divided by the sum of the last three months’ sales divided by the total calendar days in the last three months.

Debt	Third-party debt recorded on the balance sheet. The measure may include or exclude lease obligations, accounts payable, and current or long-term accrued liabilities.

Debt Reduction	Decrease in total debt from one period to another.

Earnings Before Interest and Taxes (EBIT)

Earnings minus interest and taxes. The measure may include or exclude income from discontinued operations, extraordinary items, changes in accounting principles, and restructuring and streamlining expenses.

EBIT Margin	EBIT divided by net sales

Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA)

Earnings minus interest, taxes, depreciation, and amortization. The measure may include or exclude income from discontinued operations, extraordinary items, changes in accounting principles, and restructuring and streamlining expenses.

Performance Measure	General Definition
EBITDA Margin	EBITDA divided by net sales

Earnings Per Share

Primary or fully diluted earnings per share. The measure may include or exclude income from discontinued operations, extraordinary items, changes in accounting principles, and restructuring and streamlining expenses.

Economic Profit	AATP minus a charge for capital.

Free Cash Flow

Net Income plus amortization and depreciation less changes in working capital and CAPEX plus proceeds from the sale of property, plant, and equipment. The measure may include or exclude income from discontinued operations, extraordinary items, changes in accounting principles, and restructuring and expenses.

Gross Fixed Assets	Total property, plant, and equipment as reported in Acuity Brands’ annual financial statements or the books and records of its segments.

Gross Profit	Gross profit as reported in Acuity Brands’ annual financial statements or the books and records of its segments

Gross Profit Margin	Gross profit divided by net sales

Intangible Assets	Goodwill and intangible assets as reported in Acuity Brands’ annual financial statements or the books and records of its segments.

Net Income

Net income as reported in Acuity Brands’ annual financial statements or the books and records of its segments. The measure may include or exclude income from discontinued operations, extraordinary items, changes in accounting principles, and restructuring and streamlining expenses.

Net Income Return on Capital	Net Income divided by average invested capital.

Net Trade Cycle	Days Sales Outstanding plus Days Inventory Outstanding less Days Payables Outstanding.

Operating Profit	Operating profit as reported in Acuity Brands’ annual financial statements or the books and records of its segments

Operating Profit Margin	Operating profit divided by net sales

Operating Working Capital	Net accounts receivable plus inventory minus accounts payable.

Profit before Tax

Income before provision for income taxes as reported in Acuity Brands’ annual financial statements or the books and records of its segments. The measure may include or exclude income from discontinued operations, extraordinary items, changes in accounting principles, and restructuring and streamlining expenses.

Return on Assets (ROA)	Net Income divided by average total assets.

Return on Equity (ROE)	Net Income divided by average stockholders’ equity.

Return on Gross Investment	Sum of Net Income plus depreciation divided by sum of average invested capital plus accumulated depreciation.

Performance Measure	General Definition
Return on Invested Capital	Net Income or AATP divided by average invested capital.

Return on Net Assets (RONA)	Net Income, APTP, or income before taxes, divided by average net assets.

Return on Tangible Assets	EBIT divided by total assets less intangible assets.

Sales	Net sales of products and service revenues.

Sales Growth	Percentage change in Sales from year to year.

Total Return to Stockholders	Percentage change in stockholder value (stock price plus reinvested dividends).

Working Capital	Current assets minus current liabilities.

EXHIBIT B

ACUITY BRANDS, INC. 2012 MANAGEMENT CASH INCENTIVE PLAN

Effective as of October 23, 2012

1.	Establishment and Effective Date of Plan

Acuity Brands, Inc. (the “Corporation”) hereby adopts the Acuity Brands, Inc. Management Cash Incentive Plan (the “Plan”). The Plan is intended to provide annual cash Incentive Awards to executive officers and certain other executives of the Corporation, its Subsidiaries and Business Units who are in management positions designated as eligible for participation by the Compensation Committee of the Board of Directors of the Corporation or such other committee appointed by the Board (the “Committee”) or its designee. The Plan shall be effective as of October 23, 2012 and shall remain in effect, subject to the rights of amendment and termination in Section 13, until the Incentive Awards are paid for the Corporation’s fiscal year ending in 2018. Payments under the Plan shall only be made to Named Executive Officers after the Plan is approved by the stockholder(s) of the Corporation.

2.	Purpose of the Plan

The purpose of the Plan is to further the growth and financial success of the Corporation by offering performance incentives to designated executives who have significant responsibility for such success.

3.	Definitions

(a)

“Base Annual Salary” means the actual base salary paid to a Participant during the applicable Plan Year, increased by the amount of any pre-tax deferrals or other pre-tax payments made by the Participant to the Corporation’s deferred compensation or welfare plans (whether qualified or non-qualified).

(b)	“Board of Directors” means the Board of Directors of the Corporation.

(c)	“Business Unit” means a separate business operating unit of the Corporation with respect to which separate performance goals are established hereunder.

(d)	“Change in Control” means any of the following events:

(i)

The acquisition (other than from the Corporation) by any “Person” (as the term person is used for purposes of Sections 13(d) or 14(d) of the Securities Exchange Act of 1934, as amended (the “1934 Act”)) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the 1934 Act) of twenty percent (20%) or more of the combined voting power of the Corporation’s then outstanding voting securities; or

(ii)

The individuals who, as of October 23, 2012, are members of the Board of Directors (the “Incumbent Board”), cease for any reason to constitute at least two-thirds of the Board of Directors; provided, however, that if the election, or nomination for election by the Corporation’s stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Plan, be considered as a member of the Incumbent Board; or

(iii)

Consummation of a merger or consolidation involving the Corporation if the stockholders of the Corporation, immediately before such merger or consolidation do not, as a result of such merger or consolidation, own, directly or indirectly, more than sixty percent (60%) of the combined voting power of the then outstanding voting securities of the corporation resulting from such merger or consolidation in substantially the same proportion as their ownership of the combined voting power of the voting securities of the Corporation outstanding immediately before such merger or consolidation; or

(iv)	Consummation of a complete liquidation or dissolution of the Corporation or an agreement for the sale or other disposition of all or substantially all of the assets of the Corporation.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur pursuant to subsection (i) above, solely because twenty percent (20%) or more of the combined voting power of the Corporation’s then outstanding securities is acquired by (i) a trustee or other fiduciary holding securities under one or more employee benefit plans maintained by the Corporation or any of its Subsidiaries, or (ii) any corporation which, immediately prior to such acquisition, is owned directly or indirectly by the stockholders of the Corporation in the same proportion as their ownership of stock in the Corporation immediately prior to such acquisition.

(e)	“Chief Executive Officer” means the chief executive officer of the Corporation, unless otherwise specified.

(f)	“Code” means the Internal Revenue Code of 1986, as amended.

(g)	“Committee” means the Compensation Committee of the Board of Directors or any other committee designated by the Board of Directors which is responsible for administering the Plan.

(h)	“Corporation” means Acuity Brands, Inc. and its successors.

(i)	“Incentive Award” or “Award” means the bonus awarded to a Participant under the terms of the Plan.

(j)	“Maximum Award” means the maximum percentage of Base Annual Salary which may be paid based upon the Relative Performance during the Plan Year.

(k)

“Named Executive Officer” means a Participant who as of the date of payment of an Incentive Award is one of the group of “covered employees” under Code Section 162(m) and the regulations and rulings thereunder.

(l)	“Participant” means an employee of the Corporation, a Subsidiary or a Business Unit who is designated by the Committee to participate in the Plan.

(m)	“Performance Measure” means the performance measures described on Appendix A attached hereto, as they may be amended from time to time.

(n)	“Personal Performance Goals” means the goals established for each Participant each year to improve the effectiveness of the Participant’s area of responsibility as well as the Corporation as a whole.

(o)	“Plan Rules” means the guidelines established annually by the Committee pursuant to Section 4, subject to ratification by the Board of Directors.

(p)	“Plan Year” means the twelve month period which is the same as the Corporation’s fiscal year, September 1 through the next following August 31.

(q)	“Relative Performance” means the extent to which the Corporation, designated Business Unit or Subsidiary, as applicable, achieves the performance measurement criteria set forth in the Plan Rules.

(r)

“Subsidiary” means any corporation in an unbroken chain of corporations, beginning with the Corporation, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(s)

“Target Award” means the percentage (which may vary among Participants and from Plan Year to Plan Year) of Base Annual Salary which will be paid to a Participant as an Incentive Award if the performance measurement criteria applicable to the Participant for the Plan Year is achieved, as reflected in the Plan Rules for such Plan Year.

(t)	“Threshold Award” means the percentage of Base Annual Salary which may be paid based on the minimum acceptable Relative Performance during the Plan Year.

4.	Administration of the Plan

The Plan will be administered by the Committee, subject to its right to delegate responsibility for administration of the Plan as it applies to Participants other than Named Executive Officers pursuant to Section 7. The Committee will have authority to establish Plan Rules with respect to the following matters, subject to the right of the Board of Directors to ratify such Plan Rules:

(a)	the employees who are to become Participants in the Plan;

(b)	the Target Award, Maximum Award and Threshold Award that can be granted to each Participant and the method for determining such award, which the Committee may amend from time to time;

(c)

the performance targets and the measurement criteria to be used in determining the Corporation’s or a Business Unit’s or a Subsidiary’s Relative Performance, which will include one or more of the Performance Measures listed on Appendix A attached hereto, as determined by the Committee each year; and

(d)	the time or times and the conditions subject to which any Incentive Award may become payable.

The Plan Rules will be adopted by the Committee prior to or as soon as practical after the commencement of each Plan Year, but in any event, within the time period prescribed by Code Section 162(m)(4)(C) and the regulations thereunder. Subject to the provisions of the Plan and the Committee’s right to delegate its responsibilities, the Committee will also have the discretionary authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations deemed necessary or advisable in administering the Plan. The determinations of the Committee on the matters referred to in paragraphs (a) through (d) of this Section 4 shall be submitted at least annually to the Board of Directors for its consideration and ratification. For Participants who are not Named Executive Officers, the Committee may in its discretion (i) establish performance measures and criteria not listed on Appendix A without obtaining shareholder approval; and (ii) during a Plan Year revise the performance targets and measurement criteria to the extent the Committee deems necessary to achieve the purposes of the Plan to reflect any changed or unexpected or unusual circumstances.

5.	Participation

Eligibility for participation in the Plan is limited to executive officers of the Corporation and certain other executives of the Corporation, Business Units or Subsidiaries who hold key management and staff positions. From among those eligible and based upon the recommendations of the Chief Executive Officer and other designees, the Committee will designate by name or position the Participants each Plan Year. Any employee who is a Participant in one Plan Year may be excluded from participation in any other Plan Year. If, during the Plan Year, a Participant other than a Named Executive Officer changes employment positions to a new position which corresponds to a different award level, the Committee may, in its discretion, adjust the Participant’s award level for such Plan Year. The Committee may, in its discretion, designate employees who are hired after the beginning of the Plan Year as Participants for such Plan Year and as eligible to receive full or partial Incentive Awards for such year.

6.	Incentive Awards

(a)	Determination of the Amount of Incentive Awards

At the end of each Plan Year, the Committee shall certify the extent to which the performance targets and measurement criteria established pursuant to Section 4 have been achieved for such Plan Year based upon financial and other information provided by the Corporation. Subject to the right to decrease an award as described in the next paragraph, the Participant’s Incentive Award shall be computed by the Committee based upon the achievement of the established performance targets, measurement criteria and the requirements of the Plan. The Committee may provide in the Incentive Award agreement that any evaluation of performance shall include or exclude any of the following events that occur during a Plan Year: (a) gains or losses on sales or dispositions, (b) asset write-downs, (c) changes in tax law or rate, including the impact on deferred tax liabilities, (d) the cumulative effect of changes in accounting principles or changes in accounting policies, (e) extraordinary items described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial performance appearing in the Corporation’s Annual Report on Form 10-K, (f) acquisitions or unbudgeted costs incurred related to future acquisitions, (g) operations discontinued, divested, streamlined or restructured, including severance costs, (h) special charges for streamlining and restructuring, including severance and employee-related costs, costs associated with the early termination of leases, production transfer expense, net of any savings realized in the period directly from the streamlining and/or restructuring activities, (i) gains or losses on refinancing or extinguishment of debt, (j) foreign exchange gains and losses, (k) restatement of prior period financial results that is not due to the Corporation’s material noncompliance with any financial reporting requirement under the federal securities laws, (l) any other unusual, nonrecurring cost, expense, gain or loss that is separately identified and quantified in the Corporation’s financial statements or in management’s discussion and analysis of financial performance appearing in the Corporation’s Annual Report on Form 10-K, and (m) any similar event or condition specified in such Incentive Award agreement. To the extent such inclusions or exclusions affect Awards to Named Executive Officers, they shall be prescribed in a form that meets the requirements of Code Section 162(m) for deductibility.

The Committee may, in its discretion, decrease the amount of a Participant’s Incentive Award for a Plan Year based upon such factors as it may determine, including the failure of the Corporation, Business Unit or Subsidiary to meet certain performance goals or of a Participant to meet his Personal Performance Goals. The factors to be used in reducing an Incentive Award may be established at the beginning of a Plan Year and may vary among Participants.

In the event that the Corporation’s, Business Unit’s or Subsidiary’s performance is below the performance thresholds for the Plan Year and the Incentive Awards are reduced or cancelled, the Committee may in its discretion grant Incentive Awards to deserving Participants, except for Participants who are Named Executive Officers.

The Plan Rules and Incentive Awards under the Plan shall be administered in a manner to qualify payments under the Plan to the Named Executive Officers for the performance-based exception under Code Section 162(m) and the regulations thereunder, except where the Board of Directors determines such compliance is not necessary or not in the best interests of the Corporation or its stockholders. The maximum Incentive Award that may be paid to an individual Participant for a Plan Year shall be $6 million.

(b)	Eligibility for Payment of Incentive Award

No Participant will have any vested right to receive any Incentive Award until such date as the Board of Directors has ratified the Committee’s determination with respect to the payment of individual Incentive Awards, except where the Committee determines such ratification is not necessary. No Incentive Award will be paid to any Participant who is not an active employee of the Corporation, a Business Unit or a Subsidiary at the end of the Plan Year to which the Incentive Award relates. The Committee may also provide that to receive an Incentive Award a Participant is required to be an active employee of the Corporation, a Business Unit or a Subsidiary on

the date the Incentive Award is payable. At the discretion of the Committee or its designee (subject to ratification by the Board of Directors, where required), partial Incentive Awards may be authorized by the Committee to be paid to Participants (or their beneficiaries) who are terminated without cause or who retire, die or become permanently and totally disabled during the Plan Year. No Participant entitled to receive an Incentive Award shall have any interest in any specific asset of the Corporation, and such Participant’s rights shall be equivalent to that of a general unsecured creditor of the Corporation.

(c)	Payment of Awards

Payment of the Incentive Awards will be made as soon as practicable after their determination pursuant to subsections (a) and (b) above, subject to the Corporation’s right to allow a Participant to defer payment pursuant to an applicable deferred compensation plan of the Corporation. Payment will generally be made in a lump sum in cash, unless the Committee otherwise determines at the beginning of the Plan Year.

7.	Delegation of Authority by Committee

Notwithstanding the responsibilities of the Committee set forth herein, the Committee may delegate to the Chief Executive Officer or others all or any portion of its responsibility for administration of the Plan as it relates to Participants other than Named Executive Officers. Such delegation may include, without limitation, the authority to designate employees who can participate in the Plan, to establish Plan Rules, to interpret the Plan, to determine the extent to which performance criteria have been achieved, and to adjust Incentive Awards payable. In the case of each such delegation, the administrative actions of the delegate shall be subject to the approval of the person within the Corporation to whom the delegate reports (or, in the case of a delegation to the Chief Executive Officer, to the approval of the Committee).

8.	Change in Control

Upon the occurrence of a Change in Control, unless the Participant otherwise elects in writing in accordance with such rules as the Committee may establish, the Participant’s Incentive Award for the Plan Year shall be determined as if the Target Award level of performance has been achieved (without any reductions under Section 6(a)) and shall be deemed to have been fully earned for the Plan Year, provided that’ the Participant shall only be entitled to a pro rata portion of the Incentive Award based upon the number of days within the Plan Year that had elapsed as of the effective date of the Change in Control. The Incentive Award amount shall be paid only in cash within thirty (30) days of the effective date of the Change in Control. The Incentive Award payable upon a Change in Control to a Participant for the Plan Year during which a Change in Control occurs shall be the greater of the amount provided for under this Section 8 or the amount of the Incentive Award payable to such Participant for the Plan Year under the terms of any employment agreement or severance agreement with the Corporation, its Business Units or Subsidiaries, and the Participant shall not receive a duplicate Incentive Award for the Plan Year (or portion of a Plan Year), under this Plan and any such employment agreement or severance agreement. Notwithstanding the above, the Committee may provide in the Plan Rules for alternative consequences upon a Change in Control, which may apply to some or all Participants and which may vary among Participants.

9.	Beneficiary

The Committee may provide for each Participant to designate a person or persons to receive, in the event of death, any Incentive Award to which the Participant would then be entitled under Section 6(b). Such designation will be made in the manner determined by the Committee and may be revoked by the Participant in writing. If the Committee does not provide for such designation or if a Participant fails effectively to designate a beneficiary, then the estate of the Participant will be deemed to be the beneficiary.

10.	Withholding Taxes

The Corporation shall deduct from each Incentive Award the amount of any taxes required to be withheld by any governmental authority.

11.	Employment

Nothing in the Plan or in any Incentive Award shall confer (or be deemed to confer) upon any Participant the right to continue in the employ of the Corporation, a Business Unit or a Subsidiary, or interfere with or restrict in any way the rights of the Corporation, a Business Unit or a Subsidiary to discharge any Participant at any time for any reason whatsoever, with or without cause.

12.	Successors

All obligations of the Corporation under the Plan with respect to Incentive Awards granted hereunder shall be binding upon any successor to the Corporation, whether such successor is the result of an acquisition of stock or assets of the Corporation, a merger, a consolidation or otherwise.

13.	Termination and Amendment of the Plan

The Committee, subject to the ratification rights of the Board of Directors, has the right to suspend or terminate the Plan at any time, or to amend the Plan in any respect provided that no such action will, without the consent of an affected Participant, adversely affect the Participant’s rights under an Incentive Award approved under Section 6(b).

14.	Nonqualified Deferred Compensation

It is the intention of the Corporation that no Incentive Award be deferred compensation subject to Code Section 409A unless and to the extent that the Committee specifically determines otherwise, and the Plan and the terms and conditions of all Incentive Awards shall be interpreted and administered accordingly. Unless the Committee provides otherwise in an Incentive Award agreement, or the Participant elects to defer payment pursuant to Section 7(c) hereof to an applicable deferred compensation plan of the Corporation, each Incentive Award shall be paid in full to the Participant no later than the fifteenth day of the third month after the end of the first calendar year in which such Incentive Award is no longer subject to a “substantial risk of forfeiture” within the meaning of Code Section 409A.

15.	Governing Law

The Plan shall be interpreted and construed under the laws of the State of Georgia.

APPENDIX A

to

ACUITY BRANDS, INC.

2012 MANAGEMENT CASH INCENTIVE PLAN

Performance Measure	General Definition
Adjusted After-Tax Profit (AATP)

APTP minus book income taxes (reported tax rate applied to APTP). The measure may include or exclude income from discontinued operations, extraordinary items, changes in accounting principles, and restructuring and streamlining expenses.

AATP Margin	AATP divided by Sales.

Adjusted EBIT	EBIT excluding gain on asset sales.

Adjusted Pre-Tax Profit (APTP)

Profit before Tax plus interest expense plus implied interest on capitalized operating leases. The measure may include or exclude income from discontinued operations, extraordinary items, changes in accounting principles, and restructuring and streamlining expenses.

Adjusted Net Operating Profit (ANOP)

Net Income plus interest expense less interest income plus non-cash share-based compensation expense. The measure may include or exclude income from discontinued operations, extraordinary items, changes in accounting principles, and restructuring and streamlining expenses.

Adjusted Net Operating Profit After Tax (ANOPAT)

ANOP minus book income taxes (reported tax rate applied to ANOP). The measure may include or exclude income from discontinued operations, extraordinary items, changes in accounting principles, and restructuring and streamlining expenses.

Adjusted Operating Profit (AOP)

Operating profit as reported in Acuity Brands’ annual financial statements or the books and records of its segments plus non-cash share-based compensation expense. The measure may include or exclude income from discontinued operations, extraordinary items, changes in accounting principles, and restructuring and streamlining expenses.

AOP Margin	AOP divided by Sales.

Capital Expenditures (CAPEX)	Purchases of property, plant and as reported in Acuity Brands’ annual financial statements or the books and records of its segments statements or the books and records of its segments.

Capitalized Economic Profit	Economic Profit divided by a predetermined rate reflecting the cost of capital.

Capitalized Entity Value	Sum of average invested capital in the business and the Capitalized Economic Profit.

Capitalized Equity Value	Capitalized Entity Value minus total debt.

Performance Measure	General Definition
Cashflow from Operations

Net cash provided by operating activities as reported in Acuity Brands’ annual financial statements or the books and records of its segments. The measure may include or exclude income from discontinued operations, extraordinary items, changes in accounting principles, and restructuring and streamlining expenses.

Cashflow Return on Capital	Cashflow divided by average invested capital.

Cashflow Return on Capitalized Entity/Equity Value	Cashflow divided by Capitalized Entity/Equity Value.

Cashflow Return on Investment (CFROI)

The amount comprised of Profit before Tax plus non-cash share-based compensation expense plus loss on sale of business less gain on sale of business reduced by income taxes at the reported tax rate plus depreciation and amortization expense less CAPEX, divided by the amount comprised of Gross Fixed Assets plus Working Capital excluding cash, investments, and debt.

Change in Capital	CAPEX plus/minus change in operating Working Capital plus net proceeds from asset sales.

Change in Operating Working Capital	GAAP cash flow of accounts receivable (including allowance for doubtful accounts), inventory, and accounts payable.

Change in Price of Shares	Percentage increase in per-share price. This measure may be adjusted for Change in Capitalization (as defined in the Plan).

Change in Working Capital	Increase or decrease in Working Capital.

Days Inventory Outstanding	Inventory divided by the sum of the last three months sales divided by the total calendar days in the last three months.

Days Payables Outstanding	Accounts payable divided by the sum of the last three months’ cost of goods sold divided by the total calendar days in the last three months.

Days Sales Outstanding	Accounts receivable divided by the sum of the last three months’ sales divided by the total calendar days in the last three months.

Debt	Third-party debt recorded on the balance sheet. The measure may include or exclude lease obligations, accounts payable, and current or long-term accrued liabilities.

Debt Reduction	Decrease in total debt from one period to another.

Earnings Before Interest and Taxes (EBIT)

Earnings minus interest and taxes. The measure may include or exclude income from discontinued operations, extraordinary items, changes in accounting principles, and restructuring and streamlining expenses.

EBIT Margin	EBIT divided by net sales

Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA)

Earnings minus interest, taxes, depreciation, and amortization. The measure may include or exclude income from discontinued operations, extraordinary items, changes in accounting principles, and restructuring and streamlining expenses.

Performance Measure	General Definition
EBITDA Margin	EBITDA divided by net sales

Earnings Per Share

Primary or fully diluted earnings per share. The measure may include or exclude income from discontinued operations, extraordinary items, changes in accounting principles, and restructuring and streamlining expenses.

Economic Profit	AATP minus a charge for capital.

Free Cash Flow

Net Income plus amortization and depreciation less changes in working capital and CAPEX plus proceeds from the sale of property, plant, and equipment. The measure may include or exclude income from discontinued operations, extraordinary items, changes in accounting principles, and restructuring and expenses.

Gross Fixed Assets	Total property, plant, and equipment as reported in Acuity Brands’ annual financial statements or the books and records of its segments.

Gross Profit	Gross profit as reported in Acuity Brands’ annual financial statements or the books and records of its segments

Gross Profit Margin	Gross profit divided by net sales

Intangible Assets	Goodwill and intangible assets as reported in Acuity Brands’ annual financial statements or the books and records of its segments.

Net Income

Net income as reported in Acuity Brands’ annual financial statements or the books and records of its segments. The measure may include or exclude income from discontinued operations, extraordinary items, changes in accounting principles, and restructuring and streamlining expenses.

Net Income Return on Capital	Net Income divided by average invested capital.

Net Trade Cycle	Days Sales Outstanding plus Days Inventory Outstanding less Days Payables Outstanding.

Operating Profit	Operating profit as reported in Acuity Brands’ annual financial statements or the books and records of its segments

Operating Profit Margin	Operating profit divided by net sales

Operating Working Capital	Net accounts receivable plus inventory minus accounts payable.

Profit before Tax

Income before provision for income taxes as reported in Acuity Brands’ annual financial statements or the books and records of its segments. The measure may include or exclude income from discontinued operations, extraordinary items, changes in accounting principles, and restructuring and streamlining expenses.

Return on Assets (ROA)	Net Income divided by average total assets.

Return on Equity (ROE)	Net Income divided by average stockholders’ equity.

Performance Measure	General Definition
Return on Gross Investment	Sum of Net Income plus depreciation divided by sum of average invested capital plus accumulated depreciation.

Return on Invested Capital	Net Income or AATP divided by average invested capital.

Return on Net Assets (RONA)	Net Income, APTP, or income before taxes, divided by average net assets.

Return on Tangible Assets	EBIT divided by total assets less intangible assets.

Sales	Net sales of products and service revenues.

Sales Growth	Percentage change in Sales from year to year.

Total Return to Stockholders	Percentage change in stockholder value (stock price plus reinvested dividends).

Working Capital	Current assets minus current liabilities.

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Internet and telephone voting are available through 11:59 p.m., Eastern Time, on Thursday, January 3, 2013.

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To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

33644	Fulfillment 33647

‚  FOLD AND DETACH HERE  ‚

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL” FOR ITEM 1, “FOR” ITEM 2, ITEM 3, ITEM 4, AND ITEM 5.	Please mark your votes as indicated in this example
☒

	FOR ALL	WITHHOLD ALL	FOR WITH EXCEPTION(S)*			FOR	AGAINST	ABSTAIN

1. Election of Directors	☐	☐	☐	2.	Ratification of the appointment of Ernst & Young LLP as the independent registered public accounting firm	☐	☐	☐
Nominees:
01 — Dominic J. Pileggi (Term expiring at 2013 annual meeting) 02 — George C. Guynn (Term expiring at 2015 annual meeting) 03 — Vernon J. Nagel (Term expiring at 2015 annual meeting)				3.	Advisory vote on named executive officer compensation	☐	☐	☐
04 — Julia B. North (Term expiring at 2015 annual meeting) (INSTRUCTIONS: To withhold authority to vote for any individual nominees(s), mark the “For With Exception(s)” box and write the number of the excepted nominee(s) in the space provided below.)				4.	Approval of 2012 Omnibus Stock Incentive Compensation Plan	☐	☐	☐

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ANNUAL MEETING DIRECTIONS AND PARKING INFORMATION

BALLROOM AT THE FOUR SEASONS HOTEL

75 Fourteenth Street NE, Atlanta, Georgia

11:00 a.m., Eastern Time, January 4, 2013

Parking for stockholders attending the Annual Meeting will be available at the hotel.

DIRECTIONS TO THE FOUR SEASONS HOTEL

From the Atlanta Airport (I-85/75 North): Take I-85/75 North to the 10th Street/14th Street exit (#250) and continue straight through the first traffic light. At the second traffic light, turn right onto 14th Street. Travel through 2 traffic lights. The hotel is on the right (between West Peachtree and Peachtree Streets).

From Northeast of Atlanta (I-85 South): Take I-85 South to the 17th Street/14th Street/10th Street exit (#250) and continue towards 14th Street. At the first traffic light, turn left onto 14th Street. Travel through three traffic lights. The hotel is on the right (between West Peachtree and Peachtree Streets).

From Northwest of Atlanta (I-75 South): Take I-75 South to the 17th Street/14th Street/10th Street exit (#250) and continue towards 14th Street. At the first traffic light, turn left onto 14th Street. Travel through three traffic lights. The hotel is on the right (between West Peachtree and Peachtree Streets).

From North of Atlanta (400 South): Take GA-400 South to the 17th Street/14th Street/10th Street exit (#250) and continue towards 14th Street. At the first traffic light, turn left onto 14th Street. Travel through three traffic lights. The hotel is on the right (between West Peachtree and Peachtree Streets).

From South of Atlanta (I-85/75 North): Take I-85/75 North to the 10th Street/14th Street exit (#250) and continue straight through the first traffic light. At the second traffic light, turn right onto 14th Street. Travel through 2 traffic lights. The hotel is on the right (between West Peachtree and Peachtree Streets).

From East or West of Atlanta (I-20): Take I-20 to I-85/75 North to the 10th Street/14th Street exit (#250) and continue straight through the first traffic light. At the second traffic light, turn right onto 14th Street. Travel through 2 traffic lights. The hotel is on the right (between West Peachtree and Peachtree Streets).

Via Arts Center MARTA transit station: When you exit the MARTA station at the Arts Center (N5), follow the signs to the West Peachtree Street exit. Turn left onto West Peachtree Street and walk against the traffic for one block to 14th Street. Turn left onto 14th Street. The hotel is on the right in the middle of the block.

Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to The Investor ServiceDirect™ Website at http://www.cpushareownerservices.com where step-by-step instructions will prompt you through enrollment.

Important notice regarding the availability of proxy materials for the Annual Meeting of Stockholders.

The Proxy Statement and the Annual Report are available at: http://www.proxyvoting.com/ayi

‚  FOLD AND DETACH HERE  ‚

PROXY

ACUITY BRANDS, INC.

ANNUAL MEETING OF STOCKHOLDERS, JANUARY 4, 2013

PROXY SOLICITED BY THE BOARD OF DIRECTORS

The undersigned does hereby appoint VERNON J. NAGEL and RICHARD K. REECE, and each of them, proxies of the undersigned with full power of substitution in each of them to vote at the Annual Meeting of Stockholders of the Company to be held on January 4, 2013 at 11:00 a.m., and at any and all adjournments and postponements thereof, with respect to all shares which the undersigned would be entitled to vote, and with all powers which the undersigned would possess if personally present, as follows on the reverse, and in their discretion upon all other matters brought before the meeting. If you sign and return this proxy but no direction is made, this proxy will be voted FOR the election of all nominees in Item 1, “FOR” Item 2, Item 3, Item 4, and Item 5.

Address Change/Comments (Mark the corresponding box on the reverse side)

SHAREOWNER SERVICES
P.O. BOX 3550
SOUTH HACKENSACK, NJ 07606-9250

(Continued and to be marked, dated and signed, on the other side)	33644	Fulfillment 33647